Exhibit 10.11

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT A

CONFORMED COPY REFLECTING AMENDMENTS MADE PURSUANT
TO SECOND MODIFICATION AGREEMENT DATED AS OF MAY 28, 2019

SENIOR SECURED CREDIT AGREEMENT

(REVOLVING/BORROWING BASE)

DATED AS OF FEBRUARY 1, 2018

BY AND AMONG

LANDSEA HOMES- WAB LLC,

A DELAWARE LIMITED LIABILITY COMPANY

AS BORROWER,

AND

WESTERN ALLIANCE BANK,

AN ARIZONA CORPORATION

AS ADMINISTRATIVE AGENT

AND THE LENDERS

[Note: Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.]

SENIOR SECURED CREDIT AGREEMENT

(Revolving/Borrowing Base)

This SENIOR SECURED CREDIT AGREEMENT (Revolving/Borrowing Base) dated as of February 1, 2018, is made and entered into by and between LANDSEA HOMES- WAB LLC, a Delaware limited liability company (“Borrower”), and WESTERN ALLIANCE BANK, an Arizona corporation (“Administrative Agent”) and the lenders from time to time party hereto.

RECITALS

A.           Borrower is engaged in the business of developing residential subdivisions and constructing and selling residential units in such subdivisions.

B.           Borrower has requested that Lenders provide a borrowing base revolving line of credit for Borrower, pursuant to which Borrower may finance the construction of residential housing units.

C.           Lenders are willing to provide such a borrowing base revolving line of credit upon the terms and conditions hereinafter set forth.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Administrative Agent and Lenders agree that:

ARTICLE 1

DEFINITIONS

1.1           Definitions. In this Agreement, the following capitalized terms have the following meanings:

“A&D Lot” means an individual Lot in an Approved Subdivision within the Premises as designated on a subdivision plat or map (whether preliminary or final) for the Approved Subdivision which is acquired in an unfinished or substantially unfinished condition and is included or to be included in the Eligible Collateral for development of the Lot Improvements in an Approved Subdivision. Unless the context otherwise requires, the term “A&D Lot” refers to the Lot in an Approved Subdivision prior to a transfer of the Lot for Unit construction and inclusion of the Lot in Eligible Collateral as a Unit.

“A&D Lot Collateral Value” means a valuation of each A&D Lot based upon the A&D Lot Development Completion Percentage. The A&D Lot Collateral Value for a particular A&D Lot equals the sum of (a) the Lot Allocation for the A&D Lot and (b) the result obtained by subtracting the Lot Allocation for the A&D Lot from the Maximum Allowed Advance for the A&D Lot and then multiplying the difference by the A&D Lot Development Completion Percentage.

“A&D Lot Development Budget” means the budget for the acquisition of the applicable Approved Subdivision and the construction of Lot Improvements in such

Approved Subdivision as approved by Administrative Agent in its reasonable discretion, and amended and modified from time to time with Administrative Agent’s approval (not to be unreasonably withheld, conditioned or delayed) pursuant to this Agreement or otherwise permitted under this Agreement.

“A&D Lot Development Completion Percentage” means the current percentage of completion of Lot Improvements as determined by Administrative Agent in its reasonable discretion based on its review of the current Collateral Certificate and inspections of the Collateral made pursuant to this Agreement. Administrative Agent shall determine such percentage of completion based on Administrative Agent’s determination of actual construction completed (whether or not based on actual inspections) and not, for example, based on a percentage of the A&D Lot Development Budget or Unit Budget, as applicable, expended.

“A&D Lot Development Plans and Specifications” means the plans and specifications for the development of Lot Improvements in an Approved Subdivision that have been prepared by an engineer, together with any amendments or modifications to those plans and specifications.

“A&D Lot Improvement Construction Costs” means with respect to each Approved Subdivision the aggregate “hard” and “soft” costs to plan, design, and construct the Lot Improvements as set forth in the applicable A&D Lot Development Budget (including, without limitation, fees payable to Governmental Authorities); provided, however, that the A&D Lot Improvement Construction Costs shall not exceed the amount of such costs actually incurred by Borrower to plan, design, and construct such Lot Improvements.

“Acquisition Cost” means the actual net purchase price paid by Borrower to acquire the applicable Subdivision or Lots therein, as determined by Administrative Agent in its reasonable discretion.

“Actual Absorption” means, with respect to Units in each Approved Subdivision the number of Units sold and released pursuant to Section 2.17 during the designated period, as determined by Administrative Agent.

“Administrative Agent” means Western Alliance Bank, an Arizona corporation, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate ” of any Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with, such Person.

“Agent Parties” has the meaning specified in Section 10.1(f)(ii).

“Agreement ” means this Senior Secured Credit Agreement (Revolving/Borrowing Base), as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Appraisal” means, with respect to each Approved Subdivision an appraisal of the Approved Subdivision, Lots in that Approved Subdivision and/or Units in that Approved Subdivision, which meets the following requirements: (a) such appraisal has been independently and impartially prepared by a qualified appraiser directly engaged by the Administrative Agent or its agent; (b) such appraisal satisfies all of the requirements set forth in Section 3.9; (c) such appraisal complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property; (d) such appraisal has been reviewed as to form and content and approved by Administrative Agent; and (e) such appraisal is otherwise in form and content satisfactory to Administrative Agent.

“Appraised Absorption” means, with respect to each Approved Subdivision, the number of Units in that Approved Subdivision estimated to be sold and released pursuant to Section 2.17 during the designated period, as determined by Administrative Agent on the basis of the applicable Appraisal.

“Appraised Value” means the value of the Approved Subdivision, Lot or Unit as determined by Administrative Agent pursuant to this Agreement.

“Approvals and Permits” means, with respect to each Approved Subdivision, each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, entitlements and other actions and rights granted by or filings with any Person necessary or appropriate for acquisition and development of the Approved Subdivision, for construction of Units, for the sale of Units, for occupancy, ownership, and use by Borrower and other Persons of the Lots and Units, or otherwise for the conduct of, or in connection with, the business and operations of the applicable Project Owner.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lines of Business” means (a) acquiring property intended for residential development projects that are included or intended to be included as Approved Subdivisions; (b) zoning, entitling, subdividing or causing to be subdivided such projects into residential lots and related amenities; (c) installing, or causing to be installed, onsite and/or offsite improvements as needed to create finished residential lots and related amenities for such projects; and (d) constructing and selling Units in such projects to members of the home buying public.

“Approved MSA” means the following MSAs:

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

(e)	[***]

(f)	[***]

(g)	[***]

(h)	[***]

(i)	[***]

(j)	[***]

(k)	[***]

(l)	[***]

(m)	[***]

(n)	[***]

(o)	[***]

(p)	[***]

(q)	[***]

(r)	[***]

(s)	[***]

(t)	[***]

and such other MSAs in Approved States as Administrative Agent and Required Lenders may approve in their sole and absolute discretion.

“Approved State” means [***]

“Approved Subdivision” means each Subdivision with respect to which Borrower has satisfied the conditions precedent in Section 4.2 and Administrative Agent has issued a Subdivision Approval Letter that has been countersigned by Borrower and the other Loan

Parties. As of the Effective Date (and subject to the satisfaction of the conditions precedent in Section 4.2), the Approved Subdivisions consist of the Vale Subdivisions.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Loan Commitment” means at any time, the lesser of:

(a)	The Commitment Amount; or

(b)       The Collateral Value of the Borrowing Base, as reflected in the most recent Borrowing Base Report,

less in either case any remargining payment required pursuant to Section 2.18 but not yet paid.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bank Product Liability” means any and all obligations of Borrower and the other Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions, and modifications thereof and substitutions therefor) in connection with Bank Products.

“Bank Products” means each and any of the following bank products and services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“BMR Unit” means Units in the Vale Subdivisions that are treated as “BMR Units” pursuant to that certain Below Market Rate Housing Developer Agreement and Declaration of Restricted Covenants dated October 13, 2016 between the City of Sunnyvale and LS-Sunnyvale LLC, a California limited liability company.

“Borrower” shall have the meaning set forth in the Preamble to this Agreement.

“Borrower Reorganization” means the corporate reorganization with respect to Parent, Borrower and certain Project Owners and Intermediate Entities to occur on or before the Effective Date pursuant to which the Project Owners and Intermediate Entities with respect to all Approved Subdivisions become direct or indirect Wholly-Owned Subsidiaries of Borrower in a manner consistent with the organization chart set forth on Exhibit B.

“Borrowing Base” consists of the Eligible Collateral as reflected in the most current Borrowing Base Report.

“Borrowing Base Report” means a report prepared by Borrower and approved by Administrative Agent as provided in this Agreement which sets forth the Eligible Collateral then constituting the Borrowing Base, the Collateral Value of the Borrowing Base, and certain other information, in the format prescribed by Administrative Agent from time to time.

“Budgets” means, collectively, each A&D Lot Development Budget and each Unit Budget.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Phoenix, Arizona, are authorized or required by law to remain closed.

“Calendar Month” means the twelve (12) calendar months of the year. With respect to any payment or obligation that is due or required to be performed within a specified number of Calendar Months, then such payment or obligation shall become due on the day in the last of such specified number of Calendar Months that corresponds numerically to the date on which such payment or obligation was incurred or commenced; provided, however, that with respect to any obligation that was incurred or commenced on the 29th, 30th or 31st day of any Calendar Month and if the Calendar Month in which such payment or obligation would otherwise become due does not have a numerically corresponding date, such obligation shall become due on the last day of such Calendar Month.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capitalized lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree, each in its sole and absolute discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof; (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or

Moody’s; (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by Western Alliance Bank or other commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by S&P or Moody’s; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank; (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each either having membership in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; (e) demand deposit accounts maintained in the ordinary course of business with an FDIC insured financial institution; and (f) investment funds at least ninety-five percent (95%) of the assets of which constitute cash or Cash Equivalent Investments of the kinds described in clauses (a) through (e) of this definition.

“CC&Rs” means and includes restrictive covenants, conditions, restrictions, easements, and other rights that exist or are contemplated with respect to the Approved Subdivision.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)       Borrower shall cease to be Wholly-Owned and Controlled by Parent, free and clear of all Liens and Encumbrances;

(b)       Borrower shall cease to directly or indirectly wholly own (exclusive of the Permitted JV Interest as in effect on the Effective Date) and Control each Project Owner and each Intermediate Entity, free and clear of all Liens and Encumbrances; and

(c)       an event or series of events by which: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the

Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (ii) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“ Collateral” means the property, interests in property, and rights to property securing any or all Obligations from time to time.

“Collateral Certificate” means the certificate of Borrower, in form and substance satisfactory to Administrative Agent, that contains such certifications as Administrative Agent may require.

“Collateral Value” means, at each time of determination, the aggregate total of:

(a)       The aggregate of the A&D Lot Collateral Values for all A&D Lots included as Eligible Collateral in the Borrowing Base;

(b)       The aggregate of the Finished Lot Collateral Values for all Finished Lots included as Eligible Collateral in the Borrowing Base; and

(c)       The aggregate of the Unit Collateral Values for all Units included as Eligible Collateral in the Borrowing Base.

“Commitment” means with respect to each Lender, the commitment of such Lender pursuant to this Agreement to (a) make Revolving Loans and (b) purchase a participation in L/C Obligations, in either case expressed as an amount representing the maximum principal and/or face amount of such Revolving Loan and/or Letter of Credit, as such commitment may be reduced or increased from time to time pursuant to Section 10.5. The amount of the Commitment of each Lender as of the Second Amendment Effective Date is set forth on Exhibit N and from and after the Second Amendment Effective Date will be as set forth in amendments entered into pursuant to Section 2.13 and/or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Amount” means $100,000,000, as increased or reduced from time to time pursuant to the terms hereof, including increases up to a maximum Commitment Amount of $150,000,000 in accordance with Section 2.13.

“Compliance Certificate” means a Certificate in the form of Exhibit C or as otherwise required by Administrative Agent from time to time.

“Condominium Documents” means, with respect to any Approved Subdivisions in which the Units are in a condominium (or similar property regime), (a) the condominium declaration or other applicable documents and instruments establishing and governing the condominium (or similar property regime), (b) all of the other plats, maps, and other documents required by applicable Law in the Approved State in which the Approved Subdivision is located or otherwise relating to the submission of the Approved Subdivision and improvements therein to the provisions of such applicable Law or to the regulation, operation, administration or sale thereof as a condominium (or similar property regime) including bylaws, management agreements, and documents pertaining to the voting rights of owners or declarants, all of which must be acceptable to Administrative Agent in form and substance.

“Consolidated Debt” means, at any date of determination, the aggregate principal amount of all Indebtedness of Parent and its Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to Parent, on a consolidated basis for the applicable period, the sum of the following amounts for such period of (a) Consolidated Net Income, (b) Consolidated Net Interest Expense, (c) the aggregate amount of federal and state taxes, if any, based on income for that period, (d) total depreciation expense, (e) total amortization expense, (f) amortization of capitalized interest to costs of sales, and (g) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined in accordance with GAAP.

“Consolidated Interest Expense” means for any period, without duplication, the aggregate amount of interest incurred (whether paid, accrued, or capitalized, but not including interest and other charges amortized to cost of sales) of Parent, which, in conformity with GAAP, would be set opposite the caption “Interest Expense” or any like caption on a consolidated income statement for Parent for such period, including, without limitation, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other non-cash interest expense, other than interest and other charges amortized to cost of sales.

“Consolidated Net Income” means, with respect to Parent, for any fiscal year or other fiscal period, the net income of Parent for such fiscal year or other fiscal period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Interest Expense” means, with respect to Parent, for any period, Consolidated Interest Expense less interest capitalized during the current period.

“Control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, partnership interests, membership interests, by contract or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Credit Bid” means to submit a bid at a public or private sale in connection with the purchase of all or any portion of the applicable Collateral, in which any of the Obligations owing to the Lenders under this Agreement are used and applied as a credit on account of the purchase price.

“Credit Extension” means (a) a Revolving Loan or (b) an L/C Credit Extension.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions in effect from time to time.

“Deed of Trust” and “Deeds of Trust” means, with respect to each Approved Subdivision, each and all deeds of trust, mortgages, assignments of leases and rents, fixture filings, and security agreements, securing the Obligations (or guarantees of the Obligations), granted from time to time by a Project Owner, as mortgagor, trustor, or assignor, to Administrative Agent for the benefit of Lenders, as mortgagee, beneficiary, or assignee, each being in form and substance satisfactory to Administrative Agent, as the same may be amended, modified, supplemented, extended, restated, or renewed from time to time. Each Deed of Trust will conform to the laws and practices, as determined by Administrative Agent in its reasonable discretion, of the Approved State in which the Approved Subdivision is located.

“Default” means an event which, with notice or lapse of time or both, would become an Event of Default.

“Default Rate” means 5% per annum plus the Interest Rate.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due (including in respect of any participation in Letters of Credit), (b) has notified Borrower, the Administrative Agent, or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Draw Request” means a completed request, in form and substance satisfactory to Administrative Agent, from Borrower to Administrative Agent requesting a Revolving Loan, together with such other documents and information as Administrative Agent may require from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date set forth on the first page of this Agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.5(b)(iii)).

“Eligible Collateral” means the A&D Lots, Finished Lots and Units that meet the requirements of this Agreement for inclusion as Eligible Collateral in the Borrowing Base and that are included in the current Borrowing Base Report.

“Entitled Land” means real property with respect to which all of the following are true: (a) the property has a zoning classification approved by Administrative Agent and appropriate for the intended development of such property; (b) no discretionary approvals from any Governmental Authority remain with respect to such zoning classification; and (c) Borrower or the applicable Project Owner has prepared at least a tentative map/preliminary subdivision plat (as applicable) which has been approved by Administrative Agent and applicable Governmental Authorities.

“Environmental Agreement” means (a) that certain Environmental Indemnity Agreement of even date herewith executed by Borrower, each Project Owner, each Intermediate Entity, and Parent for the benefit of Administrative Agent and Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time and (b) each other Environmental Indemnity Agreement or joinder in an existing Environmental Indemnity Agreement executed in connection with other Approved Subdivisions by Borrower, the applicable Project Owners and Intermediate Entities and Parent for the benefit of Administrative Agent and Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Joinder Agreement” means each Joinder Agreement in the form of Exhibit L-1 hereto pursuant to which a Project Owner and applicable Intermediate Entities join in and become indemnitors pursuant to an Environmental Indemnity, as each such Joinder Agreement may be amended, modified, restated and renewed from time to time.

“Environmental Laws” means any federal, state or local law, whether by common law, statute, ordinance, or regulation, pertaining to health, industrial hygiene, or environmental conditions, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq. (“RCRA”); the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2501, et seq. (“TSCA”); the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. Section 11001, et seq. (“SARA”); the Clean Air Act, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.; the

Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; the Solid Waste Disposal Act, 42 U.S.C. Section 3251, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; and all amendments thereto as of this date and to be added in the future; and any other federal, state, or local law, common law, statute, ordinance, administrative rule, general policy statement or guideline of any regulatory agency, or regulation now in effect or hereinafter enacted that pertains to health, industrial hygiene, or the regulation or protection of the environment.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interest in a trust or other equity ownership interest in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (j) the engagement by Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means as defined in Section 8.1.

“Evergreen Letter of Credit” has the meaning specified in Section 2.5(c).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan or Commitment or (ii) such Lender changes its Lending Installation, and (c) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 5.1(r).

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the fee letter, dated the same date as this Agreement, between Borrower and the Administrative Agent and joined in by the other Loan Parties, as amended, modified, restated and renewed from time to time.

“Finished Lot” means an individual Lot in an Approved Subdivision as designated on a subdivision plat or map (whether preliminary or final) for the Approved Subdivision, with respect to which (a) the Lot Improvements are finished or substantially finished and (b) there are no other unsatisfied Requirements in effect to obtain building permits for the construction of Units in the Approved Subdivision.

“First Payment Date” means March 5, 2018.

“Fiscal Quarter” means each quarterly period in each Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and Parent ending on each December 31.

“Floor Rate” means a rate of interest equal to 5.50% per annum.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Profit Margin” means the total consolidated revenues of Parent from the sale of homes, Lots and land in the ordinary course of business reduced by the “cost of sales” and “impairment of real estate held for sale” as reflected on a consolidated income statement of Parent as approved by Administrative Agent, expressed as a percentage of such total consolidated revenues of Parent from the sale of homes, Lots and land in the ordinary course of business.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, collectively, Parent Guarantor and each Subsidiary Guarantor.

“Guarantor Joinder Agreement” means each joinder agreement in the form of Exhibit L-2 hereto pursuant to which a Project Owner and the applicable Intermediate Entitles join in and become guarantors pursuant to a Guaranty as each such agreement may be amended, modified, restated and renewed from time to time.

“Guaranty” means collectively (a) with respect to Parent, a payment guaranty dated as of the Effective Date on Administrative Agent’s form; (b) with respect to each Person other than Parent that is a Loan Party as of the Effective Date payment and completion guaranties, dated as of the Effective Date, on Administrative Agent’s form; and (c) with respect to each Person, other than Parent, that becomes a Loan Party after the Effective Date, payment and completion guaranties on Administrative Agent’s form or, at Administrative Agent’s option, a Guarantor Joinder Agreement.

“Hazardous Substance” means all of the following:

(a)       Any substance, material, or waste that is included within the definitions of “hazardous substances”, “hazardous materials”, “hazardous waste”, “toxic substances”, “toxic materials”, “toxic waste”, or words of similar import in any Environmental Law;

(b)       Those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and

(c)       Any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Highest Lawful Rate” means the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by the Lender in connection with this Agreement and the other Loan Documents, it being the express intent of the parties hereto that such maximum non-usurious interest rate shall be determined, to the maximum extent permitted by law, by the internal laws of the State of Arizona applicable to interest rates agreed to and contracted for in writing.

“Holdover Maturity Date” has the meaning specified in Section 2.5.

“Impositions” means any and all of the following:

(a)       Real property taxes and assessments (general and special) assessed against or imposed upon or in respect of any of the Collateral or the Obligations;

(b)       Personal property taxes assessed against or imposed upon or in respect of any of the Collateral or the Obligations;

(c)       Other taxes and assessments of any kind or nature that are assessed or imposed upon or in respect of the Collateral or the Obligations or that may result in a Lien or Encumbrance upon any of the Collateral (including, without limitation, non-governmental assessments, levies, maintenance and other charges whether resulting from covenants, conditions, and restrictions or otherwise, water and sewer rents and charges, assessments on any water stock, utility charges and assessments, and owner association dues, fees, and levies);

(d)       Taxes or assessments on any of the Collateral in lieu of or in addition to any of the foregoing;

(e)       Taxes on income, revenues, rents, issues, and profits, and franchise taxes; and

(f)       Assessment, documentary, indebtedness, license, stamp, and revenue charges, fees, and taxes and any other fees or taxes imposed on Lender and measured by or based in whole or in part upon ownership of the Deed of Trust, interest in Collateral, or any promissory note, guaranty, or indebtedness secured by the Deed of Trust or upon the nature or amount of the Obligations, excluding, however, from all of the foregoing any estate, excess profits, franchise, income, inheritance, or similar tax levied on Administrative Agent or any Lender.

“Improvements” means any and all improvements now or hereafter constructed on the Approved Subdivisions, including, without limitation, Lot Improvements and Units.

“Incremental Commitment” has the meaning specified in Section 2.13(a).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.13(c).

“Incremental Lender” has the meaning specified in Section 2.13(b).

“Indebtedness” means (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes or similar instruments; (c) obligations for the deferred purchase price of property or services (excluding trade obligations in the ordinary course of business); (d) obligations under Capitalized Leases; (e) current liabilities, accounts payable, and unfunded vested benefits under plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities; (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; (i) obligations secured by any Liens and Encumbrances whether or not the obligations have been assumed; (j) net obligations of such Person under any Swap Contract, and (k) all other obligations that would be reported as a liability in accordance with GAAP. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“ Index Rate” means the rate of interest most recently publicly announced in the Western Edition of The Wall Street Journal as the “prime rate”. Any change in the “prime rate” shall become effective as of the same date of any such change.

“Intercompany Subordination Agreement” means a Subordination Agreement with respect to all Indebtedness of Parent owing to any Affiliate of Parent in form and content approved by Administrative Agent in its sole and absolute discretion.

“Interest Payment Date” means the First Payment Date and the fifth day of each Calendar Month thereafter.

“Interest Rate” means a rate of interest at all times equal to the greater of (a) 1.25% per annum above the Index Rate or (b) the Floor Rate. The Interest Rate shall change from time to time as and when the Index Rate changes.

“Intermediate Entities” means each direct or indirect Subsidiary of Borrower that directly or indirectly owns or manages a Project Owner.

“Investment ” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“Involuntary Lien” means any Lien or Encumbrance (for clarity, to include mechanic’s and materialmen’s liens) securing the payment of money or the performance of any other obligation created involuntarily under any Law and any claim of any such Lien or Encumbrance.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (ISP 98) (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means Western Alliance Bank, an Arizona corporation, in its capacity as issuer of Letters of Credit hereunder, and each other Lender (if any) appointed as the Issuing Bank pursuant to Section 2.5(k); provided that such Lender has agreed to be the Issuing Bank.

“Joinder Agreement” means a joinder or similar agreement in form satisfactory to Administrative Agent entered into by any Person (including any Lender) under Section 2.13 pursuant to which such Person shall provide an Incremental Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“Land Seller Documents” means, with respect to an Approved Subdivision, development covenants, profit or price participation agreements and other similar rights of a land seller or master developer approved in writing by Administrative Agent in connection with Administrative Agent’s approval of the applicable Approved Subdivision.

“Land Seller Subordination Agreement” means, in connection with each Approved Subdivision, an agreement in form satisfactory to Administrative Agent pursuant to which Land Seller Documents are subordinated to the applicable Deed of Trust.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, guideline, order, injunction, writ, decree, or award of any Governmental Authority with jurisdiction.

“L/C Commitment Expiration Date” means the date that is one year before the Maturity Date (as the Maturity Date may be extended from time to time).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or the extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Project Owner with or in favor of the Issuing Bank and relating to such Letter of Credit.

“L/C Fee” has the meaning specified in Section 2.14(c).

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the total amount of the Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Lenders” means the Persons listed on Exhibit N and any other Person that has become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary, or affiliate of such Lender or the Administrative Agent listed on the signature pages hereto or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.9.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Lido Subdivision” means the real property described on Exhibit Q hereto.

“Lien ”, “Lien or Encumbrance” and “Liens and Encumbrances” mean, respectively, each and all of the following:

(a)       Any lease or other right to use;

(b)       Any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created (including, without limitation, Involuntary Liens) and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and

(c)       Any option, right of first refusal, or other interest or right.

“Loan” means the Revolving Loans made by Lenders to Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, each Subdivision Approval Letter, each Note, each Deed of Trust, each Environmental Agreement, each Guaranty, the L/C Documents, any agreement creating or perfecting rights in Cash Collateral, and any other agreements, assignments, documents or instruments now or hereafter evidencing, guarantying or securing the Obligations, any and all Revolving Loans and any and all L/C Obligations, as such documents may be amended, restated, supplemented or otherwise modified from time to time, but Loan Documents shall not include any Swap Contracts or agreements governing Bank Product Liabilities.

“Loan Party” means Borrower, each Guarantor and each other Person that becomes primarily or secondarily obligated with respect to the Obligations at any time or that provides security for the payment or performance of the Obligations.

“Lot” means, with respect to each Approved Subdivision, an individual lot designated as such on a subdivision plat or map (whether preliminary or final) for the Approved Subdivision and with respect to which a Unit has been constructed or is under construction. Unless the context otherwise requires the term “Lot” refers generally to an A&D Lot or Finished Lot and to a subdivided lot after the transfer of an A&D Lot or Finished Lot for Unit construction and the inclusion of the subdivided lot in Eligible Collateral as a Unit.

“Lot Allocation” means, (a) with respect to each A&D Lot included as Eligible Collateral in the Borrowing Base, the Maximum Allowed Advance for the A&D Lot reduced by the A&D Lot Improvement Construction Costs for that A&D Lot as set forth in the A&D Lot Development Budget and (b) with respect to each Unit included as Eligible Collateral in the Borrowing Base, the Maximum Allowed Advance for the Unit reduced by the Unit Construction Cost as set forth in the Unit Budget.

“Lot Eligibility Date” means, with respect to each A&D Lot or Finished Lot, as applicable, the date such Lot is first included as Eligible Collateral as an A&D Lot or Finished Lot.

“Lot Improvements” means, with respect to each Approved Subdivision, the improvements which may exist or which are to be constructed (including, without limitation, curbs, grading, landscaping, sprinklers, storm and sanitary sewers, paving, sidewalks, and utilities) necessary to make the Approved Subdivision suitable for the construction of single family homes, and any common area improvements for the Approved Subdivision which may exist or which are to be constructed, together with the associated fixtures and other tangible personal property located or used in or on land on which such improvements are constructed. For clarity, Lot Improvements do not include the Units constructed or to be constructed on Lots.

“Lot Limit” is defined in Section 3.5(b).

“Lot Limit Reduction Date” means, with respect to each Approved Subdivision, each date on which the applicable Lot Limit for such Approved Subdivision is reduced as provided in Section 3.5(b), which commences after the end of the ninth calendar month following the first applicable Lot Eligibility Date for such Approved Subdivision.

“Material Adverse Change” means any change in the assets, liabilities, financial condition, or results of operations of Borrower, any other Loan Party or the owners of the Equity Interests in Borrower or any other Loan Party, any other event or condition with respect to Borrower, any other Loan Party, such owners of Equity Interests, or any change in sales of Units, development of Lots and Units, costs and expenses with respect to such development of Lots and Units with respect to any Approved Subdivision that Administrative Agent, in its reasonable discretion, determines would materially and adversely affect any of the following: (a) the likelihood of performance by Borrower or any other Loan Party of any of the Obligations or the ability of Borrower or any other Loan Party to perform such Obligations, (b) the likelihood of performance by any such owners of Equity Interests of any of their material obligations to Borrower or any other Loan Party (including, without limitation, the obligation to make capital contributions to Borrower or any other Loan Party), (c) the likelihood that sales of Units in any Approved Subdivision will meet the requirements of this Agreement or that the costs and expenses of developing such Units will be within the budgets approved by Administrative Agent, (d) the legality, validity or binding nature of any of the Obligations of Borrower or any other Loan Party, (e) any Lien or Encumbrance securing any of such Obligations, or (f) the priority of any Lien or Encumbrance securing any of such Obligations.

“Maturity Date” means February 1, 2022, as such date may be extended pursuant to Section 2.7(a).

“Maximum Allowed Advance” means the following:

(a)	With respect to A&D Lots and Finished Lots that are not located in the Lido Subdivision:

(i)       With respect to each A&D Lot, the lesser of (A) 50% of the Appraised Value of the applicable Approved Subdivision (on a bulk wholesale basis), divided by the total number of Lots in the Approved Subdivision (regardless of whether such Lots are Eligible Collateral), and (B) 50% of the Total Lot Cost for the Approved Subdivision, divided by the total number of Lots in the Approved Subdivision (regardless of whether such Lots are Eligible Collateral). For purposes of the foregoing, the number of Lots in the applicable Approved Subdivision will be determined by Administrative Agent based on the applicable subdivision map or plat.

(ii)       With respect to each Finished Lot, the lesser of (A) 55% of the Appraised Value of the applicable Approved Subdivision (on a bulk wholesale basis for Finished Lots) divided by the total number of Lots in such Approved Subdivision (regardless of whether such Lots are Eligible Collateral) and (B) 55% of the Total Lot Cost for such Approved Subdivision divided by the total number of Lots in such Approved Subdivision (regardless of whether such Lots are Eligible Collateral). For purposes of the foregoing, the number of Lots in an Approved Subdivision will be determined by Administrative Agent based on the applicable subdivision map or plat.

(b)	With respect to A&D Lots and Finished Lots that are located in the Lido Subdivision:

(i)       With respect to each A&D Lot, the lesser of (A) 57% of the Appraised Value of the applicable Approved Subdivision (on a bulk wholesale basis), divided by the total number of Lots in the Approved Subdivision (regardless of whether such Lots are Eligible Collateral), and (B) 57% of the Total Lot Cost for the Approved Subdivision, divided by the total number of Lots in the Approved Subdivision (regardless of whether such Lots are Eligible Collateral). For purposes of the foregoing, the number of Lots in the applicable Approved Subdivision will be determined by Administrative Agent based on the applicable subdivision map or plat.

(ii)       With respect to each Finished Lot, the lesser of (A) 63% of the Appraised Value of the applicable Approved Subdivision (on a bulk wholesale basis for Finished Lots) divided by the total number of Lots in such Approved Subdivision (regardless of whether such Lots are Eligible Collateral) and (B) 63% of the Total Lot Cost for such Approved Subdivision divided by the total number of Lots in such Approved Subdivision (regardless of whether such Lots are Eligible Collateral). For purposes of the foregoing, the number of Lots in an Approved Subdivision will be determined by Administrative Agent based on the applicable subdivision map or plat.

(c)	With respect to Units:

(i)       For Presold Units (other than BMR Units), the lowest of (A) 70% of the Appraised Value of the Presold Unit in question, (B) 70% of the price at which such Presold Unit is to be sold to a purchaser under the Purchase Contract for such Unit, or (C) 70% of the Unit Cost for such Presold Unit.

(ii)       For Spec Units (other than BMR Units), the lesser of (A) 65% of the Appraised Value of the Spec Unit in question and (B) 65% of the Unit Cost for such Spec Unit; provided that if the Unit Term is extended from fifteen (15) to eighteen (18) months pursuant to Section 3.4(b), the Maximum Allowed Advance of each such Unit shall be (1) 55% of the Appraised Value of the Spec Unit in question and (2) 55% of the Unit Cost for such Spec Unit.

(iii)       For Model Units, the lesser of (A) 65% of the Appraised Value of the Model Unit in question and (B) 65% of the Unit Cost for such Model Unit (including upgrades associated with the use of the Unit as a model).

(iv)       For Presold Units that are BMR Units, the lowest of (A) 100% of the Appraised Value of the Presold Unit in question, (B) 100% of the price at which such Presold Unit is to be sold to a purchaser under the Purchase Contract for such Unit, or (C) 70% of the Unit Cost for such Presold Unit.

(v)       For Spec Units that are BMR Units, the lesser of (A) 100% of the Appraised Value of the Spec Unit in question and (B) 65% of the Unit Cost for such Spec Unit; provided that if the Unit Term is extended from fifteen (15) to eighteen (18) months pursuant to Section 3.4(b), the Maximum Allowed Advance of each such Unit shall be (1) 90% of the Appraised Value of the Spec Unit in question and (2) 55% of the Unit Cost for such Spec Unit.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by Administrative Agent and the Issuing Bank in their sole discretion.

“Model Unit” means a residential dwelling located in an Approved Subdivision which is open to the general public for viewing purposes and which is not typically available for sale until substantially all units in such Approved Subdivision are sold.

“Moody’s” means Moody’s Investors Service, Inc.

“MSA” means a primary metropolitan statistical area (or metropolitan statistical area) as defined by the United States Census Bureau.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Profit Margin” means total consolidated revenues of Parent from the sale of homes, Lots and land in the ordinary course of business reduced by (a) the “cost of sales” and “impairment of real estate held for sale”, (b) selling expense, (c) general and administrative expense, (d) incentive compensation, and (e) management fee revenue and as further reduced or increased (as applicable) by gain or loss on foreign currency exchange, expressed as a percentage of total consolidated revenues of Parent from the sale of homes, Lots and land in the ordinary course of business.

“Net Sales Proceeds” means in the case of a Unit, the gross sales price of the Unit (including, without limitation, all options and upgrades) set forth in the Purchase Contract for such Unit, less (a) customary tax and assessment prorations, (b) sales concessions and price reductions granted by Borrower or the applicable Project Owner to the purchaser of the Unit in the ordinary course of business, (c) reasonable and customary real estate brokerage commissions paid to third party brokers unaffiliated with Borrower, and (d) reasonable and customary closing costs, including title insurance premiums and reasonable attorneys’ fees paid by Borrower or the applicable Project Owner.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means each promissory note issued by Borrower pursuant to this Agreement to evidence the Revolving Loans.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under this Agreement, any other Loan Document, or otherwise with respect to any Revolving Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document; (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of Borrower; and (c) all L/C Obligations of Borrower and all reimbursement and other obligations of Borrower and each other Loan Party in respect of Letters of Credit at any time arising. In addition, “Obligations” includes all Bank Product Liabilities.

“Option Agreement” means a fully executed option or purchase agreement between Borrower (or the applicable Project Owner) and the seller of any Lots providing for periodic purchases of Lots.

“Option Subdivision” means an Approved Subdivision in which Borrower (or the applicable Project Owner) is entitled from time to time to purchase Lots pursuant to an Option Agreement.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Credit Exposure” means at any time the aggregate outstanding principal amount of Revolving Loans and L/C Obligations outstanding at such time.

“Parent” means Landsea Holdings Corporation, a Delaware corporation.

“Parent Guarantor” means Parent.

“Participant” has the meaning specified in Section 10.5(d).

“Participant Register” has the meaning specified in Section 10.5(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Exceptions” means:

(a)       Involuntary Liens for Impositions that are not delinquent;

(b)       Involuntary Liens (other than for Impositions) with respect to which Borrower satisfies each of the following requirements: (i) Borrower contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings and in accordance with Section 1.17 of the Deed of Trust, (ii) Borrower gives written notice to Lender of Borrower’s intent to contest or object to the same, (iii) Borrower demonstrates to Administrative Agent’s satisfaction that the procedures will conclusively operate to prevent the sale of any part of the Collateral in order to satisfy the Involuntary Lien prior to the final determination of such proceedings, (iv) the aggregate amount of such Involuntary Liens with respect to Borrower does not exceed $50,000.00 (unless otherwise approved by Administrative Agent), and (v) Borrower takes any and all other actions (including, without limitation, obtaining bonds, title insurance endorsements, or other security) as Administrative Agent may deem necessary or appropriate in order to prevent the sale of any Collateral to satisfy the Involuntary Lien and prevent any impairment of any such Collateral or, if such Collateral is Eligible Collateral, Borrower removes the affected Collateral from the Eligible Collateral;

(c)       Utility easements, rights of way, zoning restrictions, covenants, conditions, restrictions, reservations, condominium declarations, plat maps and replats (provided that such plats and replats are consistent with the overall development plans for the applicable Approved Subdivision) and such other burdens, encumbrances or charges, or other minor irregularities of title, as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use thereof or the sale thereof in the ordinary course of business of Borrower or the applicable Project Owner or materially detract from the value of the applicable Collateral;

(d)       Rights of lessors under Sale Leaseback Transactions that have been released from the applicable Deed of Trust pursuant to Section 2.17(d);

(e)       Land Seller Documents; and

(f)       All items, except Impositions, in Schedule B to a Title Policy that have been approved by Administrative Agent.

“Permitted Investments” means (a) Cash Equivalent Investments; (b) Investment in Approved Subdivisions and the construction of Units; (c) Investment by Borrower in Project Owners and Intermediate Entities to fund Approved Lines of Business, and (d) other permitted investments pursuant to an investment policy of Borrower approved by Administrative Agent.

“Permitted JV Interest” means the interest of Wai Kee Holdings Limited, a Bermuda corporation, with limited liability, in SF Vale, LLC, which owns a 30.24% of the legal and beneficial interest in LS -Sunnyvale LLC pursuant to that certain Limited Liability Company Agreement dated as of April 13, 2016.

“Permitted Subordinated Debt” means the Indebtedness subject to subordination in the Intercompany Subordination Agreement.

“Person” means a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or any such plan to which Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which Borrower has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Presold Unit” means a Unit that is subject to a Purchase Contract.

“Product Line” means a group of Units which, in the ordinary course of Borrower’s or the applicable Project Owner’s business are marketed together under a common plan or plans based upon the type of Unit constructed and the price of such Units.

“Project Owner” means each directly or indirectly Wholly-Owned Subsidiary of Borrower that is the owner of an Approved Subdivision; provided, the Persons listed as “Project Owners” on Exhibit P shall be Project Owners so long as they own an Approved Subdivision and are Wholly-Owned Subsidiaries of Borrower except with respect to the Permitted JV Interest.

“Protective Advance” means amounts advanced by Lender to pay the following amounts:

(a)       All amounts that are necessary to protect the validity, priority and enforceability of the Liens and Encumbrances in favor of Administrative Agent for the benefit of Lenders arising pursuant to the Loan Documents (such amounts to include, without limitation, payment of taxes, assessments and other Liens and Encumbrances that may have a priority superior to the priority of the Liens and Encumbrances of Administrative Agent for the benefit of Lenders on the Collateral); and

(b)       All insurance premiums that are necessary to insure the Collateral against loss, damage or destruction pursuant to the requirements of the Loan Documents.

“Purchase Contract” means a bona fide written agreement between Borrower or the applicable Project Owner and a purchaser who is not an Affiliate of Borrower or the applicable Project Owner entered into in the ordinary course of Borrower’s or the applicable Project Owner’s business and pursuant to which such purchaser has agreed to purchase a Unit, which agreement (a) shall be accompanied by a cash earnest money deposit or down payment of at least $10,000, (b) shall be with a purchaser who is using cash to purchase the Unit or has been prequalified for a purchase money loan by Borrower or a mortgage broker, mortgage banker or other residential lending institution, and (c) shall not be subject to contingencies (other than customary contingencies applicable to a closing such as delivery of transfer documents).

“Recipient” means (a) the Administrative Agent, (b) the Issuing Bank, or (c) any Lender, as applicable.

“Reclassification Adjustment” means, for any Unit reclassified as to type pursuant to any provision of this Agreement, a change in the Maximum Allowed Advance for such Unit to the Maximum Allowed Advance applicable to the type of Unit as so reclassified.

“Register” has the meaning specified in Section 10.5(c).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Party” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Remargining Payment” means as defined in Section 2.18(c).

“Removal Effective Date” has the meaning specified in Section 9.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 66 2/3% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. Notwithstanding the foregoing, at any time that there is only one Lender in addition to Western Alliance Bank, Required Lenders shall mean both of the Lenders (other than Defaulting Lenders).

“Requirements” means (a) any and all obligations, requirements, restrictions and other terms and conditions in effect now or in the future by which Borrower, any Loan Party or any or all of the Collateral are bound or which are otherwise applicable to any or all of the Collateral, construction of any Lot Improvements or Units, or occupancy, operation, ownership, or use of Lots or Units, (b) other terms and conditions, restrictions, and requirements imposed by any law, ordinance, regulation, or rule (federal, state, or local), (c) any Approvals and Permits, (d) any Permitted Exceptions, (e) any condition, covenant, restriction, easement, right-of-way, or reservation applicable to such Collateral, (f) any insurance policies, (g) any other agreement, document, or instrument to which Borrower is a party or by which Borrower, any Project Owner, any other Loan Party, or any of the Collateral or the business or operations of Borrower or any other Loan Party is bound, or (h) any judgment, order, or decree of any arbitrator, other private adjudicator, or

Governmental Authority to which Borrower or any other Loan Party is a party or by which Borrower, any other Loan Party or any of the Collateral is bound.

“Resignation Effective Date” has the meaning specified in Section 9.6(a).

“Responsible Officer” means (a) the chief executive officer, president, executive vice president, senior vice president, or chief financial officer of the applicable Loan Party, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.1, any senior vice president, vice president, secretary or assistant secretary of the applicable Loan Party and (c) solely for purposes of Draw Requests, requests for L/C Extensions, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated from time to time by one of the officers described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of the applicable Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Revolving Facility” means the Commitment and all Credit Extensions thereunder.

“Revolving Loans” means each advance of the Loan to Borrower by the Lenders under this Agreement.

“Sale Leaseback Transaction” means any sale or other transfer of Model Units by a Project Owner with the intent to lease such Model Units as lessee.

“Second Amendment” means the Second Amendment to Credit Agreement dated as of May 28, 2019, by Borrower, Administrative Agent, Guarantor, and the lenders party thereto.

“Second Amendment Effective Date” means May 28, 2019.

“S&P” means Standard & Poor’s Ratings Services, Inc.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spec Unit” means a Unit constructed for the purpose of addition to Borrower’s or a Project Owner’s inventory of Units and which is not subject to a Purchase Contract and is not a Model Unit.

“Subdivision” means a group of Lots owned by a Project Owner that are intended to be marketed and sold as a single Product Line or otherwise marketed and sold together regardless of whether Units in such group of Lots are to be constructed at the same time or in phases. If required by Administrative Agent, Subdivisions located in the same area and similar in product and market segment shall be treated as a single Subdivision.

“Subdivision Approval Letter” means each letter agreement in the form of Exhibit D pursuant to which Administrative Agent acknowledges that a particular subdivision has been approved as an Approved Subdivision and which sets forth the terms and conditions applicable to such Approved Subdivision. Each Subdivision Approval Letter will also set forth such additional terms, conditions, representation, warranties and covenants that are applicable to the Approve Subdivision, which may be in additional to the form of Exhibit D.

“Subdivision Model Limit” means with respect to Approved Subdivisions as of the Effective Date, the Model Limits set forth on Exhibit E and with respect to Subdivisions that become Approved Subdivisions after the Effective Date, the applicable Model Limit set forth in the applicable Subdivision Approval Letter.

“Subdivision Spec Limit” means, with respect to Approved Subdivisions as of the date hereof, the Spec Limits set forth on Exhibit E, and with respect to Subdivisions that become Approved Subdivisions after the Effective Date, the applicable Spec Limit set forth in the applicable Subdivision Approval Letter.

“Subordinated Debt” means Indebtedness of a Loan Party that has been subordinated to the Obligations (and any Liens and Encumbrances securing the Obligations) in a manner and pursuant to such documents as Administrative Agent may require in its sole and absolute discretion.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” means each Project Owner and each Intermediate Entity.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Company” means any of the title insurance companies listed on Exhibit F and such other title insurance companies as may be approved from time to time by Administrative Agent in its sole and absolute discretion in connection with Approved Subdivisions.

“Title Policy” means a title insurance policy in the form of an American Land Title Association Loan Policy (2006 or equivalent) extended coverage (without revision, modification or amendment) issued by the Title Company, in form and substance satisfactory to Administrative Agent and containing such endorsements as Administrative Agent may require.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Outstanding Credit Exposure of such Lender at such time.

“Total Lot Costs” means with respect to an Approved Subdivision, (a) in the case of A&D Lots, the sum of the Acquisition Cost and the A&D Lot Improvement Construction Cost and (b) in the case of Finished Lots, the Acquisition Cost.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“Undrawn Availability” means as of each date of determination, (a) the Available Loan Commitment minus (b) the Outstanding Credit Exposure at such time.

“Unit” means a residential dwelling constructed or to be constructed on a Lot, together with the underlying Lot.

“Unit Budget” means, collectively, the budgets setting forth the Unit Construction Costs with respect to each Unit. Each Unit Budget will be subject to review and approval by Administrative Agent. The initial Unit Budget in the initial Approved Subdivision for Model Units, Spec Units and Presold Units is attached hereto as Exhibit G.

“Unit Collateral Value” means, with respect to each Unit, the sum of (a) the Lot Allocation for the Unit and (b) the result obtained by subtracting the Lot Allocation for the Unit from the Maximum Allowed Advance (taking into account any applicable Reclassification Adjustment) for the Unit and then multiplying the difference by the Unit Completion Percentage.

“Unit Completion Percentage” means for any Unit, the current percentage of construction completed as reflected in the Borrowing Base Report in increments of 5% each, based upon the stages of construction set forth in Exhibit H.

“Unit Construction Cost” means, with respect to each Unit, the sum of (a) the “hard costs” associated with the construction of the Unit, (b) the “soft costs” associated with the construction of the Unit, including property taxes, appraisal costs, architects and engineers fees, entitlement costs, project supervision costs and review and inspection fees, (c) “up-front fees” with respect to such Unit, including building permit fees, tap fees and fees of Governmental Authorities which are required to be paid prior to the start of the construction of the Unit, and (d) an amount approved by Administrative Agent representing the allocated financing costs with respect to such Unit.

“Unit Construction Threshold” means, with respect to a Unit, a Unit Completion Percentage of at least 5%.

“Unit Cost” for a particular Unit means the sum of (a) the Unit Lot Cost for the Unit and (b) the Unit Construction Cost for the Unit.

“Unit Eligibility Date” means, with respect to each Unit, the date on which that Unit is first included in Eligible Collateral as a Unit pursuant to this Agreement, as reflected on the Borrowing Base Report, and regardless of whether (a) periods exist during which such Unit is not included as Eligible Collateral or (b) such Unit is subsequently reclassified pursuant to Article 3.

“Unit Lot Cost” means, with respect to each Unit included in Eligible Collateral, the Acquisition Cost and lot development cost as set forth in the applicable Unit Budget as approved by Administrative Agent in connection with approval of the applicable Subdivision.

“Unit Plans and Specifications” means plans and specifications for construction of a particular type of Unit that have been prepared by an architect, together with any amendments or modifications to those plans and specifications.

“Unit Term” means the period of time which Units may be included as Eligible Collateral in the Borrowing Base pursuant to Section 3.2.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.11(g).

“Vale Subdivisions” means the Subdivisions described on Exhibit O.

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          No Presumption Against Any Party. Neither this Agreement nor any other Loan Document nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other Loan Documents have been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted, according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

1.3          Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “through and including.” Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

1.4          Accounting Terms; Changes in GAAP.

(a)       Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to the Administrative Agent pursuant to this Agreement and the other Loan Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of financial covenants, shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value.”

(b)       Changes in GAAP. If Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.5         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws, if and to the extent the laws of any such other jurisdiction are applicable), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and shall be subject to all terms and provisions of the Loan Documents restricting, limiting or otherwise governing transfers of assets and other property and delegation of duties or other obligations.

1.6         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit that may under any circumstances be available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the available amount thereof (without in any way obligating the Issuing Bank to approve or issue any such Letter of Credit), the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE 2

COMMITMENTS AND CREDIT EXTENSIONS

2.1         Commitments.

(a)       Loans. Subject to the terms and conditions of this Agreement and from time to time prior to the Maturity Date, each Lender, severally and not jointly, agrees to make Revolving Loans.

(b)       Revolving Nature of Loan. The Commitments of Lenders to make Revolving Loans shall constitute a revolving line of credit and Revolving Loans repaid may be reborrowed on a revolving basis through the Maturity Date. Although the outstanding principal of the Obligations may be zero from time to time, the Loan Documents will remain in full force and effect until all obligations of each Lender to make Revolving Loans and all other Commitments of Lenders expire and all Obligations are paid and performed in full.

(c)       Ratable Loans. Each Revolving Loan hereunder shall consist of loans made from the several Lenders in proportion to the Commitment of each Lender.

2.2         Prepayment of Loans.

(a)       Right to Prepay. Borrower shall have the right at any time and from time to time to prepay any outstanding principal in whole or in part, subject to prior notice in accordance with Section 2.2(b).

(b)       Method of Prepayment. Prepayments (other than mandatory prepayments) shall be in a minimum aggregate amount of $100,000 or any integral multiple of $100,000 in excess thereof and Borrower shall give notice to the Administrative Agent of a prepayment not later than 11:00 a.m. (Phoenix, Arizona time) one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. Prepayments shall be accompanied by accrued interest on the amount prepaid.

2.3         Interest.

(a)       Interest Rate. Each Revolving Loan shall bear interest at the Interest Rate.

(b)       Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Revolving Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at the Default Rate. In addition, from and after an Event of Default, all Obligations not paid when due shall bear interest at the Default Rate.

(c)       Late Fee. If any payment of interest and/or principal is not received by Administrative Agent when such payment is due, then in addition to the remedies conferred upon Administrative Agents and the Lenders pursuant to this Agreement and the other Loan Documents, (i) a late charge of 5% of the amount due and unpaid or $10.00, whichever is greater (the “Late Fee”), will be added to the delinquent amount for any payment past due in excess of ten (10) days, regardless of any notice and cure periods, and (ii) the amount due and unpaid (including, without limitation, the unpaid Late Fee) shall bear interest at the Default Rate, computed from the date on which the amount was due and payable until paid. Notwithstanding the foregoing the Late Fee will not apply to a balloon payment of principal due upon the maturity of the Loan. Borrower acknowledges and agrees that (A) the Late Fee is not a penalty; (B) is intended to compensate Administrative Agent and Lenders for the internal administrative costs and expenses of monitoring, handling and processing late payments (including, for example, staff costs arising from internal and regulatory reporting of delinquencies, additional underwriting analysis, in-house legal review, and credit committee reviews) over and above the economic costs associated with the loss of use of money and out of pocket costs otherwise subject to reimbursement pursuant to this Agreement and the other Loan Documents; (C) the amount of the Late Fee is a reasonable forecast of just compensation for the harm caused by the failure to timely make the applicable payment; and (D) the actual damage is incapable or very difficult of accurate estimation.

(d)       Interest Payments. Accrued interest on the Revolving Loans shall be payable in arrears, and Borrower shall pay Administrative Agent all accrued, unpaid interest on the Loan on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.3(b) shall be payable on demand and (ii) in the event of any repayment or prepayment or other termination of the credit facility provided pursuant to this Agreement, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment, prepayment or termination.

(e)       Computation of Interest. Interest on the Obligations shall be computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Loan is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Agreement. By executing below, Borrower hereby acknowledges and agrees to the calculation of interest in accordance with a year of 360 days and acknowledges that calculation of interest in accordance with this paragraph will increase the Loan’s effective interest rate above the stated Interest Rate and Default Rate, as applicable.

(f)       Advances for Interest and Fees. Whether or not the Budgets include an “interest reserve”, Borrower and Lenders hereby authorize Administrative Agent to make Revolving Loans to pay interest accrued on the Loan, notwithstanding that Borrower may not have requested a disbursement of such amount. Administrative Agent or any Lender may make such Revolving Loans notwithstanding that Borrower may be in default under the terms of this Agreement or any other Loan Document. Nothing in this provision shall prevent Borrower from paying interest and fees from its own funds, or otherwise excuse Borrower’s obligation to pay such interest and fees. Nothing contained herein shall be deemed to obligate Administrative Agent or any Lender to make such disbursements to pay interest. The authorization hereby granted shall be irrevocable and at Administrative Agent’s discretion, and no further direction or authorization from Borrower shall be necessary for Administrative Agent to make such disbursements on behalf of the Lenders.

2.4         Revolving Loans.

(a)       Method for Revolving Loans. Subject to satisfaction of the applicable conditions precedent in this Agreement, Revolving Loans will be made by the Administrative Agent on behalf of the Lenders at the request of a Responsible Officer of Borrower, which request must be made at least five (5) Business Days before the date the requested Revolving Loan is to be made; provided, however, that Borrower shall not request more than two (2) Revolving Loans in each Calendar Month unless otherwise agreed by Administrative Agent in its sole and absolute discretion. Promptly following receipt of a Draw Request, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loans to be made as part of the requested advance. Borrower hereby authorizes the Lenders and the Administrative Agent to make Revolving Loans and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of Borrower, it being understood that the foregoing authorization is specifically intended to allow Draw Requests to be given telephonically. Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (including a written Draw Request), if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by a Responsible Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The Administrative Agent has no duty to monitor for Borrower or to report to Borrower the use of proceeds of Revolving Loans. Except as provided above, each request for a Revolving Loan submitted by Borrower to the Administrative Agent shall be accompanied by a Draw Request. Each Revolving Loan shall be in the minimum amount of $100,000 and in increments of $100,000 in excess thereof.

(b)       Use of Revolving Loans. Revolving Loans may be used only (i) to pay or reimburse Borrower for costs, expenses, and fees actually incurred by Borrower or a Project Owner in connection with the development of Approved Subdivisions (to the extent the Lots are included in the Eligible Collateral for an Approved Subdivision), and construction of Units, including, without limitation, allocated overhead and other similar costs, (ii) for other working capital purposes in connection with the Approved Lines of Business of Borrower and the Project Owners, (iii) to make Restricted Payments to Parent for reinvestment by Parent in its business and operations (i.e., not for distribution to the owners of Parent), and (iv) to finance the reimbursement of an L/C Disbursement as provided in Section 2.5(g). The provisions of this Section 2.4(b) do not require Administrative Agent or any Lender to monitor the use and application of Revolving Loans and do not restrict Administrative Agent from making Protective Advances or from making Revolving Loans as otherwise permitted by this Agreement.

(c)       Funding by Lenders. Each Lender shall make its Applicable Percentage of each Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon (Phoenix, Arizona time) on the proposed date thereof. The Administrative Agent will make all such funds so received available to Borrower in like funds, either by wire transfer of such funds in accordance with the instructions provided in the applicable Draw Request or by deposit to an account of Borrower at Administrative Agent; provided that Revolving Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.5(g) shall be remitted by the Administrative Agent to the Issuing Bank.

(d)       Borrower Equity Requirements. If the total cost to complete the Lot Improvements for all A&D Lots in an Approved Subdivision exceeds the applicable A&D Lot Development Budget or the Unit Construction Costs with respect to any Unit or Units exceed the applicable Unit Budget, Borrower shall notify Administrative Agent and submit updated budgets and cost information to Administrative Agent. Promptly upon demand by Administrative Agent, Borrower will provide such additional information regarding such changed costs as Administrative Agent may reasonably request. Based on such information provided by Borrower or if Administrative Agent otherwise determines in its reasonable discretion that the total cost to complete the Lot Improvements or applicable Units, Administrative Agent may adjust such budgets to reflect the actual cost. Administrative Agent may also require Borrower to pay increased costs from Borrower’s own funds prior to further Revolving Loans with respect to such A&D Lots or Units. In no event will Administrative Agent have any obligation to Borrower, Lenders or any other Person to monitor costs or expenses.

(e)       Payment of Release Price and Other Amounts. As and when required pursuant to Section 2.17 and in all events no later than the next Business Day following the closing of a sale of a Unit (or the closing of any other transaction in which Borrower is required to pay a release price to Administrative Agent pursuant to Section 2.17), Borrower will pay or cause to be paid to Administrative Agent the amount required pursuant to Section 2.17. If any release price or other amounts payable to Administrative Agent pursuant to Section 2.17 are held by a title company, escrow agent, or any other Person, Borrower will direct such title company, escrow agent and other Person to pay all such amounts directly to Administrative Agent, and to take all other action required by Administrative Agent to cause such amounts to be paid to Administrative Agent. If Borrower collects or receives any such amounts, Borrower will forthwith, upon receipt, transmit and deliver to Administrative Agent, in the form received, all cash, checks, drafts, chattel paper, and other instruments or writings for the payment of money (endorsed without recourse, where required, so that such items may be collected by Administrative Agent). Any such items which may be so received by Borrower will not be commingled with any other of Borrower’s funds or property, but will be held separate and apart from Borrower’s own funds or property and upon express trust for Administrative Agent and the Lenders until delivery is made to Administrative Agent.

(f)       Non-Receipt of Funds by the Administrative Agent. Unless Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Revolving Loan or (ii) in the case of Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (A) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Revolving Loan or (B) in the case of payment by Borrower, the interest rate applicable to the relevant Revolving Loan (including the Default Rate, if applicable).

2.5         Letters of Credit.

(a)       General. Subject to the terms and conditions set forth herein, in addition to the Revolving Loans, Borrower may request the Issuing Bank, in reliance on the agreements of the Lenders set forth in this Section 2.5, to issue, at any time and from time to time prior to the L/C Commitment Expiration Date, Letters of Credit denominated in Dollars for Borrower’s own account or the account of any Project Owner in such form as is acceptable to the Administrative Agent and such Issuing Bank in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitment.

(b)       Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiry date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to the Issuing Bank and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, extension, reinstatement or renewal) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.5(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application and reimbursement agreement on Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)       Evergreen Credits. If the Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment, extension, reinstatement or renewal of an outstanding Letter of Credit), the Issuing Bank may, in its sole and absolute discretion (and with no obligation to do so), agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that, if and to the extent that the Issuing Bank agrees to issue an Evergreen Letter of Credit, then in addition to all other requirements for the issuance of Letters of Credit, (i) the Borrower shall pay such additional Letter of Credit fees with respect thereto (and at such times and for such periods) as the Issuing Bank may require each in its sole and absolute discretion and (ii) in addition to other requirements of the Issuing Bank, any such Evergreen Letter of Credit shall permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon by Borrower and the Issuing Bank at the time such Letter of Credit is issued (which date will, at a minimum, allow the Issuing Bank to cause such Evergreen Letter of Credit to expire at least 30 days before the Maturity Date). Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the L/C Commitment Expiration Date; provided, that the Issuing Bank shall not (i) permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiry date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is fifteen (15) days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is fifteen (15) days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.5 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(d)       Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit shall not exceed the L/C Sublimit, (ii) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (iii) the Outstanding Credit Exposure of any Lender shall not exceed its Commitment, (iv) the Outstanding Credit Exposure shall not exceed the Available Commitment, and (v) no payment or deposit would be due pursuant to Section 2.18. In addition, the Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)       Any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that the Issuing Bank in good faith deems material to it.

(ii)       The issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(iii)       Except as otherwise agreed by the Administrative Agent and the Issuing Bank, each in its sole discretion, such Letter of Credit is in an initial amount less than $500,000.

(iv)       The Letter of Credit is not a standby letter of credit issued in connection with an Approved Project to secure obligations of Borrower or the applicable Project Owner that are directly related to the Approved Lines of Business.

(v)       Any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such

Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Default Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(e)       Expiry Date. Each Letter of Credit shall have a stated expiry date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic [as in the case of an Evergreen Letter of Credit] or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is thirty (30) days prior to the Maturity Date.

(f)       Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the Issuing Bank, such Lender’s Applicable Percentage of each L/C Disbursement made by the Issuing Bank promptly upon the request of the Issuing Bank at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Commitment Termination Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.4(c) with respect to Loans made by such Lender (and Section 2.4(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.5(g), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any L/C Disbursement shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.13, as a result of an assignment in accordance with Section 10.5 or otherwise pursuant to this Agreement.

(g)       Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall reimburse the Issuing Bank in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than noon, Phoenix, Arizona time, on the Business Day immediately following the day that the Borrower receives such notice, provided that, if Borrower has otherwise satisfied all of the conditions and requirements for a Revolving Loan and is entitled to immediate funding of the Revolving Loan as of the date such reimbursement is due, Borrower may request in accordance with this Agreement that such payment be financed with a Revolving Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

(h)       Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.5(g) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, any other Loan Document, or any Letter of Credit, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

None of the Administrative Agent, the Lenders, the Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination, and that:

(i)       the Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(ii)       the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)       the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)       this paragraph shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, the Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the Issuing Bank declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.

Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 of this Agreement with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 of this Agreement included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(i)       Disbursement Procedures. The Issuing Bank shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(j)       Interim Interest. If the Issuing Bank for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Revolving Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 2.5(g), then the Default Rate shall apply. Interest accrued pursuant to this paragraph shall be for account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.5(g) to reimburse such Issuing Bank shall be for account of such Lender to the extent of such payment.

(k)       Replacement of an Issuing Bank. The Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid L/C Fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

The Issuing Bank may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, renew or increase any existing Letter of Credit.

(l)       Cash Collateralization. If any Event of Default shall occur and be continuing or if a deposit of cash collateral is otherwise required pursuant to this Section 2.5, Section 2.18 or any other provision of the Loan Documents, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon (or in the case of cash collateral required pursuant to Section 2.18 in the amount required thereunder), provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Sections 8.1(h) and (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or Section 2.5(d), if any L/C Obligations remain outstanding after the date that is 30 days before the Maturity Date (without in any way obligating the Issuing Bank or any Lender to permit any Letter of Credit to remain outstanding after the date that is 30 days before the Maturity Date, the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder solely as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived unless such cash collateral is otherwise required pursuant to this Agreement.

(m)       Letters of Credit Issued for Account of Project Owners or Other Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Project Owner or other Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Project Owners and Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Project Owners and Subsidiaries.

2.6         Maturity of the Obligations. On the Maturity Date or, if sooner, upon acceleration of the Maturity Date after an Event of Default, all Obligations, together with all principal, interest, and other charges outstanding pursuant to the Loan Documents shall be immediately due and payable; provided, however, if immediately before the Maturity Date, there exist Spec Units or Presold Units that are included in Eligible Collateral and will not be completed or sold on the Maturity Date (the “Holdover Collateral”), then, so long as no Event of Default has occurred and is continuing, at the written request of the Borrower for continued financing of the Holdover Collateral made to Administrative Agent before the Maturity Date: (a) the Commitment Amount shall be automatically reduced to the aggregate Maximum Allowed Advance of the Holdover Collateral; (b) the Loan shall cease to be a revolving loan and shall be a line of credit with respect to which amounts paid and prepaid may not be reborrowed and all Letters of Credit shall have expired or be terminated (or shall have been Cash Collateralized); (c) the Holdover Collateral shall be the only Eligible Collateral, all other Units shall cease to be Eligible Collateral, and Borrower shall immediately make any Remargining Payment resulting from such exclusion of Units from Eligible Collateral; (d) further disbursements of the Loan shall be used solely to complete the construction of the Spec Units and Presold Units included in the Holdover Collateral pursuant to such additional inspection, review and approval procedures as Administrative Agent may reasonably request; (e) all other terms and conditions with respect to such Holdover Collateral shall continue to apply (including, without limitation, the requirements and conditions for inclusion of each such Holdover Collateral in the Eligible Collateral pursuant to Article 3); and (f) solely for the purpose of providing financing for the Holdover Collateral, the Maturity Date shall be extended to the earliest to occur of (i) the sale and release of the last Unit included in the Holdover Collateral, (ii) the date on which the last Unit included in the Holdover Collateral ceases to be Eligible Collateral pursuant to Article 3, and (iii) the date six (6) months after the original Maturity Date (such extended Maturity Date, the “Holdover Maturity Date”). In connection with and as a further condition to any extension of the Maturity Date to the Holdover Maturity Date, Borrower will execute and deliver such amendments and agreements as Administrative Agent may require, which amendments and agreements may, among other things, specify the Holdover

Collateral and the terms and conditions upon which financing of the Holdover Collateral will continue. For clarity, (i) the extension of the Maturity Date to the Holdover Maturity Date as provided in this Section 2.6 shall not extend the L/C Commitment Expiration Date; and (ii) Borrower shall not be entitled to request or have issued any Letters of Credit during the period after the L/C Commitment Expiration Date.

2.7         Extension of Maturity Date.

(a)       Request for Extension. Borrower may request extensions of the Maturity Date for one (1) year each by making such request in writing at least sixty (60) days prior to each anniversary of the date of this Agreement (e.g., a request for the extension of the Maturity Date from February 1, 2022, to February 1, 2023, must be given at least sixty (60) days prior to February 1, 2020). Any extension of the Maturity Date shall be at the sole and absolute discretion of the Administrative Agent and Lenders, and the Administrative Agent and Lenders shall have absolutely no obligation to extend the Maturity Date, nor have Administrative Agent or any Lender made any statement, representation or warranty to Borrower to the effect that such party will consider or grant such extensions. If Administrative Agent and Lenders are willing to consider an extension, Administrative Agent and Lenders may impose such conditions precedent on any such extension as such parties may determine in their sole and absolute discretion which conditions precedent will include, without limitation, the following: (i) no Default or Event of Default shall have occurred and be continuing; (ii) all representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of the date of such request and of the effectiveness of such extension (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (iii) there shall exist no Material Adverse Change; (iv) the extension of the Maturity Date shall be documented in a manner satisfactory to the Administrative Agent; (v) Administrative Agent and Lenders shall have completed to such parties’ satisfaction in their sole and absolute discretion such financial and underwriting review of Borrower and each other Loan Party as they may require (using standards consistent with the original underwriting standards employed by such parties); and (vi) Borrower shall have paid to the Administrative Agent such extension fees as may be required in the Fee Letter.

(b)       Effect of No Extension. If either (i) Borrower does not request an extension of the Maturity Date pursuant to Section 2.7(a) or (ii) Administrative Agent or Lenders elect not to extend the Maturity Date pursuant to Section 2.7(a) then the “Non-Extension Date” shall be deemed to have occurred. Twelve (12) months after the occurrence of the Non-Extension Date, Borrower will not be permitted to propose any additional Subdivisions as Approved Subdivisions. In addition, whether or not the Maturity Date is extended, new Lots or Units may not be added to the Borrowing Base as Eligible Collateral from and after the ninetieth (90th) day before the Maturity Date (as determined without giving effect to any extension of the Maturity Date to the Holdover Maturity Date).

2.8         Noteless Agreement; Evidence of Indebtedness.

(a)       Lender Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Revolving Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)       Administrative Agent Accounts. The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Revolving Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from Borrower and each Lender’s share thereof.

(c)       Evidence. The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

(d)       Promissory Notes. Any Lender may request that its Commitment be evidenced by a promissory note, substantially in the form of Exhibit I. In such event, Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Commitment evidenced by each such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 10.5) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Commitment once again be evidenced as described in paragraphs (a) and (b) above.

(e)	Maximum Interest Rate.

(i)       Highest Lawful Rate. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be obligated to pay, and the Lenders shall not be entitled to charge, collect, receive, reserve, or take, interest (it being understood that “interest” shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such maximum rate; provided that, if the interest rates decline below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Revolving Loans) until the interest that has been paid equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates specified in this Agreement.

(ii)       Application to Principal. If, for any reason, the Lenders receive anything of value as interest or anything deemed interest by applicable Law under this Agreement or any of the other Loan Documents or otherwise that results in the Lenders receiving interest in an amount in excess of the Highest Lawful Rate, the amount of such excess shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest. If the amount of such excess exceeds the unpaid principal balance of the Loan such amount shall be refunded to Borrower.

(iii)       Determination of Rate. In determining whether or not the interest paid or payable with respect to the Loan exceeds the Highest Lawful Rate, Borrower and the Lenders shall, to the maximum extent permitted by applicable Law: (A) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (B) exclude voluntary prepayments and the effects thereof; (C) amortize, prorate, allocate, and spread the total amount of interest throughout the actual term of the Loan so that it does not exceed the maximum amount permitted by applicable Law; or (D) allocate interest between portions of the Loan so that, to the greatest extent possible, no such portion shall bear interest at a rate greater than the Highest Lawful Rate.

(iv)       Applicable Law. For purposes of this Section 2.8, the term “applicable Law” means the internal laws of the State of Arizona, provided that, to the extent, contrary to the express intent of the parties, Arizona law is found to be inapplicable to this Agreement, then “applicable Law” also means that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, and, to the extent controlling, laws of the United States of America.

(v)       Effective Rate. Borrower hereby agrees to pay an effective, contracted-for rate of interest that is the interest rate provided for in this Agreement (as in effect from time to time), together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Revolving Loans, including any fees to be paid by Borrower pursuant to the provisions of the Loan Documents or the Fee Letter.

2.9         Lending Installations. Each Lender may book its Revolving Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and Borrower, designate replacement or additional Lending Installations through which Revolving Loans will be made by it and for whose account Loan payments are to be made.

2.10       Increased Costs.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Revolving Loan or of maintaining its obligation to make any such Revolving Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)       Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)       Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.10(a) and (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)       Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than sixty (60) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the sixty (60) days referred to above shall be extended to include the period of retroactive effect thereof).

2.11       Taxes.

(a)       Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

(b)       Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)       Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)       Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.11(e).

(f)       Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)	Status of Lenders.

(i)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.11(g)(ii)(A), 2.11(g)(ii)(B) and 2.11(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A)       any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed copies of IRS Form W-8ECI;

(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.11(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)       Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)       Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.12       Mitigation Obligations; Replacement of Lenders.

(a)       Designation of a Different Lending Installation. If any Lender requests compensation under Section 2.10, or requires Borrower to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall promptly upon becoming aware thereof use reasonable efforts to (i) designate a different Lending Installation for funding or booking its Revolving Loans hereunder, (ii) assign its rights and obligations hereunder to another of its offices, branches or affiliates, or (iii) take such other actions as such Lender may deem reasonable, if, in the judgment of such Lender, such designation, assignment or other action (A) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future, and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment or other remedial action.

(b)       Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 and, in each case, such Lender has, for any reason or for no reason, declined or is unable to remedy the circumstances giving rise thereto in accordance with Section 2.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights (other than its existing rights, if any, to payments pursuant to Section 2.10 or Section 2.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)       Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.5;

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)      such assignment does not conflict with applicable Law; and

(v)       in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, (A) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6.

2.13       Increases in Commitments.

(a)       Request for Increase. Following the Second Amendment Effective Date, Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), request an increase in the Commitments (each such increase, an “Incremental Commitment”) by an aggregate amount (for all such requests) not exceeding $50,000,000 (i.e. for a total Commitment Amount of $150,000,000.00); provided that (i) any such request for an increase shall be in a minimum amount of the lesser of (x) $10,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (y) the entire remaining amount of increases available under this Section, (ii) Borrower shall make no more than a total of four (4) requests for increases of Commitments under this Section, and

(iii) unless otherwise agreed by Administrative Agent, Issuing Bank and the Required Lenders, no increase in the Commitments will increase the L/C Sublimit.

(b)       Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent and Borrower (including with respect to the amount of any reimbursement of costs pursuant to Section 2.13(d)(iv)). Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment, or to provide a Commitment, pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.

(c)       Terms of Incremental Commitments. The Administrative Agent and Borrower shall determine the effective date for such increase pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such increase among the Persons providing such increase; provided that such date shall be a Business Day at least ten (10) Business Days after delivery of the request for such increase (unless otherwise approved by the Administrative Agent) and at least six (6) months prior to the Maturity Date then in effect. In order to effect such increase, Borrower, the applicable Incremental Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to Borrower and the Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s). Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Commitment shall be a Commitment (and not a separate facility hereunder), each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender, and after giving effect to the payments pursuant to Section 2.13(f) shall hold Revolving Loans and have the rights and obligations of a Lender for all purposes of this Agreement.

(d)       Conditions to Effectiveness. Notwithstanding the foregoing, the increase in the Commitments pursuant to this Section shall not be effective with respect to any Incremental Lender unless:

(i)       no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to such increase;

(ii)       the representations and warranties contained in this Agreement are true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)       the Administrative Agent shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such increase;

(iv)       if required by the Incremental Lender (subject to Borrower’s approval right pursuant to Section 2.12(b)), Borrower shall have paid the amount of attorneys’ fees incurred by Incremental Lender in connection with the Incremental Commitment; and

(v)       the Administrative Agent shall have received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

(e)          Joinder Agreement. As of such Incremental Commitment Effective Date, upon the Administrative Agent’s receipt of the documents required by this paragraph (e), the Administrative Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the increase in the Commitments to Borrower and the Lenders (including each Incremental Lender).

(f)          Adjustments to Outstanding Revolving Loans. On each Incremental Commitment Effective Date, (i) if there are Revolving Loans then outstanding, each Incremental Lender shall make a payment to Administrative Agent in an amount sufficient, upon the application of such payments by all Incremental Lenders to the reduction of the outstanding Revolving Loans held by each Lender, to cause the principal amount outstanding under the Revolving Loans made by such Lender (including the Incremental Lender) to be in the amount of its Applicable Percentage (upon the effective date of such Incremental Commitment, after giving effect to such Incremental Commitment) of all outstanding Revolving Loans, and (ii) if there are Letters of Credit then outstanding, the participation of the Lenders in such Letters of Credit will be automatically adjusted to reflect the Applicable Percentages of all the Lenders (including the Incremental Lender) after giving effect to the applicable Incremental Commitment(s). Borrower hereby irrevocably authorizes each Incremental Lender to fund to Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Revolving Loans held by the other Lenders and each such payment shall constitute a Revolving Loan hereunder.

2.14       Fees.

(a)          Commitment Fee. On the Effective Date, Borrower shall pay to Administrative Agent, in advance, a commitment fee pursuant to the Fee Letter.

(b)          Extension Fees. Upon the effectiveness of each extension of the Maturity Date, Borrower shall pay to Administrative Agent in advance any extension fees provided pursuant to the Fee Letter. Borrower shall pay all other fees as and when due pursuant to the Fee Letter.

(c)          L/C Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Letter of Credit fee with respect to its participation in each outstanding Letter of Credit (the “L/C Fee”) upon the issuance thereof (and as a further condition precedent to such issuance) for the entire term of such Letter of Credit equal to 1.00% per annum of the maximum amount that may at any time be available to be drawn thereon. In addition, if the stated amount of any Letter of Credit is increased, the Borrower agrees to pay to the Administrative Agent for the account of each Lender the L/C Fee on the amount of the increase, which fee shall be due and payable on the date of the increase. Each L/C Fee paid to the Administrative Agent shall be nonrefundable and fully earned as of the date paid.

(d)       Issuing Bank Fees. The Borrower agrees to pay to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Bank within five (5) Business Days after its demand therefor and are nonrefundable.

(e)       Fees Non-Refundable. Borrower acknowledges that all fees payable under this Section 2.14 are (i) fully earned on the date on which they are payable, and (ii) nonrefundable when paid (exclusive of double payments and other manifest errors).

(f)       Computation of Fees. All fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.

(g)       Closing Costs and Expenses. In addition to the commitment and other fees, Borrower shall pay, on or prior to the Effective Date, all outstanding costs and expenses pursuant to Section 10.4.

2.15       General Provisions as to Payments.

(a)       Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at One East Washington Street, 14th Floor, Phoenix, Arizona 85004, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to Borrower, by noon (Phoenix, Arizona time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders, subject to Section 2.18. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at the address specified above or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Upon the occurrence and continuation of an Event of Default, the Administrative Agent is hereby authorized to charge the account of Borrower maintained with Western Alliance Bank for each payment of principal, interest and fees as it becomes due hereunder.

(b)       No Setoff, Etc. All payments made by Borrower under this Agreement and the other Loan Documents shall be made without any setoff, deduction, or counterclaim.

2.16       Security. Payment of the Note shall be secured by the following:

(a)          each Deed of Trust; and

(b)          the assignments of, and a first priority security interest in, the Unit Plans and Specifications; and, to the extent to which they may be assigned, all other rights, licenses, permits, franchises, authorizations, approvals and agreements relating to construction and development of each Approved Subdivision, or required for the use, occupancy or operation of the Approved Subdivision, including all grading, demolition, building and other governmental permits and entitlements to use.

2.17       Releases of Collateral. Borrower may request releases of the Collateral from the lien and encumbrance of the Deed of Trust from time to time; provided, however, Administrative Agent has no obligation to release any Collateral, except in connection with the purposes described in Sections 2.17(b), 2.17(d) or 2.17(e), and unless each of the following conditions precedent is satisfied:

(a)          Generally. With respect to all releases:

(i)       Notification to Administrative Agent. Borrower or the closing agent handling the sale shall have notified Administrative Agent in writing of the requested release.

(ii)       Remargining Payments Required. Borrower shall have made all payments required to be made pursuant to Section 2.18 after giving effect to such release.

(iii)       No Default. Except in the case of releases of Units under Section 2.17(b), no Event of Default or Default shall have occurred and be continuing.

(iv)       Endorsements. Borrower shall have provided Administrative Agent with such endorsements to the Title Policy as Administrative Agent may reasonably request in connection with each release.

(v)       Processing/Release Fees. Borrower shall have paid the standard processing/release fees of Administrative Agent and the trustee under the Deed of Trust, in connection with such release.

(vi)       Escrow Arrangements. Each release shall be made by Administrative Agent by delivery of the release documents to a title company or other escrow agent satisfactory to Administrative Agent on such conditions as shall assure Administrative Agent that all conditions precedent to such release have been satisfied and that the applicable transaction will be completed.

(b)          Releases of Units. In addition to the requirements of Section 2.17(a), Unit releases shall satisfy the following:

(i)       Releases in the Ordinary Course of Business. With respect to any release of Units, the requested release shall be for the purpose of sale in the ordinary course of Borrower’s (or the applicable Project Owner’s) business pursuant to a Purchase Contract.

(ii)       Payment of Release Price. Borrower shall have paid to Administrative Agent the greater of (A) the Maximum Allowed Advance for such Unit or (B) 90% of the Net Sales Proceeds for such Unit.

(iii)       Restrictions on Release of Model Units. Any release of a Model Unit is subject to Section 6.3(h).

(c)          Releases of Lots. In addition to the requirements of Section 2.17(a), Lot releases shall satisfy the following:

(i)       Releases in Connection With Bulk Sale. Such release shall be in connection with the sale of such Lots in bulk to a Person that is not an Affiliate of any Loan Party, and such Lots shall be contiguous and not constitute a phase of the applicable Approved Subdivision in which there are Units.

(ii)       Release Price. Borrower shall have paid to Administrative Agent the Maximum Allowed Advance for such Lots included in Eligible Collateral prior to the release.

(d)          Releases for Dedications and Similar Purposes. Upon written request of Borrower and so long as no Event of Default or Default has occurred and is continuing, Borrower shall be entitled to have released from the Collateral such portions of the Collateral as Borrower (or the applicable Project Owner) (i) is required to convey to a Governmental Authority or a public or private utility providing service to the Approved Subdivision in connection with the development of the Approved Subdivision (such as roads, drainage easements, and utility easements) and for which Borrower receives no monetary compensation, or (ii) proposes to convey to a homeowners’ association or similar Person in connection with the development of the Approved Subdivision (such as common areas) and for which no Loan Party receives any monetary compensation. Releases that satisfy the requirements of this Section 2.17(d) do not require the payment of any release price.

(e)          Releases of Model Units for Sale Leaseback Transactions. In addition to the requirements of Section 2.17(a) releases for Sale Leaseback Transactions shall be permitted provided: (i) the lease is for a term that is at least equal to remaining period of time that Borrower is required to maintain active Model Units in the applicable Approved Subdivision pursuant to Section 6.3(h), (ii) the applicable Project Owner has no obligation to sell or purchase the leased Model Units at the end of the term of such lease, (iii) such lease otherwise constitutes a true lease and is not a Capitalized Lease, and (iv) concurrently with such release, the Borrower will have paid to Administrative Agent for the benefit of Lender, a release price equal to the greater of (A) the Maximum Allowed Advance for the Model Unit(s) or (B) the Net Sales Proceeds (based on the applicable documents with respect to such Sale Leaseback Transaction). Each Model Unit released pursuant to this Section 2.17(e) will continue to be used as a Model Unit in compliance with Section 6.3(h) with a request by Borrower for release pursuant to this Section 2.17(e) being deemed to constitute a covenant to so use such Model Unit. In addition and as a further condition to any such release, Borrower and the applicable Project Owner shall provide such collateral assignments, leasehold deeds of trust/mortgages and other documents and instruments as Administrative Agent may reasonably require to assign to Administrative Agent for the benefit of Lenders, all of Borrower’s or such Project Owner’s (as applicable) right, title and interest pursuant to such Sale Leaseback Transaction.

(f)       Adjustment to Borrowing Base. Any Collateral released shall no longer be Eligible Collateral and the Collateral Value shall be immediately and automatically adjusted to reflect such release. Even though an item of Collateral is not included as Eligible Collateral, all conditions precedent to release will continue to apply (including payment of any required sale proceeds and release prices). Collateral not eligible to be released pursuant to this Section 2.17 will be released upon such terms and conditions and for payment of a release price as determined from time to time by Administrative Agent.

(g)       Payment of Release Prices. All amounts payable for releases pursuant to this Section 2.17 shall be paid directly from the title insurance company or other escrow agent responsible for the sale to a deposit account in the name of Borrower but under the control of Administrative Agent at Western Alliance Bank. Borrower and each applicable Project Owner shall join in such instructions and other directions to such title company or escrow agent to assure such payment. Borrower shall, and shall cause each Project Owner to, execute and deliver such security agreements, control agreements, and other documents and instruments as Administrative Agent may require to grant, perfect and otherwise evidence Administrative Agent’s security interest and rights in such deposit account. Among such other provisions as Administrative Agent may require, such agreements shall provide that all amounts held in such accounts may be withdrawn by Administrative Agent at any time and Borrower shall have no right to withdraw, transfer, assign or otherwise deal with monies held in such account. All amounts so withdrawn by Administrative Agent will be applied to the Obligations pursuant to this Agreement.

2.18       Remargining; Principal Payments.

(a)       Maximum Outstanding. Anything in the Loan Documents to the contrary notwithstanding, the total Outstanding Credit Exposure shall not at any time exceed the Available Loan Commitment.

(b)       No Credit Extensions. Borrower shall not be entitled to any Revolving Loans or the issuance of any Letters of Credit if the effect thereof would be to cause the test in Section 2.18(a) to be violated.

(c)       Payments and Deposits. If for any reason at any time, the Outstanding Credit Exposure exceeds the Available Loan Commitment (including, without limitation, by reason of Commitment reductions, changes in Appraised Values relating to Appraisals delivered to Administrative Agent in connection with the Loan, exclusion of Eligible

Collateral, adjustments to the Borrowing Base or Collateral Value, or otherwise), Borrower shall be obligated to make a payment equal to the amount of such excess, and to the extent that after giving effect to such payment no Revolving Loans remain outstanding and the Outstanding Credit Exposure continues to exceed the Available Loan Commitment, Borrower shall Cash Collateralize Letters of Credit in accordance with Section 2.5(l) in an amount equal to 105% of the excess of the Outstanding Credit Exposure over the Available Loan Commitment (such payment and Cash Collateralization, collectively, a “Remargining Payment”).

(d)       Due Date. Each payment and deposit of Cash Collateral pursuant to this Section 2.18 will be due no later than 11:00 a.m. (Phoenix time) on the Business Day after the day upon which Administrative Agent notifies Borrower (which notice may be given by email) that such Remargining Payment is required.

2.19       Cash Collateral.

(a)       Obligation to Cash Collateralize. In addition to Cash Collateral otherwise required pursuant to this Agreement, at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.20(a)(v) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)       Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.19(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)       Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.20 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)       Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination or cessation of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.20 the Person providing Cash Collateral and the Issuing Bank may mutually agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.20       Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)       Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2(c).

(ii)       Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.5 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Fees.

(A)       No Defaulting Lender shall be entitled to receive any commitment or other fees to which it would otherwise be entitled for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender, as determined by Administrative Agent). The foregoing shall not obligate Administrative Agent to share any fees with any Lender or otherwise entitle any Lender to any fees except as expressly agreed in writing between Administrative Agent and such Lender or as expressly provided in this Agreement.

(B)       Notwithstanding the foregoing, each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(C)       With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)       Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)       Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(b)          New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(c)          Defaulting Lender Cure. If Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3

BORROWING BASE

3.1         Determination of Eligible Collateral/Borrowing Base. The Borrowing Base shall consist of the Collateral Value of the Borrowing Base as determined by Administrative Agent from time to time in accordance with this Agreement and subject to the limitations set forth in this Article 3.

3.2         Lot Term Limits.

(a)       General A&D Lot Term Limitation. Each A&D Lot in an Approved Subdivision may be included as such in the Borrowing Base for not more than 18 months after the applicable Lot Eligibility Date; provided, however, that in no event may any A&D Lot be included as such in the Borrowing Base beyond the Maturity Date.

(b)       Completion of Improvements. With respect to each Approved Subdivision, each A&D Lot in such Approved Subdivision shall be a Finished Lot within twenty-four (24) months after the first Lot Eligibility Date in such Approved Subdivision or such other time period as is specified in the applicable Subdivision Approval Letter.

(c)       General Finished Lot Term Limitation. Each Finished Lot in an Approved Subdivision may be included as such in the Borrowing Base for not more than twelve (12) months after the applicable Lot Eligibility Date; provided, however, that in no event may any Finished Lot be included as such in the Borrowing Base beyond the Maturity Date.

(d)       A&D Lot Ineligibility. Any A&D Lots or Finished Lots that (i) are sold, (ii) have been included as Eligible Collateral for the maximum term determined in accordance with the provisions of this Section 3.2, (iii) in the case of A&D Lots are not Finished Lots within the time period in Section 3.2(b), or (iv) are otherwise not eligible to be Eligible Collateral pursuant to any provision of this Agreement will no longer be Eligible Collateral upon sale and release in compliance with the provisions of this Agreement, upon expiration of such term, or upon the A&D Lots otherwise becoming ineligible. However, any A&D Lot or Finished Lots that is no longer Eligible Collateral will nevertheless remain part of the Collateral until released as permitted by this Agreement.

3.3         Transfer of Lots for Unit Construction. Borrower may reclassify an A&D Lot or Finished Lot as a Unit subject to the provisions of this Agreement relating to Units; provided, however, that before any A&D Lot or Finished Lot is included in Eligible Collateral as a Unit, the conditions precedent set forth in Section 4.4 must have been satisfied with respect to such A&D Lot or Finished Lot, including, without limitation, the provisions of Section 4.4(l) imposing the requirement that the Unit Construction Threshold must be met.

3.4         Unit Term Limits. Subject to the limitations set forth in this Agreement (including, without limitation, Section 3.1), Units may be included in the Eligible Collateral for the time periods provided below.

(a)       Presold Units. Subject to Sections 3.4(d), 3.5 and 3.6, each Presold Unit may be included in Eligible Collateral for not more than twelve (12) months from the Unit Eligibility Date for such Unit; provided, however, that so long as no Event of Default has occurred and is continuing, each Presold Unit may be included in Eligible Collateral for an additional three (3) months from the Unit Eligibility Date for such Unit (i.e., for a total Unit Term of fifteen (15) months). A Presold Unit no longer subject to a Purchase Contract will be deemed to be a Spec Unit as of the date the Unit is no longer subject to a Purchase Contract. Notwithstanding any contrary provision of this Agreement or the Loan

Documents, a Unit will not be considered to be a Presold Unit unless and until a final public report (if a public report is required by applicable Requirements) has been obtained by Borrower (or the applicable Project Owner) and delivered to the purchaser of such Unit and all cancellation periods in favor of such purchaser with respect to such public report have expired.

(b)       Spec Units. Subject to Sections 3.4(d), 3.5 and 3.6, each Spec Unit may be included in Eligible Collateral for not more than twelve (12) months from the original Unit Eligibility Date for such Unit; provided, however, that so long as no Event of Default has occurred and is continuing, Spec Units may be included in Eligible Collateral for two (2) additional consecutive periods of three (3) months each (i.e., for a total Unit Term of eighteen (18) months); provided further, however, that during the second such three (3) month period the Maximum Allowed Advance for each such Unit will be reduced in accordance with the definition of Maximum Allowed Advance. No Unit may be included in the Eligible Collateral as a Spec Unit (including by reclassification of a Presold Unit as a Spec Unit) if after giving effect to such inclusion any of the provisions of Section 3.5 would be exceed or such inclusion is otherwise not permitted pursuant to this Agreement.

(c)       Model Units. Subject to Sections 3.4(d), 3.5 and 3.6, each Model Unit may be included in Eligible Collateral for not more than thirty-six (36) months from the applicable Unit Eligibility Date.

(d)       Eligibility Date. Reclassification of Units (for example, from Spec Units to Presold Units) will not change the Unit Eligibility Date for the Unit in question.

(e)       Unit Ineligibility. Except to the extent permitted in the case of an extension of the Maturity Date to the Holdover Maturity Date pursuant to Section 2.5, in no event may any Unit be included in Eligible Collateral beyond the Maturity Date. Units that are sold, that have been included as Eligible Collateral for the maximum term determined in accordance with the provisions of this Section 3.2, or that are otherwise not eligible to be Eligible Collateral pursuant to any provision of this Agreement will no longer be Eligible Collateral upon sale and release in compliance with the provisions of this Agreement, upon expiration of such term, or upon such Units becoming ineligible, as the case may be. However, a Unit that is no longer Eligible Collateral because of expiration of the term during which such Unit was entitled to be Eligible Collateral or because of its becoming ineligible pursuant to any provision of this Agreement will nevertheless remain part of the Collateral until released as permitted by this Agreement.

3.5         Additional Limitations on Eligible Collateral.

(a)       Limitation on Number of Lots. With respect to any Approved Subdivision, the number of A&D Lots or Finished Lots in such Approved Subdivision that are included in the Borrowing Base as Eligible Collateral at any time may not be greater than the lesser of (i) the applicable number of months of Appraised Absorption for such Approved Subdivision, as set forth in the applicable Subdivision Approval Letter and (ii) the applicable number of months of Actual Absorption for such Approved Subdivision as set forth in the applicable Subdivision Approval Letter.

(b)       Lot Limit; Reductions in Lot Limit. The aggregate Maximum Allowed Advance with respect to all Lots included in the Borrowing Base will not at any one time exceed the lesser of (i) 50% of the total Borrowing Base amount, or (ii) 50% of the Commitment. In addition, the aggregate Maximum Allowed Advance with respect to A&D Lots and Finished Lots in each Approved Subdivision shall not be greater than the amount designated by Administrative Agent in the applicable Subdivision Approval Letter (the “Lot Limit”). On each Borrowing Base Report following each Lot Limit Reduction Date, the applicable Lot Limit will be reduced, and the amount of each such reduction shall be the corresponding amount (the “Lot Reduction Amount”) based on Administrative Agent’s determination of 75% of Appraised Absorption, as set forth in the applicable Subdivision Approval Letter.

(c)       Limitations on Spec Units (Maximum Allowed Advance). At no time will the aggregate Maximum Allowed Advance of all Spec Units included in the Borrowing Base exceed 35% of the Commitment.

(d)       Limitation on Number of Spec Units. The number of Spec Units constituting Eligible Collateral in any Approved Subdivision at any one time shall not exceed the applicable Subdivision Spec Limit.

(e)       Limitation on Spec Limits (Absorption). Notwithstanding the foregoing, in no event shall the number of Spec Units in any Approved Subdivision exceed the three (3) months of Appraised Absorption and, if less, commencing six (6) months after the first sale of a Unit in the applicable Approved Subdivision, the Actual Absorption for the immediately prior consecutive three (3) month period, as determined by Administrative Agent.

(f)       Classification and Reclassification of Units; Adjustment of Borrowing Base. Administrative Agent may classify or reclassify Units as to type from time to time, or change Borrower’s proposed classification of any and all Units, provided that such reclassification shall be based upon the definitions of Spec Units and Presold Units set forth herein and each such reclassified Unit shall meet the requirements set forth herein for that type of Unit. Effective as of the date that a Unit is reclassified as to type, such reclassification will give rise to a Reclassification Adjustment. At any time that Borrower has violated the limitation on Spec Units set forth in Section 3.5(c), (d) or (e), Administrative Agent shall exclude the excess Spec Units from Eligible Collateral (with the Units to be so excluded selected by Administrative Agent in its sole discretion).

(g)       Limitation on Model Units. The number of Model Units constituting Eligible Collateral at any time shall not exceed the applicable Subdivision Model Limit.

(h)       Events Affecting Eligible Collateral. If (i) any Collateral constituting Eligible Collateral is materially damaged, destroyed, or becomes subject to any condemnation proceeding, (ii) Borrower violates any provisions of, or breaches any representations and warranties in, the Loan Documents (including, without limitation, the Environmental Agreement) with respect to such Collateral that Administrative Agent determines materially and adversely affects the value of the Collateral, or (iii)

Administrative Agent makes or is entitled to make any claim under the Title Policy with respect to a matter that Administrative Agent determines materially and adversely affects the Collateral, such Collateral may, in Administrative Agent’s sole discretion and upon notice to Borrower, be declared by Administrative Agent to no longer be Eligible Collateral. In addition, if any such Collateral does not continue to meet all the requirements applicable to Eligible Collateral, such Collateral will no longer constitute Eligible Collateral. Any determination by Administrative Agent as to whether certain Collateral constitutes Eligible Collateral will be final, conclusive, binding and effective immediately.

3.6         Other Limitations on Collateral Values and Maximum Allowed Advances.

(a)       General Limitations. The portion of each A&D Lot Development Budget and Unit Budget attributable to “soft costs” and “hard costs” line items will be limited to the lesser of (i) the actual costs, expenses, and fees incurred by Borrower and (ii) the amounts allocated for such costs, expenses, and fees in the line items in such A&D Lot Development Budget or Unit Budget, as applicable. Administrative Agent may make adjustments in each A&D Lot Development Budget and Unit Budget to reflect the foregoing limitations.

(b)       Additional Limitation on Maximum Allowed Advance. In addition to all of the other requirements for the Borrowing Base set forth in this Article 3, the aggregate of the Maximum Allowed Advances of all Lots and Units included in Eligible Collateral may not at any time be greater than an amount equal to 100% of the Commitment Amount.

(c)       Attached Units/Buildings. If multiple Units are to be constructed as attached Units or in a building that contains more than one Unit (whether or not constituting a condominium), then in order for any such attached Unit or Unit in a building to be included in Eligible Collateral, all of the Units that are attached or are in such building must also be included in Eligible Collateral.

(d)       Further Limitations on Collateral Values and Maximum Allowed Advances. If any of the limitations on Eligible Collateral, Collateral Value, Maximum Allowed Advances, Outstanding Credit Exposure, or outstanding Revolving Loans set forth in this Agreement are exceeded, Administrative Agent may at its option either remove the Lots or Units from Eligible Collateral until such limitations are met, adjust the applicable Collateral Values in order that such limitations are not exceeded, or require Borrower to make a Remargining Payment.

(e)       Reductions. Each of the limitations regarding amounts and numbers of Lots and Units that may be included in Eligible Collateral set forth in this Article 3 shall be subject to reduction by Administrative Agent in connection with any reduction in the Commitment Amount.

3.7         Borrowing Base Report.

(a)       Proposed Borrowing Base Report. On the Effective Date and within thirty (30) days after the end of each month thereafter, Borrower will prepare and submit to Administrative Agent a proposed Borrowing Base Report for all of the Collateral which will include with respect to each Lot and Unit constituting Eligible Collateral. Such Borrowing Base Report will be in the form reasonably required by Administrative Agent from time to time. A sample of the initial form of the Borrowing Base Report is included in Exhibit K. Each Borrowing Base Report will also take into account the sale of Units and all other adjustments and limitations permitted or required by this Agreement. With respect to Lots, from time to time, Administrative Agent may also require information concerning construction of the Units, including, without limitation, the status of construction of Units, a detailed breakdown of construction, the costs expended to date for such construction, the Maximum Allowed Advance, and an itemized estimate of the amount necessary to complete construction of Units.

(b)       Collateral Certificate. Each proposed Borrowing Base Report will be accompanied by a Collateral Certificate signed by a Responsible Officer of Borrower. Each Collateral Certificate will be in the form reasonably required by Administrative Agent from time to time. A sample of the initial form of the Collateral Certificate is include in Exhibit K. Units may be added as Eligible Collateral only upon receipt and approval by Administrative Agent of the proposed Borrowing Base Report and Collateral Certificate and satisfaction of all other provisions of this Agreement.

(c)       Form of Report and Certificate. If requested by Administrative Agent, the proposed Borrowing Base Report and the Collateral Certificate will be in an electronic format in compliance with Administrative Agent’s specifications and requirements as in effect from time to time.

(d)       Approval of Borrowing Base Report. Each proposed Borrowing Base Report shall be subject to approval and adjustment by Administrative Agent based upon (i) Administrative Agent’s review of such report, (ii) Administrative Agent’s inspections made pursuant to Section 6.12 (as such inspections may result in any adjustments to reflect any variance between the Borrowing Base Report and/or the Collateral inventory report and the results of such inspections by Administrative Agent), and (iii) such other information as Administrative Agent may reasonably require in order to verify the Borrowing Base, Eligible Collateral, the Collateral Value of the Borrowing Base, and all other amounts and items relating thereto. Each determination by Administrative Agent of the Borrowing Base, Eligible Collateral, the Collateral Value of the Borrowing Base, and the amount of each Revolving Loan (and all other amounts and items entering into such determinations), will be final, conclusive and binding upon Borrower, absent manifest error. If Administrative Agent rejects a Borrowing Base Report, Borrower shall make such revisions and adjustments to the proposed Borrowing Base Report as Administrative Agent may reasonably request. Administrative Agent will use reasonable efforts to review each Borrowing Base Report and Collateral Certificate and make any adjustments or provide approval within three (3) Business Days after receipt of each Borrowing Base Report and Collateral Certificate that complies with the requirements of this Section 3.7, provided that Administrative Agent’s failure to give such notice or delay in giving such notice shall not limit, waive or reduce any of the Obligations.

(e)       Failure to Deliver Borrowing Base Report and/or Certificate. In the event that Borrower fails to deliver a Borrowing Base Report or Collateral Certificate as and

when required pursuant to this Agreement, in addition to all rights and remedies of Administrative Agent and without waiving any Event of Default resulting from such failure, Administrative Agent may compute the Eligible Collateral in the Borrowing Base in Administrative Agent’s sole and absolute discretion and such determination by Administrative Agent shall be conclusive and immediately effective unless and until Administrative Agent has approved a Borrowing Base Report submitted by Borrower.

3.8 General. Anything in this Article 3 or the Loan Documents to the contrary notwithstanding, Borrower agrees that (a) no limitation on any Revolving Loans required or permitted pursuant to this Agreement will limit or otherwise change Borrower’s obligations and liabilities under the applicable Loan Documents, (b) Borrower will remain obligated to pay all costs, expenses, and fees required to be paid by Borrower pursuant to this Agreement and the other Loan Documents, and (c) Borrower will remain obligated to pay all costs, expenses, and fees now or hereafter arising in connection with acquisition, development, maintenance, occupancy, operation, and use of the Collateral.

3.9         Appraisals.

(a)       Appraisal Requirements. The form and substance of each Appraisal must be satisfactory to Administrative Agent. Each Appraisal of Lots shall be based upon the “bulk wholesale finished appraised value” of such Lots. Unit Appraisals will be at least a “FNMA base floor plan type appraisal.” Each Appraisal must include, without limitation, the following information: (i) a narrative economic and demographic feasibility analysis of the market, including a supply and demand comparison, (ii) a base plan type value for each type of Unit in the Approved Subdivision, (iii) a lot premium value, if any, (iv) if required by Administrative Agent, the value of upgrades and purchaser options to Units, and (v) if requested by Administrative Agent, a market and absorption study for the Approved Subdivision. Notwithstanding the foregoing, all Appraisals must comply with the appraisal policies and procedures of Administrative Agent, regulatory directives or orders imposed on Administrative Agent, and with all applicable laws, rules, and regulations, including, without limitation, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

(b)       Appraiser Engagement. Each Appraisal must be prepared by an appraiser selected and engaged by Administrative Agent. Borrower will notify the Administrative Agent in writing that Borrower desires to include any Units in Eligible Collateral for which no Appraisal then exists and will provide to Administrative Agent all information (including lot premiums and upgrades) necessary to allow an Appraisal to be ordered by Administrative Agent. Administrative Agent will engage an appraiser to perform an Appraisal only when it receives all information deemed necessary by Administrative Agent and the appraiser for preparation of such Appraisal. Administrative Agent will not have any liability to Borrower, any Lender or any other Person with respect to delays in the Appraisal process. Borrower and its Affiliates will not employ any appraiser that prepares an Appraisal for any of the Collateral unless specifically requested to do so by Administrative Agent. Administrative Agent may employ a staff appraiser or a fee appraiser and Borrower will reimburse Administrative Agent for Administrative Agent’s reasonable cost therefor.

(c)       Appraisal Evaluation. Upon receipt of an Appraisal, Administrative Agent will review the Appraisal in accordance with the appraisal policies and procedures of Administrative Agent and establish an Appraised Value. Administrative Agent will notify Borrower and the Lenders of such Appraised Value. Based on each such Appraised Value, Administrative Agent may adjust the Maximum Allowed Advances with respect to the Lots and Units.

(d)       Additional Appraisals. Notwithstanding anything in this Section 3.9 to the contrary, Administrative Agent may order updated Appraisals (i) if such Appraisals are required by any laws, rules, regulations, or generally applicable appraisal policies and lending procedures of Administrative Agent, and (ii) if Administrative Agent deems such Appraisals to be necessary based upon changes in Units sales, land values or other market conditions. Borrower shall pay the cost and expense of all Appraisals obtained by Administrative Agent in connection with the Loan.

(e)       Appraisal Policy Modifications. Notwithstanding the other provisions of this Section 3.9, the appraisal process must conform to the appraisal policies and procedures of Administrative Agent as in effect from time to time. Borrower acknowledges and agrees that modification to the appraisal policies and procedures of Administrative Agent may result in requirements to modify the Appraisals, Collateral Values, Maximum Allowed Advances, and appraisers. Any such modification will be effective thirty (30) days after written notice from Administrative Agent to Borrower of the changes required by reason of a modification or amendment to the Appraisal policy.

(f)       Expenses. Borrower will reimburse Administrative Agent for all costs and expenses incurred in the appraisal process and in establishing and monitoring Appraised Values. All reimbursements by Borrower to Administrative Agent required by this Section 3.9 will be paid to Administrative Agent within fifteen (15) days after notice from Administrative Agent to Borrower.

ARTICLE 4

CONDITIONS PRECEDENT

4.1         Conditions Precedent to Effectiveness of this Agreement. This Agreement will become effective only upon satisfaction of the following conditions precedent on or before the initial Revolving Loan, in each case as determined by Administrative Agent. If the conditions precedent are not satisfied (or waived pursuant to Section 4.6) on or before February 6, 2018, Administrative Agent may cancel this Agreement upon written notice to Borrower. The conditions precedent to be satisfied are as follows:

(a)       Representations and Warranties Accurate. The representations and warranties by Borrower in this Agreement are correct on and as of the Effective Date, as though made on and as of such date.

(b)       No Defaults. No Event of Default or Default shall have occurred and be continuing.

(c)          Financial Condition. Administrative Agent and the Lenders shall be satisfied with the financial condition of Borrower and each other Loan Party as of the Effective Date.

(d)          No Material Adverse Change. Administrative Agent shall have determined that no Material Adverse Change has occurred with respect to Borrower or any other Loan Party since the most recent financial statements and reports provided to Administrative Agent.

(e)          Documents. Administrative Agent shall have received the following agreements, documents, and instruments, each duly executed (and acknowledged where applicable) by the parties thereto and in form and substance satisfactory to Administrative Agent and its legal counsel:

(i)       Loan Documents. The Loan Documents (other than Loan Documents to be executed and delivered in connection with the satisfaction of conditions precedent in Sections 4.2, 4.3 and 4.4) and the Intercompany Subordination Agreement.

(ii)       Formation Documents. The Organizational Documents of Borrower and each other Loan Party, together with such resolutions, consents and other documents as Administrative Agent may require to evidence the due formation, valid existence and authority of Borrower and each other Loan Party.

(iii)       Authorization Documents. Certified copies of resolutions of Borrower and each other Loan Party authorizing Borrower and each other Loan Party to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to be executed and delivered by Borrower or any Loan Party in connection herewith, and certifying the names and signatures of the officers of Borrower and each Loan Party authorized to execute this Agreement and to request Revolving Loans on behalf of Borrower.

(iv)       Good Standing. Evidence of the good standing of each Loan Party in the jurisdiction of formation of such Loan Party and each other jurisdictions where the nature of the business and operations of such Loan Party require registration with any Governmental Authority.

(v)       Incumbency Certificates. Incumbency certificates from Borrower and each other Loan Party which shall: (A) identify by name and title, and bear the signatures of, the Responsible Officers of each such entity and (B) be certified by one of its Responsible Officers (other than the Responsible Officer signing Loan Documents on behalf of Borrower or any other Loan Party).

(f)          Borrower Reorganization. Borrower Reorganization shall have occurred in a manner satisfactory to Administrative Agent.

(g)          Legal Opinion. Except with respect to the legal opinion referred to in Section 4.5(k), a favorable written opinion of legal counsel to Borrower and each other

Loan Party in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(h)       Subordinations. The Intercompany Subordination Agreement shall have been executed and delivered by all parties thereto and shall have become fully effective and binding.

(i)       [Reserved].

(j)       Insurance Policies. Insurance policies, in form, content and amounts and required pursuant to this Agreement.

(k)       UCC Lien Search. UCC record and copy searches disclosing no notice of any Liens and Encumbrances filed against any of the Collateral except Permitted Liens.

(l)       Other Searches. Such other litigation, bankruptcy and other searches and background checks as Administrative Agent may request.

(m)       Payment of Costs, Expenses and Fees. All costs, expenses and fees to be paid by Borrower or any Loan Party under the Loan Documents on or before the Effective Date will have been paid in full, including, without limitation, the applicable fees set forth or referenced in Section 2.14.

(n)       Other Items. Borrower shall have provided Administrative Agent with such other agreements, documents and instruments as Administrative Agent may reasonably require.

(o)       Other Actions. Borrower has performed such other actions as Administrative Agent may reasonably require.

4.2         Approval of Subdivisions. Borrower may from time to time prior to the date that is twelve (12) months prior to the Maturity Date request Administrative Agent to approve Subdivisions as Approved Subdivisions pursuant to this Section 4.2. Approval of each such additional Approved Subdivision shall be at the sole and absolute discretion of Administrative Agent and Administrative Agent shall have no obligation to approve any such additional Approved Subdivision. When requesting consideration of additional Approved Subdivisions, Borrower, at Borrower’s sole cost and expense, shall provide Administrative Agent the following items and satisfy the following conditions precedent (each of which items must be satisfactory to Administrative Agent in its sole and absolute discretion and each of which conditions precedent must be satisfied, as determined by Administrative Agent in its sole and absolute discretion, at all times):

(a)       Request. Borrower shall have submitted to Administrative Agent a request and form satisfactory to Bank for the approval of such Subdivision.

(b)       Representations and Warranties. All of the representations and warranties in this Agreement shall be true and correct in all material respects as of the date of such request and as of the date of Administrative Agent’s approval of an Approved Subdivision

(or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(c)          No Defaults. No Default or Event of Default shall have occurred and be continuing.

(d)          Land Purchase Documents. Borrower shall have provided to Administrative Agent copies of the purchase agreement, settlement statement and other documentation relating to Borrower’s (or the applicable Project Owner’s) purchase of the applicable Subdivision.

(e)          Proposed Development. Borrower shall have submitted to Administrative Agent budgets, feasibility studies, environmental and engineering reports and studies, proforma financial statements, income projections, development schedules and other information as Administrative Agent may require to review the construction and sale of Units in the Subdivision and the estimated costs, expenses and profits in connection therewith.

(f)          Restrictive Covenants. Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved the CC&Rs for the proposed Approved Subdivision.

(g)          Condominium Documents. If the proposed Approved Subdivision is or is intended to be a condominium (or similar property regime), Borrower shall have submitted to Administrative Agent and Administrative Agent shall have approved all Condominium Documents, all of which shall be in full force and effect.

(h)          Proforma Budgets, Revenues and Cash Flows. Borrower shall have submitted to Administrative Agent a budget and pro forma cash flow for the Subdivision providing detail regarding projected sales revenues (by type of Unit), hard and soft costs of construction (by type of Unit), pricing for options and upgrades, and allocated overhead, and sources and uses of funds.

(i)           Budget. Borrower shall have provided Administrative Agent and Administrative Agent shall have approved the proposed Budgets, all A&D Lot Development Plans and Specifications (if applicable), and Unit Plans and Specifications for all Units in the proposed Approved Subdivision.

(j)           Project Owner. With respect to the Project Owner (and each related Intermediate Entity):

(i)       Borrower shall have provided and Administrative Agent shall have approved (A) complete copies of the Organizational Documents of the Project Owner and each Intermediate Entity that holds a direct or indirect interest in such Project Owner; (B) good standing certificates (or their equivalents) for the Project Owner and each such Intermediate Entity from such entity’s state of formation and the state in which the Approved Subdivision is located; (C) certified corporate, limited liability company, partnership or other appropriate entity resolutions from each of such entities, authorizing the transactions described therein; (D) incumbency certificates from the Project Owner and each such Intermediate Entity which shall identify by name and title and bear the signature of the Responsible Officers of such entities and be certified by one of such Responsible Officers (other than the Responsible Officers signing Loan Documents on behalf of such Project Owner); (E) UCC record and copy searches disclosing no notice of any Liens and Encumbrances filed against such Project Owner other than Permitted Liens and (F) such other litigation, bankruptcy and other searches and background checks as Administrative Agent may request; and

(ii)          Unless otherwise agreed by Administrative Agent in its sole and absolute discretion, each Project Owner and Intermediate Entity shall be a Wholly-Owned Subsidiary of Borrower.

(k)          Documents. The Administrative Agent will have received the following agreements, documents, and instruments, each duly executed by the parties thereto and in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)           Loan Documents. The following Loan Documents relating specifically to each Approved Subdivision and Project Owner:

(A)       a Deed of Trust;

(B)       such collateral assignments and other assignments of Project Documents as Administrative Agent may require;

(C)       a Guaranty or Guarantor Joinder Agreement, as required by Administrative Agent; and

(D)       an Environmental Indemnity Agreement or Environmental Joinder Agreement as required by Administrative Agent.

(l)          Marketing Information. Borrower shall have provided Administrative Agent marketing information with respect to the Units to be constructed in the Subdivision, including, to the extent available, floor plans, square footage, anticipated absorption, estimated Unit mix, Unit cost breakdowns, subdivision pro formas, and anticipated gross margins.

(m)         Tentative Subdivision Map or Plat. Borrower shall have delivered to Administrative Agent a “tentative” map or preliminary plat with respect to the Subdivision, development agreements and other documents with respect to the Subdivision. Each such tentative or proposed map or plat must contain a legal description of the Subdivision covered by the map, must describe and show all boundaries of and lot lines within the Subdivision, all streets and other dedications, and all easements affecting such Subdivision, and such other information as Administrative Agent may reasonably request. If requested by Administrative Agent, Borrower shall have also provided to Administrative Agent and Administrative Agent shall have approved an ALTA survey of the Subdivision. If requested by Administrative Agent, Borrower shall also have provided evidence reasonably satisfactory to Administrative Agent that there exist no material impediments to the issuance of a final map or plat, as applicable, and that no major discretionary approvals by any Governmental Authority remain for such issuance.

(n)       Entitlement; Zoning Approvals. The Subdivision shall be Entitled Land and Borrower shall have provided to Administrative Agent evidence that the Subdivision is subject to vested zoning consistent with its proposed uses.

(o)       Deed of Trust/Title Policy. The Deed of Trust has been recorded in the official records of the County and constitutes a first priority lien on the Subdivision subject only to Permitted Exceptions, and the Title Company has irrevocably committed to issue the Title Policy. The Title Policy will provide coverage (including, without limitation, mechanic’s lien coverage) satisfactory to Administrative Agent and insure Administrative Agent’s interest under the Deed of Trust as a valid first lien on the Subdivision subject only to Permitted Exceptions. If the Subdivision is an Option Subdivision, as a further condition to approval of the Subdivision, Administrative Agent shall have received and approved the applicable Option Contract. In addition, with respect to Option Subdivisions, the Deed of Trust shall initially encumber the portion of the Subdivision that has been acquired pursuant to the Option Agreement and simultaneously with any additional purchases pursuant to the Option Agreement, Borrower shall enter into an amendment to the Deed of Trust in form satisfactory to Administrative Agent to provide a first priority lien on such Property subject only to Permitted Exceptions and Administrative Agent shall have received such endorsements to the applicable Title Policy as Administrative Agent may require.

(p)       Environmental Assessment. Borrower shall have delivered to Administrative Agent a report of an environmental assessment for the Subdivision by an environmental engineer acceptable to Administrative Agent containing such information, results, and certifications as Administrative Agent may require and dated not earlier than twelve (12) months before Borrower’s request for Loan approval, together with updates to such assessment as requested by Administrative Agent. Depending upon the results of the environmental assessment, Borrower shall also provide such follow up testing, reports, and other actions as may be required by Administrative Agent. The contents of the environmental assessment report and any follow up must be satisfactory to Administrative Agent.

(q)       Drainage; Flood Zone. Borrower shall have provided to Administrative Agent, if requested by Administrative Agent, a drainage report for the Subdivision by an engineer acceptable to Administrative Agent containing such information, results and certifications as Administrative Agent may require. If requested by Administrative Agent, Borrower will have provided to Administrative Agent evidence satisfactory to Administrative Agent as to whether (i) the Subdivision is located in an area designated by the United States Department of Housing and Urban Development as having special flood or mudslide hazards and (ii) the community in which the Subdivision is located is participating in the National Flood Insurance Program.

(r)       Soils Tests. Borrower shall have provided Administrative Agent and Administrative Agent shall have approved a soils test report for the Subdivision prepared by a licensed soils engineer satisfactory to Administrative Agent showing the locations of, and containing boring logs for, all borings. Unless otherwise approved by Administrative Agent, each such soils test shall have been prepared within the immediately preceding twelve (12) months.

(s)       Impositions, Assessments and Charges. If requested by Administrative Agent, Borrower shall have provided Administrative Agent with evidence that all Impositions and water, sewer and other charges assessed against the Subdivision which are then due and payable have been paid in the amount required.

(t)       Appraisal. Administrative Agent shall have received and approved a current Appraisal of the Subdivision and Units.

(u)       Location. The Subdivision shall be located in an Approved MSA in an Approved State.

(v)       Opinion Letter. Borrower’s counsel shall have provided to Administrative Agent an opinion letter with respect to Borrower, the Loan and the Loan Documents, in form and substance satisfactory to Administrative Agent and Administrative Agent’s counsel.

(w)      [Reserved].

Notwithstanding the foregoing, if Lots (to the extent approved for inclusion as Eligible Collateral) or Units in an Approved Subdivision are not intended to be included in the Eligible Collateral within thirty (30) days after such approval becomes effective, Borrower may request and Administrative Agent shall not unreasonably withhold its consent to delaying the satisfaction of the conditions precedent set forth in Sections 4.2(k) and 4.2(o), in which case such conditions precedent must be satisfied at least thirty (30) days before any Lot or Unit in such Approved Subdivision is included in the Borrowing Base as Eligible Collateral. As of the Effective Date, Units in the Vale Subdivisions (other than Units in the “Nexus” and “Echo” subdivisions at the Vale Subdivision) will be subject to the immediately preceding sentence.

4.3         Qualification of A&D Lots as Eligible Collateral. Borrower acknowledges and agrees that Administrative Agent and Lenders have no obligation to include A&D Lots or Finished Lots in the Eligible Collateral even in connection with a Subdivision that is otherwise an Approved Subdivision. Any determination to permit A&D Lots or Finished Lots to be included in the Eligible Collateral will be made in the sole and absolute discretion of Administrative Agent. If and only if the applicable Subdivision Approval Letter expressly allows the inclusion of A&D Lots and Finished Lots from the applicable Approved Subdivision in the Borrowing Base will such Lots in the applicable Approved Subdivision be includable in the Eligible Collateral. In addition, if the applicable Subdivision Approval Letter allows such inclusion, in order for A&D Lots and Finished Lots in the applicable Approved Subdivision to actually be included in the Eligible Collateral, the Borrower shall also satisfy all of the conditions in this Section 4.3:

(a)      No Defaults. No Event of Default or Default shall have occurred and be continuing.

(b)       Limitations. The addition of such A&D Lots or Finished Lots to the Borrowing Base will not cause any of the provisions of Article 3 to be violated.

(c)       Approved Subdivision. Such A&D Lots or Finished Lots are in an Approved Subdivision.

(d)       Construction Contracts. If requested by Administrative Agent, Borrower shall have provided and Administrative Agent shall have approved in its reasonable discretion copies of all executed contracts between Borrower (or the applicable Project Owner) and the licensed contractor(s) retained by Borrower (or the applicable Project Owner) to construct the Lot Improvements. Also, if requested by Administrative Agent, Borrower shall have provided to Administrative Agent a copy of each construction subcontract, architectural agreement, engineering agreement, and other agreements, documents and contracts relating to construction of the Lot Improvements, together with assignments of such agreements, documents and contracts to the extent required by Administrative Agent. The contract price in each such agreement, document, and contract must be within the budgeted amount in the A&D Lot Development Budget. Such agreements, documents and contracts shall be in form and content reasonably satisfactory to Administrative Agent.

(e)       Plans and Specifications. Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved in its reasonable discretion the final A&D Lot Development Plans and Specifications for the Lot Improvements.

(f)       Permits. If requested by Administrative Agent, Borrower shall have provided to Administrative Agent evidence reasonably satisfactory to Administrative Agent that Borrower (or the applicable Project Owner) has obtained all Approvals and Permits necessary to permit the development of the Lot Improvements.

(g)       Budget. Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved the A&D Lot Development Budget.

(h)       Appraisal. Administrative Agent shall have received, reviewed and approved an Appraisal of the A&D Lots in accordance with the terms of this Agreement. The Appraised Value for the A&D Lots shall have been approved by Administrative Agent.

(i)       Construction Schedule. Borrower shall have provided to Administrative Agent the construction schedule for the completion of the Lot Improvements.

(j)       Impositions, Assessments, and Charges. If requested by Administrative Agent, Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved evidence that Impositions and all water, sewer, and other charges assessed against the A&D Lots which are then due and payable have been paid in the amount required.

(k)       Distressed Improvement Districts. Any improvement or assessment district in which the A&D Lots are located shall not be insolvent under applicable law or subject to any bankruptcy or similar proceedings if such situation, in the reasonable opinion of Administrative Agent, would have a material adverse impact on development of A&D Lots or directly or indirectly cause the applicable Approved Subdivision to be subject to any suspension, disqualification, or disapproval by FHA, FNMA, VA, FHLMC, or any similar governmental or quasi-governmental agency that originates, purchases, insures or guarantees home mortgage loans, if the applicable Approved Subdivision has been qualified with any such agency and any of the Units are proposed to be sold with the benefits of such qualification.

(l)       Flood Insurance. Borrower shall have (i) obtained a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier, if necessary, for the duration of the Loan in the amount of the full insurable value of the improvements or (ii) provided evidence reasonably satisfactory to Administrative Agent that neither the applicable Approved Subdivision nor any part thereof lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development.

(m)       Utilities. If requested by Administrative Agent, Borrower shall have delivered to Administrative Agent evidence reasonably satisfactory to Administrative Agent, which may be in the form of “will serve” letters from local utility companies or local authorities, that (i) telephone service, electric power, storm sewer (if applicable), sanitary sewer (if applicable), and water facilities will be available to each Lot in the applicable Approved Subdivision, (ii) such utilities will be adequate to serve the Lots in the applicable Approved Subdivision, and (iii) upon completion of the Lot Improvements, no conditions will exist to affect Borrower’s right to connect into and have adequate use of such utilities, except for the payment of a normal connection charge or tap charges and except for the payment of subsequent charges for such services to the utility supplier.

(n)       Equity. Borrower shall have satisfied the provisions of Section 2.4(d) with respect to the applicable Approved Subdivision.

(o)       Other Items. Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved such other agreements, documents, and instruments as Administrative Agent may reasonably require. If any of the conditions precedent with respect to the applicable Approved Subdivision have not been satisfied as permitted in Section 4.2, such conditions precedent shall have been satisfied. Also if any additional conditions precedent are set forth in the applicable Subdivision Approval Letter (or in a separate post-closing agreement) such additional conditions precedent shall have been satisfied.

(p)       Other Actions. Borrower has performed such other actions as Administrative Agent may reasonably require.

4.4         Qualification of Units as Eligible Collateral. Borrower may include and maintain a Unit in Eligible Collateral only if the following conditions precedent are satisfied, at all times that such Unit is included in Eligible Collateral:

(a)       No Defaults. No Event of Default or Default shall have occurred and be continuing.

(b)       Limitations. The addition of such Unit to the Borrowing Base will not cause the provisions of Article 3 to be violated.

(c)       Lot. Such Unit is in an Approved Subdivision and the Lots in such Subdivisions shall be Finished Lots.

(d)       Construction Contracts. If requested by Administrative Agent, Borrower shall have provided and Administrative Agent shall have approved copies of all executed contracts between Borrower (or the applicable Project Owner) and the licensed contractors retained by Borrower (or the applicable Project Owner) to construct the Unit. Also, if requested by Administrative Agent, Borrower shall have provided to Administrative Agent a copy of each construction subcontract, architectural agreement, engineering agreement, and other agreements, documents and contracts relating to construction of the Unit, together with assignments of such agreements, documents and contracts to the extent required by Administrative Agent. The contract price in each such agreement, document and contract must be within the budgeted amount in the Unit Budget. Such agreements, documents and contracts shall be in form and content reasonably satisfactory to Administrative Agent.

(e)       Unit Plans and Specifications. If requested by Administrative Agent, Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved Unit Plans and Specifications for the type of Unit in question.

(f)       Permits. If requested by Administrative Agent, Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved evidence that Borrower has obtained all Approvals and Permits necessary to permit the construction and sale of the Unit, including, without limitation, all applicable public reports, architectural committee approvals, and any other approvals required under the CC&Rs.

(g)       Unit Budget. Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved a Unit Budget for the type of Unit in question.

(h)       Unit Appraisal. Administrative Agent shall have received and approved an Appraisal for the type of Unit. The Appraised Value for the type of Unit shall have been approved by Administrative Agent.

(i)       Final Approved Subdivision Map or Plat. Borrower shall have delivered to Administrative Agent the final subdivision plat or map for the Approved Subdivision and such final subdivision plat or map shall have been recorded or filed with the appropriate Governmental Authorities. Each map or plat must contain a legal description of the Approved Subdivision covered by the map, must describe and show all boundaries of and lot lines within such Approved Subdivision, all streets and other dedications, and all easements affecting such Approved Subdivision, and must contain such information as Administrative Agent may reasonably request. In connection with the approval of plat and/or subdivision maps pursuant to this Section 4.4(i), Borrower will also deliver to Administrative Agent such title endorsements insuring the continued priority of the Deed of Trust after recording of the plat and/or subdivision maps as Administrative Agent may require. Borrower agrees to take such steps as Administrative Agent may require including (i) either re-recording the Deed of Trust or amending the Deed of Trust to reflect the new legal description, and (ii) obtaining an endorsement to the Title Policy to amend the legal description therein.

(j)       Purchase Contract. If such Unit is a Presold Unit and if requested by Administrative Agent, Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved a copy of the fully executed Purchase Contract for such Unit.

(k)       Impositions, Assessments, and Charges. If requested by Administrative Agent, Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved evidence that Impositions and all water, sewer, and other charges assessed against the Unit which are then due and payable have been paid in the amount required.

(l)       Start of Construction. Construction of the Unit shall have commenced at least to the Unit Construction Threshold.

(m)       Distressed Improvement Districts. Any improvement or assessment district in which the Unit is located shall not be insolvent under applicable law or subject to any bankruptcy or similar proceedings if such situation, in the reasonable opinion of Administrative Agent, would have a material adverse impact on development of Units or directly or indirectly cause the Approved Subdivision in which the Unit is to be built to be subject to any suspension, disqualification, or disapproval by FHA, FNMA, VA, FHLMC, or any similar governmental or quasi-governmental agency that originates, purchases, insures or guarantees home mortgage loans, if the Approved Subdivision has been qualified with any such agency and Units in the Approved Subdivision are proposed to be sold with the benefits of such qualification.

(n)       Flood Insurance. Borrower shall have (i) obtained a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier, if necessary, for the duration of the Loan in the amount of the full insurable value of the improvements or (ii) provided evidence satisfactory to Administrative Agent that neither the Approved Subdivision nor any part thereof lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development.

(o)       Equity. Borrower shall have satisfied the provisions of Section 2.4(d) with respect to the applicable Unit.

(p)       Other Items. Borrower shall have provided to Administrative Agent and Administrative Agent shall have approved such other agreements, documents, and instruments as Administrative Agent may reasonably require. If any of the conditions precedent with respect to the applicable Approved Subdivision have not been satisfied as permitted in Section 4.2, such conditions precedent shall have been satisfied. Also if any additional conditions precedent are set forth in the applicable Subdivision Approval Letter (or in a separate post-closing agreement) such additional conditions precedent shall have been satisfied.

(q)       Other Actions. Borrower has performed such other actions as Administrative Agent may reasonably require.

4.5         Additional Conditions Precedent to Credit Extensions. The obligation of each Lender (including the Issuing Bank) to make a Credit Extension (including its initial Credit Extension) is additionally subject to the satisfaction of the following conditions, as determined by Administrative Agent:

(a)       Defaults. No Event of Default or Default shall have occurred and be continuing on the date of such Revolving Loan, both before and after giving effect thereto.

(b)       Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).

(c)       Other Conditions Precedent. Borrower will have satisfied all conditions precedent to Revolving Loans and the issuance of Letters of Credit in this Agreement and the other Loan Documents.

(d)       Inspection Report. If and to the extent required by Administrative Agent, Administrative Agent shall have received written evidence reasonably acceptable to Administrative Agent from Administrative Agent’s inspectors or from Administrative Agent’s employees performing inspections for Administrative Agent (i) that construction of all Lot Improvements and each Unit constituting Eligible Collateral complies with all Requirements, the A&D Lot Development Plans and Specifications, and the applicable Unit Plans and Specifications in all material respects, and (ii) that Borrower has completed all Lot Improvements and each such Unit to the stage reported on the most recent Borrowing Base Report received by Administrative Agent.

(e)       Deed of Trust. Such Eligible Collateral shall be encumbered by a first lien Deed of Trust in favor of Administrative Agent, subject only to Permitted Exceptions.

(f)       Lien Waivers. If requested by Administrative Agent, Borrower shall have provided to Administrative Agent invoices and vouchers for the work for which the Revolving Loan is requested and lien waivers for all work covered by prior Revolving Loans. Such lien waivers may be conditional, so long as the only condition is receipt of payment for the work and Borrower includes with the conditional lien waiver a copy of the canceled check for payment or other evidence of payment.

(g)       Approvals and Inspections by Governmental Authorities. If requested by Administrative Agent, all inspections and approvals by Governmental Authorities required for the stage of completion of each Unit shall have been obtained and Administrative Agent shall have received satisfactory evidence thereof or will have been provided access thereto satisfactory to Administrative Agent, or will have obtained such evidence upon inspection of the Approved Subdivision.

(h)       Payment of Costs, Expenses, and Fees. All costs, expenses, and fees due to be paid by Borrower on or before the date of the Revolving Loan under the Loan Documents shall have been paid in full.

(i)       Draw Request. Borrower will have delivered to Administrative Agent a Draw Request for such Revolving Loan.

(j)       Limit on Total Outstanding. After giving effect to the requested Revolving Loan or the issuance of the Requested Letter of Credit, the Outstanding Credit Exposure will not violate the tests in Section 2.18 and no Remargining Payment will be required.

(k)       Additional Opinion. As a further condition precedent to any Revolving Loan other than the Revolving Loan made on or about the Effective Date and in any event not more than thirty (30) days after the Effective Date, Borrower shall provide to Administrative Agent and the Lenders an opinion of counsel with respect to the Intercompany Subordination Agreement to the effect that that the junior creditors thereunder have the power and authority to enter into such agreement under applicable law and their Organizational Documents and that such agreement has been duly authorized, executed and delivered, which opinion shall be in form reasonably satisfactory to Administrative Agent and its counsel.

4.6         Right to Waive. Borrower authorizes Administrative Agent and Administrative Agent reserves the right to verify any documents and information submitted to it in connection with this Agreement. Administrative Agent may elect to waive any of the conditions precedent and requirements in this Article 4. Any such waiver will be limited to the conditions precedent and requirements in the applicable Sections of this Article 4. Delay or failure by Administrative Agent to insist on satisfaction of any condition precedent will not be a waiver of such condition precedent or any other condition precedent. The making of a Revolving Loan by Administrative Agent will not be deemed a waiver by Administrative Agent of the occurrence of an Event of Default or Default.

ARTICLE 5

BORROWER REPRESENTATIONS AND WARRANTIES

5.1         Representations and Warranties. Borrower represents and warrants to Administrative Agent and each Lender that as of the Effective Date and as of the various other dates specified in this Agreement and the other Loan Documents on which such representations and warranties are to be accurate, the following:

(a)       Formation and Authorization. Borrower is a limited liability company validly organized and existing in good standing under the laws of the State of Delaware, and is authorized to conduct business in California. Borrower is a Wholly-Owned Subsidiary of Parent. Each Project Owner and Intermediate Entity is a Wholly-Owned Subsidiary of Borrower (except with respect to the Permitted JV Interest). Borrower has requisite power and authority to execute, deliver, and perform the Loan Documents. The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized by all requisite action by or on behalf of Borrower and will not conflict with or result in a violation of or a default under the formation documents of Borrower. Each other Loan Party is a corporation, partnership, or limited liability company validly organized and existing in good standing under the laws of the State of such Loan Party’s formation and is authorized to conduct business in the State in which the Approved Subdivision is located. Each Loan Party has the requisite power and authority to execute, deliver, and perform the Loan Documents to which such Loan Party is a party. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all requisite action by or on behalf of such Loan Party and will not conflict with or result in a violation of or a default under any of the formation documents of such Loan Party.

(b)       No Approvals, etc. No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification, or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery, or performance (other than performance which is not yet due) by Borrower of any Loan Document. No approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification, or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery, or performance (other than performance which is not yet due) by any Loan Party of any Loan Document.

(c)       No Conflicts. The execution, delivery, and performance by Borrower and, as applicable, each other Loan Party, of the Loan Documents will not conflict with or result in a violation of or a default under (i) any applicable Law, ordinance, regulation, or rule (federal, state, or local), (ii) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower or such Loan Party is a party or by which Borrower or such Loan Party is bound, (iii) any of the Approvals and Permits, or (iv) any agreement, document, or instrument to which Borrower or such Loan Party is a party or by which Borrower or such Loan Party or any of the assets of Borrower or such Loan Party is bound.

(d)       Execution and Delivery and Binding Nature of Loan Documents. The Loan Documents are legal, valid, and binding obligations of Borrower, enforceable in accordance with their terms against Borrower, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws and by equitable principles of general application. With respect to each Loan Party, the Loan Documents to which such Loan Party is a party are legal, valid, and binding obligations of such Loan Party, enforceable in accordance with their terms against such Loan Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws and by equitable principles of general application.

(e)         Accurate Information. All information in any loan application, financial statement (other than financial projections), certificate, or other document, and all other information delivered by or on behalf of Borrower or any other Loan Party to Administrative Agent and the Lenders in connection with the Loan is correct and complete in all material respects as of the date thereof, and there are no omissions from any such information that result in any such information being materially incomplete, incorrect, or misleading as of the date thereof. Borrower does not have any knowledge of any material change in any such information. All financial statements (other than financial projections) heretofore delivered to Administrative Agent and the Lenders by Borrower or any Loan Party were prepared in accordance with the requirements in Section 6.4 and accurately present the financial conditions and results of operations as at the dates thereof and for the periods covered thereby in all material respects. All financial projections have been and will be prepared in accordance with the requirements of this Agreement, will be complete in all material respects as of the date thereof, and will be based on the applicable Person’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein. Since the Effective Date, no Material Adverse Change has occurred. There is no material fact (i) with respect to any Approved Subdivision or the business and operations of Borrower or any Loan Party that Borrower has not disclosed to Administrative Agent and the Lenders in writing. Neither the financial statements nor any other certificate or document delivered herewith or heretofore by Borrower or any Loan Party to Administrative Agent in connection with negotiation of this Agreement and the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to keep the statements contained herein and therein from being untrue or misleading.

(f)          Purpose of Revolving Loans. The purpose of each Revolving Loan is as set forth in Section 2.4(b). The purpose of Revolving Loans is a business purpose and not a personal, family, or household purpose.

(g)         Legal Proceedings, Hearings, Inquiries, and Investigations. Except as disclosed to Administrative Agent in writing prior to the date of this Agreement:

(i)       No legal proceeding, individually or in the aggregate with related proceedings, involving a sum of $250,000.00 or more in the case of any Loan Party other than Parent, and involving a sum of $500,000 or more in the case of Parent, is pending or, to best knowledge of Borrower, threatened in writing before any arbitrator, other private adjudicator, or Governmental Authority to which Borrower or any Loan Party is a party or by which Borrower or any Loan Party, or any assets of Borrower or any Loan Party, may be bound or affected that if resolved adversely to Borrower or the applicable Loan Party could result in a Material Adverse Change.

(ii)       No hearing, inquiry, or investigation relating to Borrower or any Loan Party, or any assets of Borrower or any Loan Party, is pending or, to the best knowledge of Borrower or any Loan Party, threatened by any Governmental Authority that if resolved adversely to Borrower or any Loan Party could result in a Material Adverse Change.

(h)       No Defaults. No Event of Default or Default has occurred and is continuing.

(i)       Approvals and Permits; Assets and Property. Borrower and each Loan Party has obtained and there are in full force and effect all Approvals and Permits presently necessary for the conduct of the business of Borrower and each Loan Party, and Borrower and each Loan Party owns, leases, or licenses all assets necessary for conduct of the business and operations of Borrower and each Loan Party, except as otherwise permitted pursuant to this Agreement. The assets of Borrower are not subject to any Liens and Encumbrances, other than (i) the Liens and Encumbrances created pursuant to this Agreement or any other Loan Document, (ii) the Permitted Exceptions with respect to property encumbered by the Deed of Trust, and (iii) with respect to other assets of Borrower, the Intermediate Entities and the Project Owners that are not encumbered by the Deed of Trust, Liens and Encumbrances other Liens and Encumbrances expressly permitted hereby.

(j)       Impositions. Except as otherwise permitted pursuant to Section 6.6, Borrower and each other Loan Party has filed or caused to be filed all tax returns (federal, state, and local) required to be filed by Borrower or such Loan Party and has paid or caused to be paid all Impositions and other amounts shown thereon to be due (including, without limitation, any interest or penalties) except for any failure to so file or to so pay that would not, individually or in the aggregate, be materially adverse to the business properties, assets, operations or condition (financial or otherwise) of Borrower or any other Loan Party.

(k)       Compliance With Law. Other than noncompliance with applicable building codes which is not material, is not unusual in the ordinary course of business, and is correctable (and is in the process of being corrected) by Borrower or the applicable Project Owner, none of Borrower, any Project Owner, any Approved Subdivision, any Lots or Units is in violation of any Law.

(l)       A&D Lot Development Budget, Plans and Specifications, and Construction Contract(s). Each A&D Lot Development Budget (as updated from time to time) contains all costs, expenses, and fees anticipated to be incurred by Borrower and its Subsidiaries in connection with acquisition of the applicable Approved Subdivision and, if applicable, construction of the Lot Improvements. All A&D Lot Development Plans and Specifications and related working drawings for such Approved Subdivision are and will be an accurate and complete description, in all material respects, of the Lot Improvements in such Approved Subdivision. The construction contracts relating to the construction of the Lot Improvements provide for all work and materials anticipated to be necessary to construct and all payments necessary to pay for the construction of the Lot Improvements.

(m)       Unit Budget, Unit Plans and Specifications, and Construction Contracts. Each Unit Budget (as updated from time to time) contains all costs, expenses, and fees anticipated to be incurred by Borrower or the applicable Project Owner in connection with the respective type of Unit. The Unit Plans and Specifications and related working drawings are an accurate and complete description of each Unit included or to be included as Eligible Collateral. The construction contracts relating to the construction of each such Unit provide for all work and materials anticipated to be necessary to construct and all payments necessary to pay for the construction of such Unit.

(n)         Additional Representations and Agreements Relating to Collateral.

(i)       Ownership. Except as permitted pursuant to Section 6.3(b), Borrower or the applicable Project Owner is and will at all times be the legal and equitable owner of the Collateral, free and clear of all Liens and Encumbrances, except for the Deed of Trust and the Permitted Exceptions.

(ii)       Authority to Encumber. Borrower and each other Loan Party has and will continue to have the full right and authority to encumber all of the Collateral, including each of the Lots and Units included or to be included in Eligible Collateral.

(iii)       Validity of the Lien and Encumbrance Created by the Deed of Trust. The Lien and Encumbrance created by each Deed of Trust is (A) legal, valid, binding and enforceable (subject to applicable bankruptcy, insolvency and similar laws generally affecting the rights of creditors and the enforcement of debtors’ obligations and by general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law) and (B) is first priority except for Permitted Exceptions (other than Permitted Exceptions that are required to be subordinated to the Deed of Trust).

(iv)       Borrowing Base Classification. The classification and Collateral Value of all Eligible Collateral included in the Borrowing Base is true and correct as of the most recent date of determination and all of the representations and warranties set forth in the most recent Borrowing Base Report as of each date of determination are true and correct.

(v)       Governmental Approvals. With respect to each Approved Subdivision, Borrower and the applicable Project Owner have all material approvals from Governmental Authorities and all building permits necessary given the stage of development of the Approved Subdivision. The zoning classification of each item of Collateral is appropriate for the current use thereof.

(vi)       Compliance With Law. None of Borrower, the Project Owners, the Approved Subdivisions, the Lot Improvements, the Lots or the Units is in violation of any Law to the extent such violation could reasonably be expected to cause a Material Adverse Change.

(vii)       No Condemnation. No condemnation proceedings or moratorium is pending, or to the best of Borrower’s knowledge, threatened against any Approved

Subdivisions or any portion thereof which could reasonably be expected to result in a Material Adverse Change.

(viii)       Finished Lots. Each Unit included in the Borrowing Base is constructed or being constructed on a Finished Lot. Except to the extent a Subdivision Approval Letter allows A&D Lots to be included in the Eligible Collateral, each Approved Subdivision consists of Finished Lots.

(o)         Use of Proceeds; Margin Stock. The proceeds of the Revolving Loans will be used by Borrower solely for the purposes specified in this Agreement. None of such proceeds will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or G of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 and 207), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U or G. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause this Agreement or any other Loan Document to violate Regulation U or G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect. Borrower and its subsidiaries own no “margin stock”.

(p)         Governmental Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding have been amended), or any other law which regulates the incurring by Borrower of indebtedness, including but not limited to laws relating to common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

(q)         ERISA Compliance.

(i)       Except as could not reasonably be expected, either individually or in the aggregate, cause a Material Adverse Change, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ii)       There are no pending or, to the knowledge of Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to cause a Material Adverse Change.

(iii)       No ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to cause a Material Adverse Change.

(iv)       The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(v)       To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to cause a Material Adverse Change. Neither Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(r)          Sanctions; Anti-Corruption.

(i)       None of Borrower, Parent, any of their respective Subsidiaries or any director, officer, employee, agent, or affiliate of Parent, Borrower or any of their respective Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(ii)       Parent, Borrower, their respective Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, the agents of Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. Parent, Borrower and their respective Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

(s)          Solvency. Each Loan Party is Solvent.

5.2         Representations and Warranties Upon Requests for Revolving Loans. Each request for a Revolving Loan or the issuance, renewal or amendment of a Letter of Credit will be a representation and warranty by Borrower that all of the representations and warranties in this Article 5 and in the other Loan Documents are correct and complete as of the date of the Revolving Loan request and as of the date that the Revolving Loan is made (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

5.3         Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information. Each delivery by Borrower of financial statements, other documents, or information after the date of this Agreement (including, without limitation, documents and information delivered in obtaining a Revolving Loan) will be a representation and warranty to Administrative Agent by Borrower that such financial statements, other documents, or information (other than financial projections) are correct and complete in all material respects, that there are no material omissions therefrom that result in such financial statements, other documents, or information being materially incomplete, incorrect, or misleading as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of the subject thereof as at the dates thereof and for the periods covered thereby. Each delivery by Borrower of financial projections is a representation and warranty to Administrative Agent by Borrower that such financial projections have been prepared in accordance with the requirements in this Agreement, are complete in all material respects as of the date thereof, and are based on Borrower’s best good faith estimates, compiled and prepared with due diligence, of the matters set forth therein.

ARTICLE 6

AFFIRMATIVE COVENANTS

The following covenants shall apply until the all Obligations of Borrower are paid and performed in full and Administrative Agent, Issuing Bank and Lenders have no further obligation to make any Credit Extensions to Borrower or any other Loan Party:

6.1         Corporate Existence. Borrower agrees that Borrower shall continue to be a limited liability company validly existing, and in good standing under the laws of the State of Delaware.

6.2         Books and Records; Access. Borrower agrees that Borrower and its Subsidiaries will maintain a standard, modern system of accounting (including, without limitation, a single,

complete, and accurate set of books and records of its assets, business, financial condition, operations, prospects and results of operation) in accordance with GAAP. Borrower also agrees to maintain, and to cause each Project Owner to maintain, complete and accurate records regarding the acquisition, development and construction of Approved Subdivisions and Units, including, without limitation, all construction contracts, architectural contracts, engineering contracts, field and inspection reports, applications for payment, estimates and analyses regarding construction costs, names and addresses of all contractors and subcontractors performing work or providing materials or supplies with respect to the development and construction of Approved Subdivisions and Units, invoices and bills of sale for all costs and expenses incurred by contractors and subcontractors in connection with the development and construction of Lots and Units, payment, performance and other surety bonds (if applicable), releases and waivers of lien for all such work performed and materials supplied, evidence of completion of all inspections required by any Governmental Authority, certificates of substantial completion, notices of completion, surveys, as-built plans, Approvals and Permits, Purchase Contracts, escrow instructions, records regarding all sales of Lots and Units, and all other documents and instruments relating to the acquisition, development, construction and/or sale of Lots and Units. Borrower also agrees that books and records required to be maintained by Borrower pursuant to this Section 6.2 shall be maintained for a period of time following payment in full of the Obligations and termination of the Commitment at least equal to the statute of limitations period within which Administrative Agent or Lenders would be entitled to commence an action with respect to the Obligations. During business hours, and so long as no Event of Default has occurred and is continuing, with twenty-four (24) hours prior notice Borrower will give representatives of Administrative Agent access to Borrower’s and each of Borrower’s Subsidiaries’ respective assets, property, books, records, and documents and will permit such representatives to inspect such assets and property and to audit, copy, examine, and make excerpts from such books, records, and documents. Upon request by Administrative Agent, Borrower will also provide Administrative Agent with copies of the reports, documents, agreements, and other instruments described in this Section 6.2.

6.3         Covenants Relating to Collateral. Borrower agrees:

(a)       Defense of Title. Borrower will, and will cause each Project Owner to, defend the Collateral, the title and interest therein of Borrower and each other Loan Party represented and warranted in the Deed of Trust and this Agreement, and the legality, validity, binding nature, and enforceability of the Lien and Encumbrance contained in the Deed of Trust and the first priority of the Deed of Trust against all matters, including, without limitation, (i) any attachment, levy, or other seizure by legal process or otherwise of any or all such Collateral, (ii) except for Permitted Exceptions, any Lien or Encumbrance or claim thereof on any or all such Collateral, (iii) any attempt to foreclose, conduct a trustee’s sale, or otherwise realize upon any or all Collateral under any Lien or Encumbrance, regardless of whether a Permitted Exception and regardless of whether junior or senior to the Deed of Trust, and (iv) any claim questioning the legality, validity, binding nature, enforceability, or priority of the Deed of Trust. Borrower will notify Administrative Agent promptly in writing of any of the foregoing and will provide such information with respect thereto as Administrative Agent may from time to time request.

(b)       No Encumbrances. Borrower will not, and will not cause or permit any Subsidiary of Borrower to, sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber, any of the Collateral or any interest therein or any fixtures thereof or proceeds thereof, except for (i) the Permitted Exceptions and (ii) sales and transfers in connection with releases permitted pursuant to Section 2.17.

(c)       Utilities. Borrower will, and will cause each Project Owner to, provide or cause to be provided all telephone service, electric power, storm sewer (if required), sanitary sewer (if required) and water facilities for each Lot and each Unit in Approved Subdivisions, and such utilities will be adequate to serve such Lots and Units. No condition will exist to affect Borrower’s or any of Borrower’s Subsidiaries’ right to connect into and have adequate use of such utilities, except for the payment of normal connection charges or tap charges and except for the payment of subsequent charges for such services to the utility supplier.

(d)       Contracts. Borrower will, and will cause each Project Owner to, perform all of their respective material obligations under any contracts and agreements relating to the construction of Units and will pay all amounts thereunder as and when due, except to the extent such amounts are contested in accordance with the definition of Permitted Exceptions. Borrower (or the applicable Project Owner) will be the sole owner of all A&D Lot Development Plans and Specifications or, to the extent that Borrower (or the applicable Project Owner) is not the sole owner of all A&D Lot Development Plans and Specifications, Borrower (or the applicable Project Owner) will have the unconditional right to use such A&D Lot Development Plans and Specifications in connection with the construction of Lot Improvements. Administrative Agent will not be restricted in any way in use of such A&D Lot Development Plans and Specifications in connection with the construction of any Lot Improvements, and Borrower (or the applicable Project Owner) will obtain all consents and authorizations necessary for the use of such A&D Lot Development Plans and Specifications by Administrative Agent. Borrower (or the applicable Project Owner) will be the sole owner of all Unit Plans and Specifications or, to the extent that Borrower is not the sole owner of such Unit Plans and Specifications, Borrower (and the applicable Project Owner) will have the unconditional right to use all Unit Plans and Specifications in connection with the construction of Units. Administrative Agent will not be restricted in any way in use of such Unit Plans and Specifications in connection with the construction of any Units, and Borrower will obtain all consents and authorizations necessary for the use of such Unit Plans and Specifications by Administrative Agent during the continuation of an Event of Default.

(e)       No Residential Use. The Lots and Units from time to time encumbered by the Deed of Trust are held only for construction and eventual sale to its first occupant upon or after release from the lien of the Deed of Trust. Borrower (i) represents and warrants that Borrower has no intent to ever permit the occupancy of any Unit as a residence and (ii) agrees that Borrower will never, and will not permit any other Person to, so occupy, lease or permit occupancy of any Unit without the prior written consent of Administrative Agent in its sole and absolute discretion.

(f)       Flood Insurance. Unless insurance in accordance with Section 6.8(f) will first have been obtained, no Unit will be located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

(g)       Compliance with Permitted Exceptions. Borrower will, and will cause each of Borrower’s Subsidiaries to, keep and maintain in full force and effect all restrictive covenants, development agreements, easements and other agreements with Governmental Authorities and other Persons that are necessary or desirable for the use and occupancy of the Approved Subdivision and the sale of Units therein. Borrower will not, and will not cause or permit any of Borrower’s Subsidiaries to, default in any material respect under any such covenants, development agreements, easements and other agreements and will diligently enforce its rights thereunder.

(h)       Model Complexes. With respect to each Approved Subdivision, unless otherwise agreed by Administrative Agent, Borrower will, and will cause each Project Owner to, maintain an active complex of Model Units representing some of the Unit types available for sale in such Approved Subdivision and, except with respect to Sale Leaseback Transactions of Model Units with respect to which Borrower has complied with Section 2.17(d), grant or cause to be grant to Administrative Agent a first priority Deed of Trust covering such Model Units which will be and remain as Collateral and will not be subject to release, until such time as Lots remaining in such Approved Subdivision are sold and released pursuant to Section 2.17.

(i)       Title Policy Endorsements. If required by Administrative Agent, Borrower will provide (i) such continuation endorsements and date down endorsements to the Title Policy, in form and substance satisfactory to Administrative Agent, as Administrative Agent determines necessary to insure the priority of the Deed of Trust as a valid first lien on the Collateral, or (ii) an unconditional and irrevocable written commitment by the Title Company to issue such endorsements. Borrower agrees to furnish to the Title Company such surveys and other documents and information as Administrative Agent or the Title Company may require for the Title Company to issue such endorsements.

(j)       Improvement Districts. Without obtaining the prior written consent of Administrative Agent, Borrower will not, and will not permit any Subsidiary of Borrower to, consent to, or vote in favor of, the inclusion of all or any part of the Collateral in any community facilities district or other improvement district. Borrower will give immediate notice to Administrative Agent of any notification or advice that Borrower or any Subsidiary of Borrower may receive from any municipality or other third party of any action, contract or other proceeding the purpose of which is to include all or any part of the Collateral in a community facilities district or other improvement district. Upon prior written notice to Borrower, Administrative Agent shall have the right to file a written objection to the inclusion of all or any part of the Collateral in a community facilities district or other improvement district, either in its own name or in the name of Borrower (or the applicable Subsidiary), and to appear at, and participate in, any hearing with respect to the formation of any such district.

6.4         Information and Statements. Borrower will furnish the following information and statements to Administrative Agent:

(a)       Annual Statements - Borrower. Within one hundred twenty (120) days after the close of each Fiscal Year of Borrower unqualified financial statements of Borrower, certified and signed by the chief financial officer of Borrower in form satisfactory to Administrative Agent, prepared in accordance with GAAP in each case on a consolidated and consolidating basis, including balance sheets as of the end of such Fiscal Year and statements of income and retained earnings and a statement of cash flows, and setting forth in comparative form the balance sheet, income statement, retained earnings and cash flow figures for the preceding Fiscal Year.

(b)       Annual Statements - Parent. Within one hundred twenty (120) days after the close of each Fiscal Year of Parent unqualified, audited annual financial statements of Parent, certified and signed by the chief financial officer of Parent in form satisfactory to Administrative Agent, and audited by PricewaterhouseCoopers or another nationally recognized independent certified public accountants reasonably acceptable to Administrative Agent, prepared in accordance with GAAP in each case on a consolidated and consolidating basis, including balance sheets as of the end of such Fiscal Year and statements of income and retained earnings and a statement of cash flows, and setting forth in comparative form the balance sheet, income statement, retained earnings and cash flow figures for the preceding Fiscal Year.

(c)       Quarterly Financial Statements - Borrower. Within sixty (60) days after the close of each quarterly period of each Fiscal Year, company-prepared financial statements for Borrower on a consolidated and consolidating basis, including balance sheets as of the end of such period, statements of income and retained earnings and a statement of cash flows, in each case for the portion of the Fiscal Year ending with such fiscal period, all certified and signed by the chief financial officer of Borrower in form satisfactory to Administrative Agent. All consolidated and consolidating balance sheets shall set forth in comparative form figures for the preceding year end and the corresponding period in the preceding Fiscal Year. All such income statements shall reflect year-to-date figures.

(d)       Quarterly Financial Statements - Parent. Within sixty (60) days after the close of each quarterly period of each Fiscal Year, company-prepared financial statements for Parent on a consolidated and consolidating basis, including balance sheets as of the end of such period, statements of income and retained earnings and a statement of cash flows, in each case for the portion of the Fiscal Year ending with such fiscal period, all certified and signed by the chief financial officer of Parent in form satisfactory to Administrative Agent. All consolidated and consolidating balance sheets shall set forth in comparative form figures for the preceding year end and the corresponding period in the preceding Fiscal Year. All such income statements shall reflect year-to-date figures. Such quarterly financial statements of Parent shall also include a list of all outstanding Guarantees by Parent (including, without limitation, payment, completion, and so-called “bad boy” guaranties) and such information regarding such Guarantees (including copies thereof and any actual or potential claims or demands thereon) as Administrative Agent may reasonably request.

(e)         Monthly Sales Reports. Within fifteen (15) days after the end of each month, sales reports in form reasonably satisfactory to Administrative Agent reflecting Borrower’s and the Project Owners’ sales of all residential units in Borrower’s and each Project Owner’s projects (including, but not limited to, the Approved Subdivisions).

(f)          Weekly Reports. On or before the last business day of each week, a report of sales and closings for Borrower in the Approved Subdivision during the previous week which shall include backlog, periodic and cumulative sales and closing activities.

(g)         Borrowing Base Reports. Monthly, as and when required pursuant to Section 3.7, a Borrowing Base Report and Collateral Certificate.

(h)         Projections. On or before March 31 of each Fiscal Year, Borrower shall provide projections and budgets of Parent for such Fiscal Year, which shall be in form and content satisfactory to Administrative Agent and shall include Parent’s projections of the Gross Profit Margin and Net Profit Margin for such Fiscal Year. The Gross Profit Margin and Net Profit Margin shall be subject to review and adjustment by Administrative Agent and upon Administrative Agent’s approval (subject to the limitations on the minimum Gross Profit Margin and Net Profit Margin in Sections 7.13(f) and 7.13(g)) shall be the applicable Gross Profit Margin and Net Profit Margin for purposes of the financial covenants in Sections 7.13(f) and 7.13(g).

(i)          Other Reports. As and when requested by Administrative Agent, such other periodic reports, documents, and schedules as may be requested by Administrative Agent from time to time.

(j)          Compliance Information. All annual financial statements pursuant to Sections 6.4(a) and 6.4(b) and all quarterly financial statements pursuant to Sections 6.4(c) and 6.4(d) will also be accompanied by a Compliance Certificate signed by the chief financial officer of the reporting entity. Notwithstanding anything in this Agreement to the contrary, Borrower and Parent shall timely deliver such financial information as may be necessary to promptly and accurately calculate any financial ratio or covenant required under this Agreement even if such information is not specifically enumerated herein. Any review of any financial statements provided by Borrower or Parent used to test any financial ratio or covenant will not waive Administrative Agent’s rights to require further review or audit of such information or any rights if such further review or audit indicates financial information contrary to the financial statements provided by Borrower.

(k)         Additional Notices. Borrower will promptly notify the Administrative Agent and each Lender of:

(i)       the occurrence of any Default;

(ii)       the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in liability of Borrower, Parent, or their respective Subsidiaries in an aggregate amount exceeding $100,000 or otherwise result in a Material Adverse Change;

(iii)       the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in liability of Borrower, Parent, or their respective Subsidiaries in an aggregate amount exceeding $100,000 or otherwise result in a Material Adverse Change;

(iv)       notice of any action arising under any Environmental Law or of any noncompliance by Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected result in liability of Borrower, Parent, or their respective Subsidiaries in an aggregate amount exceeding $100,000 or otherwise result in a Material Adverse Change;

(v)       any material change in accounting or financial reporting practices by Borrower, Parent or any of their respective Subsidiaries;

(vi)       any matter or development that has had or could reasonably be expected to result in a Material Adverse Change.

(vii)       Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth the details of the occurrence requiring such notice and stating what action Borrower has taken and proposes to take with respect thereto.

(l)          Other Items and Information. Borrower shall also provide such other information concerning Borrower, each Loan Party, the Approved Subdivisions, Lots and Units, and the assets, business, financial condition, operations, prospects, and results of operations of Borrower and the other Loan Parties as Administrative Agent reasonably requests from time to time. Such other items shall include, without limitation, Borrower’s certification that all Purchase Contracts with respect to Units included in Eligible Collateral satisfy the requirements of this Agreement.

6.5         Law; Judgments; Material Agreements; Approvals and Permits. Borrower agrees that Borrower will comply with, and cause each of Borrower’s Subsidiaries to comply with, all laws, ordinances, regulations, and rules (federal, state, and local) and all judgments, orders, and decrees of any arbitrator, other private adjudicator, or Governmental Authority relating to Borrower, any Subsidiary of Borrower, the Approved Subdivisions, any Lots, any Units or the other assets, business, or operations of Borrower or any Subsidiary of Borrower. Borrower also agrees to comply with, and cause each of Borrower’s Subsidiaries to comply with, all material agreements, documents, and instruments to which Borrower, of any Subsidiary of Borrower, is a party or by which Borrower, and Subsidiary of Borrower, the Approved Subdivisions, any Lots, any Units, or any of the other assets of Borrower or any Subsidiary of Borrower are bound or affected. Borrower also agrees to comply with, and cause each Subsidiary of Borrower to comply with, all Requirements (including, without limitation, as applicable, requirements of the Federal Housing Administration and the Veterans Administration) and all conditions and requirements of all Approvals and Permits. Borrower, at its expense, will obtain and maintain in effect, and cause each Subsidiary of Borrower to obtain and maintain in effect, from time to time all Approvals and Permits required for the business activities and operations then being conducted by Borrower and its Subsidiaries and as may be required to enable Borrower and its Subsidiaries to comply with their respective obligations hereunder and under the other Loan Documents.

6.6         Impositions and Other Indebtedness. Except for amounts being contested as provided in paragraph (b) of the definition of Permitted Exceptions and other assessments in connection with an Approved Subdivision, Borrower will pay and discharge (a) before delinquency all Impositions affecting Borrower, any Subsidiary of Borrower or their respective assets, (b) when due all lawful claims (including, without limitation, claims for labor, materials, and supplies), which, if unpaid, might become a Lien or Encumbrance upon any of the assets of Borrower or any of its Subsidiaries, and (c) all its other Indebtedness, when due.

6.7         Assets and Property. Borrower will, and will cause each Subsidiary of Borrower to, maintain, keep, and preserve all of its assets (tangible and intangible) necessary or useful in the proper conduct of its business and operations in good working order and condition, ordinary wear and tear excepted.

6.8         Casualty and Liability Insurance. Borrower, at its expense, shall, and shall cause each Subsidiary of Borrower to, maintain and deliver to Administrative Agent policies of insurance providing the following:

(a)       Liability. Commercial General Liability Insurance with limits of not less than $2,000,000.00 per occurrence combined single limit and $5,000,000.00 in the aggregate for the policy period, or in whatever higher amounts as may be required by Administrative Agent from time to time by notice to Borrower, and extended to cover: (i) Contractual Liability assumed by Borrower or any Subsidiary with defense provided in addition to policy limits for indemnities of the named insured, (ii) if any of the work is subcontracted, Independent Contractors Liability providing coverage in connection with such portion of the work which may be subcontracted, (iii) Broad Form Property Damage Liability, (iv) Products & Completed Operations for coverage, such coverage to apply for two (2) years following completion of construction, (v) waiver of subrogation against all parties named additional insured, (vi) severability of interest provision, and (vii) Personal Injury & Advertisers Liability.

(b)       Automobile. If and to the extent Borrower owns any automobiles, Automobile Liability including coverage on owned, hired, and non-owned automobiles and other vehicles, if used in connection with the performance of the work, with Bodily Injury and Property Damage limits of not less than $2,000,000.00 per occurrence combined single limit, with a waiver of subrogation against all parties named as additional insured.

(c)       Umbrella/Excess Liability. Borrower will maintain Umbrella/Excess Liability in excess of Commercial General Liability, Automobile Liability and Employers’ Liability coverages which is at least as broad as these underlying policies with a limit of liability of $10,000,000.00.

(d)         Special Cause of Loss. For all of the Improvements, a policy of standard “all risk” fire and extended coverage insurance, with vandalism and malicious mischief endorsements, to the extent of 100% of the full replacement value against “all risks of physical loss”, including, without limitation, a guaranteed replacement cost and code compliance coverage endorsement including boiler and machinery insurance coverage, heating, air conditioning equipment, and other equipment of such nature, and insurance against loss or damage to personal property located on the Premises by fire and other hazards covered by such insurance (without any deductible clause unless approved in writing by Administrative Agent). Such policy shall, if required by Administrative Agent, contain an agreed value clause sufficient (as determined by Administrative Agent) to eliminate any risk of coinsurance. During the construction period, such policy shall be written in the so-called “Builder’s Risk Completed Value Reporting Form”, on an all-risk basis, with no co-insurance requirement, and shall contain a provision granting the insured permission to complete and/or occupy.

(e)         Workers’ Compensation. Workers’ Compensation and Employer’s Liability Insurance in accordance with the applicable Laws of the state in which the work is to be performed or of the state in which Borrower is obligated to pay compensation to employees engaged in the performance of the work. The policy limit under the Employer’s Liability Insurance section shall not be less than $1,000,000.00 for any one accident.

(f)          Flood. If an Approved Subdivision, or any part thereof, lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development, a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier if necessary, for the duration of the Loan in the amount of the full insurable value of all improvements.

(g)         Contractor. Each general contractor (or trade contractor if there is not a general contractor) for the Improvements shall be required to carry liability insurance of the type and providing the minimum limits set forth below:

(i)       Worker’s compensation insurance, disability benefits insurance and each other form of insurance which the general contractor is required by law to provide, covering loss resulting from injury, sickness, disability or death of employees of the contractor who are located on or assigned to the Approved Subdivision.

(ii)       Comprehensive general liability insurance on an occurrence basis providing coverage for:

Premises and Operations

Products and Completed Operations

Blanket Contractual Liability

Personal Injury Liability

Broad Form Property Damage

(including completed operations)

Explosion Hazard

Collapse Hazard

Underground Property Damage Hazard

Such policy shall have a limit of liability of not less than $2,000,000.00 per occurrence and $5,000,000.00 in the aggregate (combined single limit for personal injury, including bodily injury or death, and property damage).

(iii)        If and to the extent the applicable contractor owns any automobiles, business auto liability including all owned, non-owned and hired autos with a limit of liability of not less than $2,000,000.00 (combined single limit for personal injury, including bodily injury or death, and property damage).

(iv)        Excess “umbrella” liability providing liability insurance in excess of the coverages in clauses (a), (b) and (c) above with a limit of not less than $10,000,000.00.

(h)        Architect. Each architect with respect to Units shall be required to provide architect’s or engineer’s professional liability insurance with a limit of liability of not less than $1,000,000.00. This policy shall permit claims to be filed thereunder for a period of not less than three (3) years after completion of the last Unit in the applicable Approved Subdivision.

(i)          Engineer. Each soils engineer or environmental contractor shall be required to provide engineer’s professional liability insurance with a limit of liability of not less than $1,000,000.00. This policy shall permit claims to be filed thereunder for a period of not less than three (3) years after completion of the last Unit in the applicable Approved Subdivision.

(j)          Other Insurance. Such other insurance as Administrative Agent may require, which may include, without limitation, errors and omissions insurance with respect to the contractors, architects and engineers, earthquake insurance, rent abatement and/or business loss.

(k)         Policy Requirements; Insurance Consultant. All insurance policies shall (a) be issued by an insurance company licensed or otherwise approved to do business in the state where the applicable Approved Subdivision is located having a rating of “A-” VIII or better by A.M. Best Co., in Best’s Rating Guide, (b) name “Western Alliance Bank, as Administrative Agent for the benefit of the Lenders and any and all subsidiaries and their successors and/or assigns as their interests may appear” as additional insureds on all liability insurance and as mortgagee and loss payee on all all-risk property, flood insurance, earthquake insurance and rent loss or business interruption insurance (whether or not required hereunder), (c) be endorsed to show that Borrower’s insurance shall be primary and all insurance carried by Administrative Agent and the Lenders is strictly excess and secondary and shall not contribute with Borrower’s insurance, (d) provide that Administrative Agent is to receive thirty (30) days written notice prior to non-renewal or cancellation, (e) be evidenced by a certificate of insurance to be provided to Administrative Agent along with a copy of the policy for All-Risk Property coverage or such other evidence of insurance acceptable to Administrative Agent in its reasonable discretion, (f) include either policy or binder numbers on the ACORD form, and (g) be in form and amounts acceptable to Administrative Agent; provided, however, that with respect to any flood insurance required hereunder, acceptable proof of coverage shall consist of a copy of the insurance policy, the declaration page of the insurance policy or an application plus proof of premium payment (with a copy of the policy or declaration page provided to Administrative Agent within thirty (30) days thereafter) and shall not include ACORD or other forms of certificates of insurance. Administrative Agent, at its option and upon notice to Borrower, may retain, at Borrower’s expense, an insurance consultant to review the insurance for the Property and Improvements to confirm that it complies with the terms and conditions set forth herein.

(l)         Other Requirements - California. Borrower acknowledges that Borrower has been advised by Administrative Agent of, and agrees that the requirements of this Section are in compliance with, the following legal limitation regarding hazard insurance coverage for the Approved Subdivisions pursuant to Civil Code Section 2955.5: “No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.”

(m)       Other Requirements - Arizona. Borrower acknowledges that Borrower has been advised by Administrative Agent of, and agrees that the requirements of this Section are in compliance with, the following legal limitation regarding hazard insurance coverage the Property pursuant to Arizona Revised Statutes Section 44-1208: “. . . . for any loan that is secured by real property, a person shall not require as a condition of the loan that Borrower obtain property insurance coverage in an amount that exceeds the replacement cost of the improvements as established by the property insurer.”

6.9         ERISA.

(a)       Borrower and the ERISA Affiliates each will take all actions and fulfill all conditions necessary to maintain any and all Plans in substantial compliance with applicable requirements of ERISA, the Code and applicable foreign law until such Plans are terminated, and the liabilities thereof discharged, in accordance with applicable Law.

(b)       No Plan will have any “accumulated funding deficiency” (within the meaning of Section 412 of the Code), which deficiency could cause a Material Adverse Change.

(c)       Borrower and the ERISA Affiliates each will take and fulfill all actions and conditions necessary to maintain, and will maintain, substantial compliance of any and all employee benefit plans established or maintained, or to which contributions are made by Borrower and the ERISA Affiliates with the requirements of ERISA and the rules and regulations adopted thereunder, in each case as in effect at the time.

(d)       Borrower and each shareholder in Borrower shall continue to qualify at all times as an “operating company” pursuant to United States Department of Labor Regulation § 2510.3-101(c), and Borrower and each shareholder in Borrower shall otherwise act to ensure that the assets of Borrower and each member in Borrower are not “plan assets” of any employee benefit plan subject to the fiduciary responsibility requirements of ERISA, or, subject to receipt of prior notice by Administrative Agent and Administrative Agent’s consent thereto, Borrower and each shareholder in Borrower shall otherwise ensure that an exemption from Section 406 of ERISA is available to cover the loan transaction with respect to each portion thereof.

6.10       Additional Covenants Relating to Construction.

(a)       Commencement and Completion of Lot Improvements. Borrower agrees to cause Lot Improvements to be constructed in a good and workmanlike manner; in compliance with all applicable Requirements; and, unless otherwise consented to by Administrative Agent in advance in writing, in substantial accordance with the respective A&D Lot Development Plans and Specifications. Upon demand by Administrative Agent, Borrower will correct any material defect in the Lot Improvements or any material departure from any applicable Requirements or, to the extent not theretofore approved in writing by Administrative Agent, the respective A&D Lot Development Plans and Specifications. All Lot Improvements shall be substantially completed within the applicable schedule approved by Administrative Agent in connection with approval of the applicable Approved Subdivision.

(b)       Commencement and Completion of Units. Borrower agrees to cause Units to be constructed in a good and workmanlike manner; in compliance with all applicable Requirements; and, unless otherwise consented to by Administrative Agent in advance in writing, in substantial accordance with the respective Unit Plans and Specifications. Upon demand by Administrative Agent, Borrower will correct any defect in its respective Units or any material departure from any applicable Requirements or, to the extent not theretofore approved in writing by Administrative Agent, the respective Unit Plans and Specifications. Each Unit shall be substantially completed within nine (9) months after the Unit Eligibility Date for such Unit.

(c)       Change Orders. Borrower agrees that, except as provided in this paragraph, without Administrative Agent’s prior written consent (not to be unreasonably withheld), Borrower will not, and will not permit any Subsidiary of Borrower to, (i) amend or modify the A&D Lot Development Budgets or the Unit Budgets, or (ii) make or permit any material amendments or modifications of the construction contracts for development of the Lots, the construction of Units, A&D Lot Development Plans and Specifications or the Unit Plans and Specifications, or any other agreements, documents, or instruments relating to development of the Approved Subdivision and Units. Notwithstanding the provisions of this Section 6.10, Borrower shall not be required to obtain Administrative Agent’s consent to any individual amendment or modification of such construction contract(s), A&D Lot Development Plans and Specifications, Unit Plans and Specifications, and the A&D Lot Development Budgets or the Unit Budgets, or any other agreements, documents, or instruments relating to construction of the Approved Subdivision if the result (when aggregated with all other increases) is an increase of the A&D Lot Development Budgets or Unit Budget, as applicable, equal to or less than the lesser of (i) 10% of the total original aggregate A&D Lot Development Budget or Unit Budget for the Approved Subdivision or (ii) $2,000,000 per Approved Subdivision. If Borrower requests approval of an increase in a Unit Budget, Administrative Agent will endeavor to respond to such request within ten (10) Business Days.

(d)       Certain Information Relating to Improvements. Borrower agrees that it will obtain and provide to Administrative Agent, upon Administrative Agent’s request (i) the actual costs, expenses, and fees incurred by Borrower for labor and other work performed on the Lot Improvements and Units and for materials incorporated in the Lot Improvements and Units as indicated by bills, invoices, receipts, statements, vouchers, or other written evidence satisfactory to Administrative Agent showing the costs, expenses, and fees incurred, and (ii) the amounts allocated to such labor, work, and materials in the line items in the Unit Budget multiplied by the percentage of completion of such labor, work, and materials.

6.11       Title Insurance; Title Insurance Claims. Administrative Agent may determine from time to time the allocation of title insurance between parcels of Collateral, and the amount of title insurance coverage that Borrower is required to provide pursuant to the Title Policy, and Administrative Agent may enter into such agreements with Title Company as Administrative Agent reasonably deems appropriate including, without limitation, aggregation agreements, which shall contain such terms and conditions as Administrative Agent may reasonably require. Administrative Agent may, from time to time, in its reasonable discretion, (a) require endorsements to the Title Policy or (b) require co-insurance or re-insurance with respect to the Title Policy. If the Title Company pays any claims under the Title Policy, and if Administrative Agent advises Borrower that Administrative Agent has determined that the remaining coverage is insufficient, in the reasonable discretion of Administrative Agent, Borrower will take any and all action necessary to cause the total coverage amount under the Title Policy to remain at or to be increased to the original liability notwithstanding the payment of such claim or claims, including without limitation, providing any supplemental Title Policy or endorsements or reinsurance agreements if requested by Administrative Agent, the cost of which will be paid by Borrower. Upon payment of any such claims, Borrower will obtain and provide to Administrative Agent any and all documentation reasonably requested by Administrative Agent to ensure that the maximum coverage provided for hereunder will not have been diminished as a result of the payment of such claims.

6.12       Rights of Inspection; Correction of Defects.

(a)       Generally. Administrative Agent and its respective agents, employees, and representatives will have the right to enter upon each Approved Subdivision, during business hours and, if requested by Borrower, accompanied by representative of Borrower, in order to inspect the Approved Subdivision, the Lot Improvements, the Units and all aspects thereof. So long as no Default has occurred and is continuing and unless Administrative Agent has reasonably determined that an immediate and/or unannounced inspection is necessary, Administrative Agent will endeavor to give Borrower reasonable advance notice of inspections. Inspections will be subject to Borrower’s reasonable and customary safety requirements applicable to active construction sites. Borrower acknowledges that Administrative Agent may inspect or cause to be inspected on a monthly basis at least 25% of the Lots and 25% of the Units included in the Eligible Collateral. If Administrative Agent determines that any materials or work do not conform with the respective A&D Lot Development Plans and Specifications and the Unit Plans and Specifications, as applicable, in all material respects or with any applicable Requirements or are otherwise not in conformity with sound building practice, Administrative Agent will have the right to stop the work on the affected Lots and Unit(s) and to order replacement or correction of any such materials or work regardless of whether or not such materials or work have theretofore been incorporated in the Unit (and/or to require that the affect Lots and Unit(s) be removed from Eligible Collateral until such defects or other issues are corrected), regardless of whether Administrative Agent’s representatives have previously inspected such work or materials, and regardless of whether Administrative Agent has previously made Revolving Loans to pay for such work or materials. Borrower will promptly make such replacement or correction.

(b)       No Right to Rely. All inspections by Administrative Agent or on behalf of Administrative Agent, approvals of Draw Requests by Administrative Agent and other actions by Administrative Agent in connection therewith are for the sole purpose of protecting the security of Administrative Agent and the Lenders and are not to be construed as a representation by Administrative Agent to any Person that there has been compliance with the A&D Lot Development Plans and Specifications and the Unit Plans and Specifications, the Loan Documents, the applicable Requirements, or that the Lots or Units are free of defects in materials or workmanship. No such inspections or review will limit any of the rights and remedies of Administrative Agent pursuant to this Agreement or the other Loan Documents, including without limitation, the right to require compliance with Section 6.10. Based on such inspections, Administrative Agent may adjust the Eligible Collateral, Collateral Values, Maximum Allowed Advances and other calculations pursuant to this Agreement. Borrower may make or cause to be made such other independent inspections as Borrower may desire for its own protection.

(c)       Inspector(s). Administrative Agent may employ outside inspectors to perform some or all of the inspection duties set forth in this Section 6.12 and may also elect to have its own employees perform some or all of such inspection duties and review the reports of outside inspectors.

(d)       Miscellaneous. Any inspections or determinations made by Administrative Agent or lien waivers, receipts, or other agreements, documents, and instruments obtained by Administrative Agent are made or obtained solely for Administrative Agent’s own benefit and not in any way for the benefit or protection of Borrower. Administrative Agent may accept and rely on any information from an architect, any other Person providing labor, materials, or services for the Approved Subdivision, Borrower, or any other Person as to labor or materials furnished or incorporated in the Units or the Approved Subdivision and the cost and payment therefor and as to all other matters relating to construction of the Lot Improvements and Units without the necessity of verifying such information. Administrative Agent will not have any obligation to Borrower to ensure compliance by contractor, engineer, or any other Person in carrying out construction of the Lot Improvements or Units.

6.13       Verification of Costs. Administrative Agent will have the right at any time and from time to time to review and verify all costs, expenses, and fees in each Unit Budget. Based on its review and verification of costs, expenses, and fees in each Unit Budget, Administrative Agent will have the right to (a) adjust any and all such budgeted amounts for purposes of determining Collateral Values of Eligible Collateral and (b) reduce or increase the applicable Collateral Values.

6.14       Use of Proceeds of Revolving Loans. Borrower will use proceeds of Revolving Loans only for the purposes described in Section 2.4(b).

6.15       Further Assurances. Borrower will promptly execute, acknowledge, and deliver such additional agreements, documents, and instruments and do or cause to be done such other acts as Administrative Agent may reasonably request from time to time to better assure, preserve, protect, and perfect the interest of Administrative Agent in the Collateral and the rights and remedies of Administrative Agent under this Agreement and the other Loan Documents. Without limiting the foregoing, to the extent that Administrative Agent determines from time to time the Deed of Trust, amendments to the Deed of Trust, financing statements, subordinations, and other documents are required in order to perfect all Liens and Encumbrances in favor of Administrative Agent, and cause all Collateral encumbered by the Deed of Trust to be subject only to Permitted Exceptions, Borrower will execute and deliver such documents, instruments and other agreements as Administrative Agent may request.

6.16       Costs and Expenses of Borrower’s Performance of Covenants and Satisfaction of Conditions. Borrower will perform all of its obligations and satisfy all conditions applicable to it under this Agreement and the other Loan Documents at its sole cost and expense.

6.17       Environmental Reports. Borrower will complete and submit to Administrative Agent, if requested by Administrative Agent, an updated environmental questionnaire every year after the Effective Date. If such questionnaires contain any information deemed significant by Administrative Agent, in its sole discretion, Administrative Agent may require that Borrower obtain or conduct further studies and reports from independent environmental engineers regarding such matters, all at the sole cost and expense of Borrower.

6.18       Homeowners’ Associations. Borrower shall, and shall cause each Subsidiary of Borrower to, timely and diligently perform all obligations of Borrower and each Subsidiary of Borrower and, if controlled by Borrower or a Subsidiary of Borrower, the declarant, sponsor, or controlling person of all homeowners’ associations in the Approved Subdivision and all subassociations or community associations and Borrower shall, and shall cause each Subsidiary of Borrower to, pay or cause to be paid when due all dues, assessments, in-lieu payments and subsidies due from Borrower, any such Subsidiary, or the developer. Borrower shall, to the extent practicable and within Borrower’s control, cause such associations to be managed and to perform their obligations as such associations for the benefit of the developments and homeowners in a manner consistent with and at least equal to their prior and present management so that all community and recreational facilities, and all landscaping, security gates, lighting and other amenities will be maintained and operated in the manner heretofore contemplated. Borrower shall enforce on a timely basis all covenants, conditions and restrictions applicable to the Approved Subdivision and the property within the Approved Subdivision which are material to the value of the Collateral and with respect to which Borrower is entitled to pursue such enforcement.

6.19        Deposit Accounts. Borrower shall, and shall cause its Subsidiaries to, maintain Western Alliance Bank as their principal depository bank for all deposit accounts and operating accounts related to the projects financed pursuant hereto, and, to the extent permitted by law and contractual agreements, security and escrow deposits for such projects.

6.20        Separateness Covenants. Borrower agrees that except as permitted by this Agreement or the other Loan Documents, (a) Borrower and its Subsidiaries shall maintain separate records, books and accounts from those of Parent and its other Subsidiaries; (b) each Project Owner shall maintain separate books and records with respect to the Approved Subdivisions of that Project Owner, (c) Borrower shall not, and shall not cause of permit any of its Subsidiaries to commingle funds or assets with those of Parent or its other Subsidiaries; (d) Borrower shall correct any known misunderstanding regarding its and each Project Owner’s separate identity; (e) Borrower shall, and shall cause each Project Owner to, maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other entity; and (f) Borrower shall, and shall cause each Project Owner to, hold regular meetings, as appropriate, to conduct its business and observe all organizational formalities and record keeping.

ARTICLE 7

BORROWER NEGATIVE COVENANTS

The following negative covenants shall be applicable to Borrower and (as designated) Guarantor until this Agreement has terminated or expired and all Obligations are paid and performed in full and Administrative Agent, Issuing Bank and Lenders have no further obligation to make any Credit Extensions to Borrower or any other Loan Party:

7.1        Indebtedness. Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)       Indebtedness under the Loan Documents.

(b)       The Permitted Subordinated Debt.

(c)       Indebtedness outstanding on the date hereof and listed on Schedule 7.1 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder.

(d)       Trade debt incurred in the ordinary course of Borrower’s or a Project Owner’s business and paid in the ordinary course of Borrower’s or such Project Owner’s business and in any event not more than ninety (90) days after the invoice date, or if a payment date is specified in the applicable invoice within ninety (90) days after such specified payment date.

(e)       Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business.

(f)       Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business.

7.2         Liens. Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)       With respect to Collateral, the Permitted Exceptions;

(b)       Liens existing on the date hereof and listed on Schedule 7.2 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the Liens do not encumber any Collateral unless also included in the definition of Permitted Exceptions; (iii) the amount secured or benefited thereby is not increased, (iv) the direct or any contingent obligor with respect thereto is not changed; and (v) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.1(b);

(c)       Involuntary Liens for Impositions that are not delinquent and such Liens are being contested in good faith and by appropriate proceedings for which adequate reserves shall have been established on Borrower’s books in accordance with GAAP;

(d)       Inchoate Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and materialmen’s Liens and other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent;

(e)       Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(f)       Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalent Investments on deposit in one or more accounts maintained by Borrower or any Project Owner, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained provided, that except with respect to Liens in favor of Administrative Agent for the benefit of Lenders, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(g)       Liens arising out of judgments or awards not resulting in an Event of Default; provided that such Liens do not attach to any Eligible Collateral;

(h)       Any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority; or

(i)        Sale Leaseback Transactions of Model Units that are permitted under this Agreement.

7.3         Fundamental Changes. None of the Loan Parties will dissolve, divide or liquidate, nor will Borrower or any Subsidiary become a party to any merger or consolidation or plan of division, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any Person. In addition, Borrower shall not cause or permit a Change of Control.

7.4         Prohibition on Amendments to Organizational Documents. Without the prior written consent of Administrative Agent (which consent may be granted or withheld in the reasonable discretion of the Administrative Agent), Borrower shall not allow any amendments to be made in the terms of any Organizational Documents of Borrower or any Subsidiary, in each case to the extent that such amendments would materially and adversely affect the validity and enforceability of the Obligations or Borrower’s ability to obtain equity contributions, or that would materially impair any security for the Obligations.

7.5         Lines of Business. Borrower (directly or through any other Persons) will not engage in or permit any Project Owner to engage in any line or lines of business activity other than the Approved Lines of Business.

7.6         Transfers.

(a)       No Sale or Transfer. Except as permitted by this Agreement or the Deed of Trust, Borrower shall not, and shall not permit any Subsidiary to, sell or otherwise transfer (whether voluntarily or involuntarily) any Approved Subdivision or other Collateral of Borrower or such Subsidiary.

(b)       No Transfers to Affiliates. Borrower shall not sell or transfer, or permit any Subsidiary to sell or transfer, any material property or assets to Affiliates.

(c)       Certain Permitted Transfers. Notwithstanding the foregoing, if (i) a Subdivision has been rejected by Administrative Agent as an Approved Subdivision, or (ii) prior to recordation of a Deed of Trust on an Approved Subdivision, Borrower elects not to include such Subdivision as an Approved Subdivision, then, in each case, so long as no Event of Default has occurred and is continuing, Borrower may transfer or cause to be transferred such Subdivision or Borrower’s interest in the applicable Project Owner to another Person.

7.7        Restricted Payments. Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)       each Subsidiary may make Restricted Payments to Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made;

(b)       Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c)       Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(d)       Borrower may (i) declare or pay cash dividends or distributions to Parent and (ii) purchase, redeem or otherwise acquire for cash its Equity Interests if, in either such case, after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) Borrower’s net income (as determined in accordance with GAAP and after taking into account any payments on Subordinated Debt) for the Fiscal Year in respect of which such dividend or distribution is being made is greater than zero, and (C) the amount of such dividend or distribution is not greater than such net income for such Fiscal Year. For clarity, this Section 7.7(d) shall not prohibit payments to Parent (whether in the form of dividends, distributions or reimbursement payments) to reimburse Parent for out-of-pocket costs and expenses incurred by Parent (whether by payment to third parties or investment in the capital of Borrower) with respect to an Approved Subdivision.

7.8        Investments. Borrower will not, and will not permit any Subsidiary to, make any Investments, except Permitted Investments.

7.9        Transactions with Affiliates. Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

7.10       Certain Restrictive Agreements. Borrower will not, and will not permit any Subsidiary to, enter into any contract or other obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, (a) limits the ability of (i) any Subsidiary to make Restricted Payments to Borrower or to otherwise transfer property to Borrower, (ii) any Subsidiary to Guarantee Indebtedness of Borrower or (iii) Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations.

7.11       Subordinated Debt. Borrower shall not make or permit to be made any payments, prepayments or other distributions in respect of Subordinated Debt or principal, interest of other amounts outstanding thereon except to the extent (a) expressly permitted by the Intercompany

Subordination Agreement, and (b) such payments are permitted pursuant to the applicable Land Seller Subordination Agreement.

7.12       Sale Leaseback Transactions. Borrower will not, and will not permit any Subsidiary to, enter into Sale Leaseback Transaction except for Sale Leaseback Transactions with respect to Model Units that satisfy Section 2.17(e).

7.13       Financial Covenants. Borrower and Parent shall not violate any of the following financial covenants:

(a)       Liquidity. At all times during the term of the Loan, Parent, the consolidated Subsidiaries of Parent, and the other Loan Parties shall maintain Liquidity at a minimum of $35,000,000, tested by Administrative Agent on a quarterly basis, as verified by Administrative Agent pursuant to bank and/or brokerage statements furnished to Administrative Agent by Borrower and/or Parent. The first quarterly testing period shall commence on December 31, 2017. As used herein, Minimum Liquidity will only be measured based on bank or brokerage accounts held in their own name by Parent and the other Loan Parties. “Liquidity” means an amount equal to the sum of: (i) Parent’s, its consolidated Subsidiaries’, and the other Loan Parties’ aggregate unencumbered and unrestricted cash (including (x) cash deposited with Western Alliance Bank to cash collateralize letters of credit issued by Western Alliance Bank for the account of Borrower or another Loan Party to the extent such cash has not been applied to reimbursement and other obligations in respect of such letters of credit and (y) other deposit accounts maintained pursuant to Section 7.13(b)), (ii) Parent’s, its consolidated Subsidiaries’, and the other Loan Parties’ aggregate unencumbered and unrestricted cash equivalents (to the extent consisting of readily marketable securities, excluding “margin stock” [within the meaning of Regulation U of the Board of Governors of the Federal Reserve System], restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission), deemed by Administrative Agent in its sole and absolute discretion to be liquid, and (iii) the Undrawn Availability; provided, however, Liquidity shall only include such cash and other assets held with financial institutions in the United States and shall not include cash or other assets held by Parent’s Subsidiaries that are not formed pursuant to the laws of the United States (or a State of the United States) and with operations exclusively in the United States.

(b)       Minimum Deposits. Parent shall maintain, or cause to be maintained, average daily free collected balances on deposit at all of the Lenders in the aggregate amount of at least $25,000,000, and of such amount, not less than $23,500,000 must be held at Western Alliance Bank, this covenant to be tested by Administrative Agent as of the end of each fiscal quarter of Parent (commencing with the fiscal Year ending December 31, 2017) for the fiscal quarter then ended. Such deposits shall be maintained by Parent, another Loan Party or other Subsidiaries of Parent designated in writing by Parent to Administrative Agent in such form as Administrative Agent may reasonably request. For clarity and for purposes of determining compliance with this Section 7.13(b), such free collected balances shall include Cash Collateral held by the Issuing Bank (or the Administrative Agent) in order to Cash Collateralize L/C Obligations pursuant to Section 2.05 or Section 2.19 to the extent that such Cash Collateral has not been applied to the payment of L/C Obligations or other Obligations and without limiting any Loan Party’s obligation with respect to the pledge and maintenance of such Cash Collateral.

(c)       Minimum Tangible Net Worth. At all times during the term of the Loan, Parent shall maintain a minimum Tangible Net Worth of $100,000,000 to be tested by Administrative Agent on a quarterly basis, beginning on December 31, 2017. “Tangible Net Worth” means the sum of (a) the Parent’s consolidated total assets; minus (b) intangible assets (goodwill, patents, trademarks, trade names, organizational expense, treasury stock, monies due from affiliates, officers, directors or shareholders of Parent and other intangibles); minus (c) Consolidated Debt of Parent, plus (d) the Subordinated Debt pursuant to the Intercompany Subordination Agreement.

(d)       Maximum Leverage Ratio. At all times during the term of the Loan, Parent shall maintain a Leverage Ratio not greater that the ratios set forth in the table below for the applicable periods. The Leverage Ratio shall be tested by Administrative Agent on a quarterly basis, beginning with the fiscal quarter ending on December 31, 2017. The “Leverage Ratio” means the ratio determined by Administrative Agent and calculated by taking (a) the sum of (i) Consolidated Debt minus (ii) the Subordinated Debt pursuant to the Intercompany Subordination Agreement, divided by (b) Total Capitalization. “Total Capitalization” means the sum (without duplication) of (a) Tangible Net Worth, plus (b) the Subordinated Debt pursuant to the Intercompany Subordination Agreement and plus (c) Consolidated Debt. The maximum Leverage Ratio shall be as follows:

Fiscal Quarter End	Maximum Leverage Ratio
December 31, 2017	1.00:1.00
March 31, 2018	1.00:1.00
June 30, 2018	1.00:1.00
September 30, 2018	1.00:1.00
December 31, 2018	0.85:1.00
March 31, 2019	0.85:1.00
June 30, 2019	0.75:1.00
September 30, 2019	0.75:1.00
December 31, 2019 and each	0.75:1.00
Fiscal Quarter thereafter

(e)       Interest Coverage. Commencing with the fiscal quarter ending December 31, 2018, and continuing at the end of each calendar quarter thereafter, Parent shall maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense in an amount greater than or equal to 1.00 to 1.00. The interest only coverage ratio shall be calculated by Administrative Agent based upon the Consolidated EBITDA and Consolidated Interest Expense for the applicable preceding consecutive four (4) quarter period.

(f)       Annual Gross Margin. Commencing with the Fiscal Year ending December 31, 2018, Parent shall maintain a Gross Profit Margin of at least 11.00% for the Fiscal Year then ended. For each Fiscal Year thereafter the minimum Gross Profit Margin shall be the Gross Profit Margin approved by Administrative Agent pursuant to Section 6.4(h), and which in no event will be less than 0%.

(g)          Annual Net Margin. Commencing with the Fiscal Year ending December 31, 2018, Parent shall maintain a Net Profit Margin of at least 4.00% for the Fiscal Year then ended. For each Fiscal Year thereafter the minimum Net Profit Margin shall be the Net Profit Margin approved by Administrative Agent pursuant to Section 6.4(h), and which in no event will be less than 0%.

ARTICLE 8

EVENTS OF DEFAULT

8.1          Events of Default. Each of the following will be an event of default which entitles Administrative Agent to exercise the rights and remedies in Section 8.2 (each, an “Event of Default”):

(a)          Payment.

(i)       Borrower shall fail to pay any principal of any Revolving Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, on maturity, or otherwise;

(ii)       Borrower shall fail to pay any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(iii)       Borrower shall fail to Cash Collateralize L/C Obligations as and when required under this Agreement and the other Loan Documents; or

(iv)       Borrower shall fail to pay any interest on any Revolving Loan, any L/C Obligation, or any fee or any other amount (other than an amount referred to in paragraph (i) or (ii) of this Section) payable under this Agreement, any other Loan Document or the Fee Letter, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days.

(b)          Negative Covenants/Financial Covenants. Borrower shall fail to perform any term, covenant or agreement contained in Article 9 or (ii) Borrower or Parent shall breach or violate any financial covenant contained in Section 7.13.

(c)          Other Defaults. Any Loan Party shall fail to perform any obligation not specifically identified in Section 8.1(a) or 8.1(b) or perform any other obligation not involving the payment of money, or to comply with any other term or condition applicable to any Loan Party, under any Loan Document and (except with regard to the obligation to maintain insurance pursuant to Section 6.8) such failure continues following the expiration of thirty (30) days after written notice of such failure by the Administrative Agent to Borrower unless Borrower has commenced such cure within such thirty (30) day period, in which event no Event of Default shall be deemed to have occurred if within such thirty (30) day period Borrower commences a diligent effort to cure such failure and continues such diligent effort until such failure is fully and completely cured, which in all events must occur within sixty (60) days of the notice of such failure.

(d)       Representations and Warranties. Any representation or warranty by any Loan Party in any Loan Document is materially false, incorrect, or misleading as of the date made or received; provided, however, that such breach of a representation or warranty shall not constitute an Event of Default in the event that (a) such breach is not intentional, (b) such breach is immaterial, and (c) such breach is remedied in a timely manner and in any event not more than thirty (30) days after the earlier of Administrative Agent’s request or when a Responsible Officer of the Borrower has actual knowledge of such breach.

(e)       Material Adverse Change. The occurrence of a Material Adverse Change.

(f)       Failure to Maintain Insurance. Any of the insurance coverages required pursuant to Section 6.8 lapses or expires without being replaced by other insurance policies that comply with Section 6.8 prior to such lapse or expiration.

(g)       Other Indebtedness. (i) The Parent, Borrower or any Subsidiary of either shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount of more than $10,000,000, in each case beyond the applicable grace period with respect thereto, if any; or (ii) the Parent, Borrower or any Subsidiary of either shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity.

(h)       Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any other Loan Party or any of their debts, or of a substantial part of any of their assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any other Loan Party or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)       Voluntary Proceedings. Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any other Loan Party or for a substantial part of the assets of Borrower or any other Loan Party, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)       Inability to Pay. Borrower or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)       Judgments. There is entered against Borrower or other Loan Party (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $500,000.00 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to cause a Material Adverse Change and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(l)       ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000.00.

(m)	Control. A Change of Control shall occur.

(n)       Enforceability. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or Borrower or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document.

(o)       Dissolution, etc. The dissolution or liquidation of Borrower or any other Loan Party or the taking of any action by Borrower or any Loan Party toward a dissolution or liquidation.

(p)       Foreclosure Proceedings. The filing of any foreclosure proceeding, giving notice of a trustee’s sale, or any other action by any Person, other than Administrative Agent, to realize upon any of the Collateral under any Lien or Encumbrance on any or all of the Collateral, regardless of whether such Lien or Encumbrance is a Permitted Exception and regardless of whether junior or senior to the Deed of Trust.

(q)       Transfer. The occurrence of any “Transfer” as that term is defined in the Deed of Trust.

(r)         Other Loan Documents. The occurrence of an Event of Default pursuant to any other Loan Document.

(s)         Swap Contracts. The occurrence or existence of any default, event of default or similar condition or event (however described) with respect to any Swap Contract.

(t)         Other Defaults. Borrower or any other Loan Party shall make any payment in respect of Subordinated Debt that is not permitted pursuant to this Agreement or the applicable subordination agreement.

8.2          Remedies. Upon the occurrence of any Event of Default and at any time thereafter, for so long as such Event of Default is continuing:

(a)         the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take any or all of the following actions, at the same or different times:

(i)         terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(ii)        declare the Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower;

(iii)       require that the Borrower Cash Collateralize the L/C Obligations as provided in Section 2.19; and

(iv)       exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and applicable Law;

provided that, in case of any event with respect to the Borrower described in Section 8.1(h) or (i), the Commitments shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(b)         if and to the extent not previously delivered to Administrative Agent, Borrower will, upon demand of Administrative Agent, deliver to Administrative Agent all surveys, plans and specifications, building permits, construction contracts and subcontracts, plats and other maps, lien releases, subdivision reports, annexation documents, declarant’s rights, marketing material and other documents, permits, licenses and contracts that are necessary to complete construction and marketing of the Lots and Units, and Borrower will, on demand of Administrative Agent, assign to Administrative Agent such of Borrower’s rights thereunder as Administrative Agent may request. Administrative Agent shall be entitled to use and rely on all such surveys, plans, specifications, building permits, construction contracts and subcontracts, plats and other maps and other materials, permits, licenses and contracts without any further authorization or direction from Borrower and without any further consent from any other Person;

(c)       Administrative Agent may enforce any and all rights and remedies under this Agreement and the other Loan Documents against any or all Collateral and may pursue all rights and remedies available at law or in equity;

(d)       without limiting any other rights and remedies to which it is entitled, Administrative Agent may, at its option, without notice to Borrower or without regard to the adequacy of the Collateral for the payment of the Obligations, appoint one or more receivers of the Collateral, and Borrower does hereby irrevocably consent to such appointment, with such receivers having all the usual powers and duties of receivers in similar cases, including the full power to maintain, sell, dispose and otherwise operate the Collateral upon such terms that may be approved by a court of competent jurisdiction;

(e)       Administrative Agent may direct all escrow companies and closing agents to pay over to Administrative Agent directly all moneys to which Borrower is entitled and held by such parties in pending escrows;

provided that, in case of any event with respect to Borrower described in Section 8.1(h) or Section 8.1(i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

8.3         Credit Bidding. Administrative Agent or any Lender may purchase, in any public or private sale conducted under the provisions of the UCC (including pursuant to Sections 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to Section 363 of the Bankruptcy Code) or at any sale or foreclosure conducted by Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Laws, all or any portion of the Collateral. The Lenders hereby irrevocably authorize Administrative Agent, and upon the written consent of the Required Lenders to Credit Bid (in an amount and on such terms as may be directed by Required Lenders) and purchase at any such sale (either directly or through one or more acquisition vehicles) all or any portion of the Collateral on behalf of and for the benefit of the Lenders (but not as agent for any individual Lender or Lenders, unless the Required Lenders shall otherwise agree in writing). Each Lender hereby agrees that, except as otherwise provided in the Loan Documents or with the written consent of Administrative Agent and the Required Lenders, it will not exercise any right that it might otherwise have to Credit Bid at any sales of all or any portion of the Collateral conducted under the provisions of the UCC or the Bankruptcy Code, foreclosure sales or other similar dispositions of Collateral.

8.4         Collateral Protection; Completion of Construction. Administrative Agent may at any time, but will not be obligated to, make Protective Advances which will be deemed to be Revolving Loans hereunder. In addition, Administrative Agent may take all action necessary to complete the construction of any Units and expend all sums necessary therefor. Administrative Agent may, but will not be obligated to, make Revolving Loans from time to time to pay all costs and expenses of such completion. All amounts so advanced will be immediately due and payable by Borrower and will be added to the outstanding principal amount of all Revolving Loans. Administrative Agent will not have any duty to account to Borrower for any such expenditures.

8.5         Secured by Collateral and Deed of Trust. All Protective Advances, all other advances by Administrative Agent and the Lenders, and all other charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Administrative Agent and the Lenders in exercising any right, power or remedy conferred by this Agreement or any other Loan Document, or in the enforcement hereof, or in the protection of the Collateral or the completion of the Collateral, together with interest thereon at the Default Rate, from the date advanced, paid or incurred until repaid. Any Protective Advance will only occur through Administrative Agent or at Administrative Agent’s direction and will not be funded directly to Borrower or any of its Affiliates by Administrative Agent or any Lender. Notwithstanding the foregoing, each Protective Advance and the charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Administrative Agent or Lenders in exercising any right, power or remedy conferred by this Agreement or any other Loan Document or in the enforcement thereof or in the protection of the Collateral or the completion of Collateral shall be charged to Borrower pursuant to Section 10.4. The amount of such Protective Advances shall be secured by the Deed of Trust.

8.6         Multiple Real and Personal Property Security. Borrower hereby acknowledges that Lenders are extending credit based upon both the financial statements of the Loan Parties and the values of the Collateral. Accordingly, Borrower hereby agrees that, from and after any Event of Default, Administrative Agent will be allowed, to the greatest extent permitted by applicable Law, including the laws of whichever jurisdiction Administrative Agent may choose as most facilitating for the exercise of the rights of Administrative Agent and Lenders (and which may be applicable), to pursue and realize upon all of the remedies available to Administrative Agent and Lenders under any of the Loan Documents, at law, in equity, or otherwise, and simultaneously or consecutively, in the discretion of Administrative Agent, including, without limitation, commencement of one or more actions in one or more jurisdictions for repayment of all or portions of the Obligations, for the separate or simultaneous sale or foreclosure of the Collateral or portions thereof, for the obtaining of judgments and/or deficiency judgments, for the seeking of injunctive relief and receiverships, and for maximum access to and realization from the Obligations and Collateral or portions thereof in such manner as Administrative Agent may deem in the interest of Administrative Agent and Lenders, and Borrower hereby waives any requirement that any deficiency judgment proceeding be initiated or completed with respect to any other property constituting Collateral as a condition to commencing any enforcement proceeding against any party or any particular item of Collateral. Borrower hereby expressly acknowledges and agrees that various consents, waivers and agreements set forth in any of the Loan Documents, including the Deed of Trust, were granted in recognition of the foregoing, and that all such waivers, consents and agreements will apply to each other Loan Document as though set forth therein. In addition to any other consents, waivers and agreements set forth in any of the Loan Documents, and without limiting the foregoing, Borrower agrees that, to the maximum extent permitted by applicable Law,

Lender may foreclose on and/or sell all properties serving as Collateral located in the same state in any one or more counties where any of the properties in that state are located; any personal property located on real property encumbered by the Deed of Trust may be foreclosed upon in the manner provided for, simultaneously with, and as a part of the proceeding for, foreclosure of the real property; and Borrower hereby waives the benefits of any “one-action rule” which may be applicable to it or to any of the Collateral and waives marshaling of assets for itself and all other parties claiming by, through or under it.

8.7         Scheduled Payments. Administrative Agent, Lenders and Borrower acknowledge that notwithstanding the continuation of an Event of Default, Borrower may elect to continue to make scheduled payments. Administrative Agent’s acceptance of any such payments shall not be a waiver of any of Administrative Agent’s or any Lender’s rights and remedies, and Administrative Agent and the Lenders shall continue to be entitled to all such rights and remedies (including, without limitation, acceleration and foreclosure).

8.8         Application of Payments.

(a)          So long as no Event of Default has occurred and is continuing, if at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds received shall, subject to Section 2.18, be applied (i) first towards payment of fees, indemnities and expense reimbursements then due hereunder to the parties entitled thereto; (ii) second, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to each such parties; (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereof in accordance with the amounts of principal then due to such parties; and (iv) fourth, towards payment of Bank Product Liabilities then due.

(b)          Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Sections 2.19, shall be applied by the Administrative Agent as follows:

(i)       first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 10.4 and amounts payable under the Administrative Agency Fee Letter) payable to the Administrative Agent in its capacity as such;

(ii)       second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (other than principal, reimbursement obligations in respect of L/C Disbursements, interest and L/C Fees, but including fees and disbursements and other charges of counsel payable under Section 10.4) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this paragraph (ii) payable to them;

(iii)       third, (A) to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and unreimbursed L/C Disbursements and (B) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.19, Section 2.20, or any other provision of this Agreement, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (iii) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the Issuing Bank to Cash Collateralize such L/C Obligations, (y) subject to Section 2.19(c) or 2.20, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (iii) shall be used to satisfy drawings under such Letters of Credit as they occur, and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed in accordance with this clause (iii).

(iv)       fourth, to the payment in full of all other Obligations (including Bank Product Liabilities), in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(v)       finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 9

AGENCY

9.1         Appointment and Authority. Each of the Lenders hereby irrevocably appoints Western Alliance Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 9.6(b), the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3         Exculpatory Provisions.

(a)          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Borrower or a Lender.

(c)       The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub- agent, and shall apply to their respective activities in connection with the syndication of the Loan as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6         Resignation of Administrative Agent.

(a)       The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, upon approval by the Borrower if no Event of Default then exists, such approval not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in Phoenix, Arizona, or an Affiliate of any such bank with an office in Phoenix, Arizona. If no such successor shall have been appointed by the Required Lenders as aforesaid and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)       If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may and upon the request of the Borrower shall, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, upon approval by the Borrower if no Event of Default then exists, such approval not to be unreasonably withheld or delayed, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)       With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.7         Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8         No Other Duties. Anything herein to the contrary notwithstanding, no Person designated as an “arranger” “syndication agent”, “bookrunner” or other title shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

9.9         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower or any other Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.4) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the terms of this Agreement and the other Loan Documents;

(c)       and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender.

9.10         Bank Product Liability Arrangements. By reason of a Lender’s execution of this Agreement or an Assignment and Assumption, as the case may be, any Affiliate of such Lender with whom any Loan Party has entered into an agreement creating a Bank Product Liability shall be deemed a Lender party hereto for the purposes of any reference in a Loan Document to the parties for whomthe Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Document consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and guaranty as more fully set forth in Section 8.8. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to any Bank Product Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

9.11         Foreclosure. In the event that all or any portion of the property encumbered by the Deeds of trust (the “Mortgaged Property”) is acquired by Administrative Agent as the result of a foreclosure or acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, title to any such Mortgaged Property or any portion thereof shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the benefit of the Lenders, or in an entity co-owned by the Lenders as determined by the Administrative Agent. Administrative Agent shall prepare a recommended course of action for such Mortgaged Property (the “Post-Foreclosure Plan”) and submit it to the Lenders for approval by the Required Lenders. In the event that Administrative Agent does not obtain the approval of the Required Lenders to such Post-Foreclosure Plan, any Lender shall be permitted to submit an alternative Post-Foreclosure Plan to Administrative Agent, and Administrative Agent shall submit any and all such additional Post-Foreclosure Plan(s) to the Lenders for evaluation and the approval by the Required Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Mortgaged Property acquired and administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Mortgaged Property, and the collecting of rents and other sums from such Mortgaged Property and paying the expenses of such Mortgaged Property. Upon demand therefor from time to time, each Lender will contribute its ratable share (based on their respective Commitments immediately prior to the termination thereof) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Mortgaged Property. In addition, Administrative Agent shall render or cause to be rendered by the managing agent, to each of the Lenders, monthly, an income and expense statement for such Mortgaged Property, and each of the Lenders shall promptly contribute its ratable share (based on their respective Commitments immediately prior to the termination thereof) of any operating loss for the Mortgaged Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the Post-Foreclosure Plan. To the extent there is net operating income from such Mortgaged Property, Administrative Agent shall, in accordance with the Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in proportion to their respective Commitments immediately prior to the termination thereof. The Lenders acknowledge that if title to any Mortgaged Property is obtained by Administrative Agent or its nominee, or an entity co-owned by the Lenders, such Mortgaged Property will not be held as a permanent investment but will be disposed of as soon as practicable and within a time period consistent with the regulations applicable to national banks for owning real estate. Administrative Agent shall undertake to sell such Mortgaged Property at such price and upon such terms and conditions as the Required Lenders shall reasonably determine to be most advantageous. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Mortgaged Property in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage defining the rights of the Lenders in the same, which agreement shall be in all material respects similar to the rights of the Lenders with respect to the Mortgaged Property. Lenders agree not to unreasonably withhold or delay their approval of a Post-Foreclosure Plan or any third party offer to purchase the Mortgaged Property. An offer to purchase the Mortgaged Property at a gross purchase price of 95% of the fair market value of the property as set forth in a current Appraisal, shall be deemed to be a reasonable offer. Notwithstanding any other provision of this Section 9.11, in no event will Administrative Agent be required to take any action that Administrative Agent determines could subject it to any liabilities (including by deemed assumption of Loan Party liabilities) under any Lien or Encumbrance.

9.12         Lender Representation. Each Lender as of the Effective Date represents and warrants as of the Effective Date (or, if later, as of the date it becomes a Lender) to the Administrative Agent and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that (a) such Lender is not and will not be an employee benefit plan subject to Title I of ERISA or a plan or account subject to Section 4975 of the Internal Revenue Code; (b) the assets of such Lender do not constitute “Plan Assets” within the meaning of Section 3(42) of ERISA, or (c) such Lender is not a “Governmental Plan” within the meaning of Section 3(32) of ERISA.

ARTICLE 10

MISCELLANEOUS

10.1         Notices Generally.

(a)          Addresses. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i)       if to Borrower, to it at the address set forth on Exhibit M;

(ii)       if to the Administrative Agent, to it at the address set forth on Exhibit M;

(iii)       if to Issuing Bank, to it at the address set forth on Exhibit M; and

(iv)       if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

(b)          Effectiveness. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).

(c)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)          EMail. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(e)          Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(f)          Platform.

(i)       Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform. Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(ii)       The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.2       Waivers; Amendments.

(a)       No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

(b)       Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower, the Collateral and any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Lenders and such Affiliates of Lenders that may enter into or provide Bank Products hereby so authorize Administrative Agent; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or (ii) any Lender from exercising setoff rights in accordance with Section 10.9; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 8.1 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(c)       Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing executed by Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by Borrower and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)       extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default or Event of Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii)       reduce the principal of, or rate of interest specified herein on, any Revolving Loan or any L/C Disbursement or any fees or other amounts payable hereunder or under any other Loan Document (other than the Fee Letter), without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of Borrower to pay interest at the Default Rate or to pay any late charge or (y) to waive or amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii)       postpone any date scheduled for any payment of principal of, or interest on, any Revolving Loan or L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)       change Sections 2.14, or 8.8 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)       waive any condition set forth in Article 4 without the written consent of each Lender;

(vi)       change Section 2.5(e) in a manner that would permit the expiration date of any Letter of Credit to occur after the Commitment Termination Date without the consent of each Lender; or

(vii)       change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the

Administrative Agent or the Issuing Bank, unless in writing executed by the Administrative Agent and the Issuing Bank, as applicable.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender).

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

10.3       Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)       Releases. To release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted (or not prohibited) hereunder or under any other Loan Document, including Section 2.17, or (iii) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the Loan Document or other Loan Documents).

(b)       Subordination. To subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by the definition of Permitted Liens.

(c)       Other Matters. To approve title to any Approved Subdivision and in connection therewith to enter into any agreements that Administrative Agent deems necessary or appropriate, including agreements with land sellers and other Persons.

Upon request by the Administrative Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan

Documents) shall confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any applicable Loan Document or to enter into other agreements pursuant to this Section 10.3. In each case as specified in this Section 10.3, the Administrative Agent shall, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such items of Collateral from the Lien granted under the Collateral Documents or to subordinate its interest in such item, or to release a Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 10.3.

10.4       Expenses; Indemnity; Damage Waiver.

(a)       Costs, Expenses, and Fees. Borrower agrees to pay the fees separately agreed to in writing between Borrower and the Administrative Agent, including, without limitation, the fees set forth in the Fee Letter. In addition, Borrower agrees to pay on demand all reasonable out-of-pocket costs, expenses, and fees of the Administrative Agent and the Issuing Bank (including, without limitation, reasonable fees and expenses for outside attorneys, consultants and other professional advisers, paralegals, document clerks and specialists, appraisals, and appraisal review, and including the fees and expenses of the Administrative Agent, the Issuing Bank, and of its consultants and others retained by it pursuant to the Loan Documents): (i) in the negotiation, execution, delivery, administration and modification of the Loan Documents and in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (ii) in inspecting the Borrowing Base and the Collateral, including the evaluation of proposed Eligible Collateral and Approved Subdivisions. In addition, Borrower agrees to pay on demand all reasonable costs, expenses, and fees of the Administrative Agent and the Lenders (including, without limitation, reasonable fees and expenses for inside and outside attorneys, consultants and other professional advisers, paralegals, document clerks and specialists, appraisals, and appraisal review, and including the fees and expenses of the Administrative Agent, the Lenders, and of consultants and others retained pursuant to the Loan Documents): (A) in the modification or enforcement of the Loan Documents and exercise of the rights and remedies of the Administrative Agent, the Issuing Bank, and the Lenders; (B) in defense of the legality, validity, binding nature, and enforceability of the Loan Documents or any Letter of Credit; (C) otherwise in relation to the enforcement of the rights and remedies of the Administrative Agent, the Issuing Bank, and the Lenders under the Loan Documents; and (D) in preparing for the foregoing, whether or not any legal proceeding is brought or other action is taken. Such costs, expenses, and fees will include, without limitation, all such reasonable costs, expenses, and fees incurred in connection with any court proceedings (whether at the trial or appellate level). If such costs, expenses and fees or any other costs, expenses and fees from time to time due under the Loan Documents are not paid within five (5) Business Days after demand by the Administrative Agent, Borrower agrees to pay interest on such costs, expenses, and fees at the Default Rate from the date incurred until paid in full. In addition, if such costs, expenses and fees are not paid within such five (5) Business Day period, the Administrative Agent may, in its sole and absolute discretion, cause a Revolving Loan to be made to pay such costs, expenses and fees, whether or not such Revolving Loan has been requested by Borrower and whether or not the conditions precedent to a Revolving Loan have been satisfied. Arizona Revised Statutes Section 12-341.01 shall not be applicable to disputes arising under this Agreement or the other Loan Documents.

(b)       Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Loan or any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances (as defined in the Environmental Indemnity) on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability (as defined in the Environmental Indemnity) related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Administrative Agent in their capacities as such). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)       Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 10.4(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent).

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, any Letter of Credit or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)       Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f)       Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

10.5       Successors and Assigns.

(a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.5(b), (ii) by way of participation in accordance with the provisions of Section 10.5(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.5(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.5(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.5(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in Section 10.5(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.5(b)(i)(B) and, in addition:

(A)       the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that Borrower’s consent shall not be required during the primary syndication of the Loan; and

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)       No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.5(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.5(d).

(c)       Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Phoenix, Arizona a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.5 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(c)(i), (ii) or (iii) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(g) (it being understood that the documentation required under Section 2.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.5(b); provided that such Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.6       Survival. All covenants, agreements, representations and warranties made by Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Revolving Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Revolving Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.10, 2.11, 10.5, 10.16 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

10.7       Counterparts; Integration; Effectiveness; Electronic Execution.

(a)       Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)       Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.8       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provision shall be deemed to be in effect only to the extent not so limited.

10.9       Right of Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable Law, if an Event of Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time owing by any Lender or any Affiliate of any Lender to or for the credit or account of Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due; provided, however, that no Lender will exercise any right of setoff unless Administrative Agent consents to such exercise, or requires such exercise in Administrative Agent’s sole and absolute discretion and any Lender that exercises a right of setoff without such consent or requirement hereby agrees to indemnify Administrative Agent and each other Lender for, from and against any loss, liability, claims, damages, costs and expenses arising from the exercise of such right of setoff.

10.10       Governing Law; Jurisdiction; Etc.

(a)       Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Arizona.

(b)       Jurisdiction. Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Arizona sitting in Maricopa County, and of the United States District Court of the District of Arizona, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Arizona State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c)       Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.10(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

10.11      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12      JUDICIAL REFERENCE. IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) (EACH, A “CLAIM”) AND THE WAIVER SET FORTH IN SECTION 10.10 IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(a)       WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN PARAGRAPH (B) BELOW, ANY CLAIM WILL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS OTHERWISE APPROPRIATE UNDER APPLICABLE LAW.

(b)       THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (I) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (II) EXERCISE OF SELF-HELP REMEDIES (INCLUDING, WITHOUT LIMITATION, SET-OFF), (III) APPOINTMENT OF A RECEIVER AND (IV) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING, WITHOUT LIMITATION, WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (I)-(IV) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT.

(c)       UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(d)       ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(e)       THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA. THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE STATE AND FEDERAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING, WITHOUT LIMITATION, MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

(f)       THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.

10.13      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.14      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement or defense of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party

(or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the Loan or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower who did not acquire such information as a result of a breach of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.15      PATRIOT Act. Each Lender subject to the PATRIOT Act hereby notifies Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the PATRIOT Act.

10.16      Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in L/C Disbursements or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Loans or participations in L/C Disbursements and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (1) notify the Administrative Agent of such fact, and (2) purchase (for cash at face value) participations in the Revolving Loans and participations in L/C Disbursements and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and other amounts owing them; provided that:

(a)       if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)       the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.20, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements subject to Section 10.9, may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

10.17      Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Administrative Agent, the Issuing Bank, or any Lender, or the Administrative Agent, the Issuing Bank, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

10.18      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between Borrower and its Subsidiaries and the Administrative Agent, the Issuing Bank, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Issuing Bank, and the Lenders, on the other hand, (iii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the Issuing Bank, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, the Issuing Bank, and the Lenders has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Issuing Bank, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by Law, Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(c)       a reduction in full or in part or cancellation of any such liability;

(d)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.20      Rescission or Return of Payments. If at any time or from time to time, whether before or after payment and performance of the Obligations in full, all or any part of any amount received by Administrative Agent, Issuing Bank, or any Lender in payment of, or on account of, any Obligation is or must be, or is claimed to be, avoided, rescinded, or returned by Administrative Agent or any Lender to Borrower or any other Person for any reason whatsoever (including, without limitation, bankruptcy, insolvency, or reorganization of Borrower or any other Person), such obligation and any liens, security interests, and other encumbrances that secured such obligations at the time such avoided, rescinded, or returned payment was received by Administrative Agent, Issuing Bank or any Lender will be deemed to have continued in existence or will be reinstated, as the case may be, all as though such payment had not been received.

10.21      No Brokers. Except as disclosed to Administrative Agent in writing prior to the date of this Agreement, Borrower represents and warrants that it knows of no broker’s or finder’s fee due in respect of the transaction described in this Agreement and that it has not used the services of a broker or a finder in connection with this transaction.

10.22      USA PATRIOT ACT. The Administrative Agent hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Administrative Agent and each Lender to identify Borrower in accordance with the Act.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

BORROWER:	LANDSEA HOMES- WAB LLC, a Delaware limited liability company

	By:	/s/ John Ho
John Ho, Chief Executive Officer

ADMINISTRATIVE AGENT AND LENDER:	WESTERN ALLIANCE BANK, an Arizona corporation

	By:	/s/ John Eldean
	Name:	John Eldean
	Title:	SVP